SCHEDULE 14A
(RULE
14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.  )

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Filed by a Party other than the registrant
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☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-12
Aon plc
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Proxy Summary	1

Proposal 1—Election of Directors	8
Director Nominee Bios	9
Corporate Governance	15
Security Ownership of Directors and Executive Officers	24
Principal Holders of Voting Securities	25

Proposal 2—Advisory Resolution on Executive Compensation	26
Compensation Discussion and Analysis	27
Compensation Committee Report	41
Executive Compensation	42

Report of the Audit Committee	63

Proposal 3—Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm	65

Proposal 4—Resolution to re-appoint Ernst & Young Chartered Accountants as the Company’s Statutory Auditor Under Irish Law	66

Proposal 5—Resolution to authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law	66

Proposal 6—Resolution to Authorize the Board to Issue Class A Ordinary Shares Under Irish Law	67

Proposal 7—Resolution to Authorize the Board to Opt-Out of Statutory Pre-emption Rights Under Irish Law	68

Other Information	70

Questions and Answers About the 2024 Annual General Meeting and Voting	77

Appendix A	A-1

Notice of Annual General Meeting of Shareholders

Friday, June 21, 2024 8:30 a.m. Irish Standard Time	70 Sir John Rogerson’s Quay Dublin 2, Ireland

We are pleased to invite you to join the board of directors (the “Board” or the “Board of Directors”) and senior leadership at the Aon plc (“Aon” or the “Company”) annual general meeting of shareholders (the “Annual Meeting”) scheduled for Friday, June 21, 2024 at 8:30 a.m. Irish Standard Time.

Items of Business:

1.	By separate resolutions, to elect the 12 director nominees described in the proxy statement.

2.	To approve by an advisory resolution the compensation of the Company’s named executive officers.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (“Ernst & Young US”) for the fiscal year ending December 31, 2024.

4.	To re-appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law (“Ernst & Young Ireland”), to hold office until the conclusion of the Company’s next annual general meeting.

5.	To authorize the Board or the Audit Committee of the Board to determine the remuneration of Ernst & Young Ireland, in its capacity as the Company’s statutory auditor under Irish Law.

6.	To authorize the Board to issue Class A Ordinary Shares under Irish Law.

7.	To authorize the Board to opt-out of statutory pre-emption rights under Irish Law.

Shareholders are strongly encouraged to vote their shares by proxy in advance of the Annual Meeting by one of the methods described on pages 77-78 of the proxy statement. Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at meetnow.global/MLDMKCM, as further described on page 79 of the proxy statement. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. During the Annual Meeting, the Board will present, for consideration by the shareholders, the Company’s statutory financial statements under Irish law for the fiscal year ended December 31, 2023 (including the reports of the directors and the Irish statutory auditor thereon) and a review of the Company’s affairs. We urge you to read the attached proxy statement for additional information concerning the matters to be considered at the Annual Meeting. The proxy statement shall be deemed incorporated into this notice.

Holders of Class A Ordinary Shares at the close of business on April 12, 2024 can vote at the Annual Meeting. A shareholder of record entitled to attend and vote at the Annual Meeting may appoint one or more proxies to attend, speak, and vote on his or her behalf by any of the procedures set out below and on pages 77-78 of the proxy statement. A proxy holder need not be a shareholder of record. To be valid, a proxy must be received by the Company using one of such procedures no later than 5:00 pm (Irish Standard Time) on June 20, 2024, the proxy deadline.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 21, 2024.

The proxy statement and our Annual Report for the fiscal year ended December 31, 2023 are available at www.envisionreports.com/AON. Our Irish financial statements will be mailed to shareholders of record and made available at www.envisionreports.com/AON at least 21 days prior to the Annual Meeting. This notice and proxy statement are first being mailed or made available to shareholders on or about April 29, 2024.

By Order of the Board of Directors,

Darren Zeidel

Company Secretary

April 29, 2024

Your vote is important

Only holders of Class A Ordinary Shares as of the record date April 12, 2024 can vote at the Annual Meeting. Please cast your vote as soon as possible in one of the following ways:

Internet Online at www.envisionreports.com/AON and follow the instructions on your proxy card or notice of internet availability

Telephone Call 1-800-652-VOTE (8683)

Mail Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope

If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or through the Internet to your broker, bank, or other nominee, or request and return a paper proxy card to your broker, bank, or other nominee.

Proxy Summary

Voting Matters

Shareholders are being asked to vote on the following matters at the Annual Meeting:

Proposal	Our Board’s Recommendation
1. Resolutions Regarding the Election of Directors (page 8) The 12 nominees possess the necessary qualifications and diversity of perspectives to provide effective oversight of the Company.	FOR each nominee

2. Advisory Resolution on Executive Compensation (page 26)

The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers. The Board values shareholders’ opinions, and the Organization and Compensation Committee will take into account the outcome of the advisory vote when making future executive compensation decisions.

FOR

3. Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm (page 65)

The Board believes that the continued retention of Ernst & Young US to serve as our independent registered accounting firm is in the best interests of the Company and its shareholders.

FOR

4. Resolution to Re-Appoint Ernst & Young Ireland as the Company’s Statutory Auditor Under Irish law (page 66)

The Board believes that the continued retention of Ernst & Young Ireland to serve as our statutory auditor under Irish law from the conclusion of the Annual Meeting until the conclusion of the next annual general meeting of the Company is in the best interests of the Company and its shareholders.

FOR

5. Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law (page 66)

We are asking our shareholders to authorize the Board or the Audit Committee to determine Ernst & Young Ireland’s remuneration as our statutory auditor under Irish law.

FOR

6. Resolution to Authorize the Board to Issue Shares Under Irish Law (page 67)

We are asking our shareholders to authorize the renewal of the Board’s authority to issue authorized but unissued shares and to grant rights to acquire such shares with the terms set forth in the proposal.

FOR

7. Resolution to Authorize the Board to Opt-Out of Statutory Pre-Emption Rights Under Irish Law (page 68)

We are asking our shareholders to authorize the renewal of the Board’s current authority and power to opt-out of statutory pre-emption rights which are currently included in the Company’s Articles of Association.

FOR

We are providing the enclosed proxy materials to you in connection with the solicitation by the board of directors (the “Board”) of Aon plc (“Aon” or the “Company”) of proxies to be voted at the annual general meeting of shareholders to be held on June 21, 2024 (the “Annual Meeting”), or any adjournment or postponement thereof. The Annual Meeting will be held at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland. This proxy statement is first being mailed or made available to shareholders on or about April 29, 2024.

2024 Aon Proxy Statement  1

Who We Are

Aon is in the Business of Better Decisions

At Aon, we partner with our clients to help shape business decisions for the better. We give our clients the clarity and confidence to make better decisions that protect and grow their businesses.

At Aon, our values are the foundation of all we do. We are:

•	Committed as one firm to our purpose

•	United through trust as one inclusive, diverse team

•	Passionate about making our colleagues and clients successful

What We Do

Our Solutions

The end benefit of all that we do is enabling our clients to make better decisions to protect and grow their organizations.

Commercial Risk

Shifts in technology, economics and geopolitics are creating unprecedented volatility. We help clients identify, measure and manage their risk exposure.

Health

Health is declining, costs are rising and workers have vastly different needs. We help companies improve employee health and wellbeing while managing costs.

Reinsurance

Businesses, governments and communities need to become more resilient. Our expertise and insight help (re)insurers navigate uncharted territories and create more relevant solutions.

Wealth

Global business is becoming increasingly difficult to navigate. We help employers, fiduciaries and investment officers optimize results and provide a more secure future for their stakeholders.

ESG and Risk

Management of environmental, social and governance (ESG) risks is an increasingly important priority for our clients. We partner with our clients in offering solutions designed to address and manage ESG issues for our clients, including climate solutions to help assess, quantify and address risk.

As a professional services firm, Aon’s management and oversight of ESG risks is a priority. The Board (including through its committees) regularly reviews and discusses our ESG risks and opportunities, including Aon’s decarbonization and sustainability efforts and people-related risks, such as colleague satisfaction and engagement survey results, workforce diversity and inclusion, pay equity, colleague well-being and succession planning. We are committed to improving inclusion and wellbeing at Aon at all levels of our organization and have published our workforce diversity data in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We intend to make our EEO-1 Employer Information Summary Reports available on our website at www.aon.com. Our Board is committed to continued adherence to effective corporate governance best practices, including oversight of enterprise risk management.

2  2024 Aon Proxy Statement

2023 Highlights

In 2023, we delivered strong performance across each of our key metrics. We returned $3.2 billion of capital to shareholders through share repurchases and dividends, highlighting our strong cash flow generation and effective allocation of capital.

In assessing our performance, we focus on our performance against four non-GAAP metrics that we communicate to shareholders: organic revenue growth, adjusted operating margin, adjusted diluted earnings per share, and free cash flow. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. These non-GAAP metrics should be viewed in addition to, not instead of, our consolidated financial statements and notes thereto. A reconciliation of these non-GAAP metrics to the most directly comparable GAAP metrics is set forth in Appendix A to this proxy statement.

“Our strong performance in 2023 demonstrates how we are going further, faster with our 3x3 plan, which is an acceleration of our proven Aon United strategy.”
Greg Case, CEO

In 2023, we continued to deliver across these four metrics:

•

Total revenue growth was 7% compared to 2022, reflecting organic revenue growth of 7%, driven by the ongoing strength of our Aon United strategy, and a 2% favorable impact from fiduciary investment income, partially offset by a 2% unfavorable impact from acquisitions, divestitures and other.

•	Operating margin was 28.3% and adjusted operating margin was 31.6%, driven by revenue growth outpacing expense growth and long-term investments.

•

Diluted earnings per share was $12.51 and adjusted diluted earnings per share was $14.14, reflecting strong operational performance and effective capital management, highlighted by $2.7 billion of share repurchases during 2023, partially offset by an unfavorable impact from higher non-cash pension expense and other non-operating expenses.

•

Cash flows provided by operating activities was $3.4 billion in 2023, an increase of $216 million, or 7%, from $3.2 billion in 2022, reflecting strong operating income growth and overall working capital optimization, partially offset by higher cash tax payments and a negative impact to working capital due to temporary invoicing delays associated with the implementation of a new system. Free cash flow was $3.2 billion in 2023, an increase of $160 million, or 5%, from $3.0 billion in 2022, reflecting an increase in cash flows from operations, partially offset by a $56 million increase in capital expenditures.

2024 Aon Proxy Statement  3

Our Board of Directors

In January 2024, we announced that Jose Antonio Álvarez joined our Board effective January 24, 2024. Mr. Álvarez serves on the Audit Committee of the Board. In February 2024, we announced that Carolyn Y. Woo will be retiring from our Board effective at the Annual Meeting. Upon Dr. Woo’s retirement, our Board will be composed of 12 directors, 11 of whom are independent, including the Board Chair. It is a priority of the Governance/Nominating Committee to continue to identify candidates for the Board of Directors who have diverse backgrounds and bring fresh perspectives to the Board.

4  2024 Aon Proxy Statement

Directors

Name	Age	Director Since	Current Committee Membership	Other Boards†

Lester B. Knight, Chair*	65	1999	Executive Committee - Chair Governance/Nominating Committee - Chair Inclusion & Wellbeing Sub-Committee	—

Gregory C. Case, CEO	61	2005	Executive Committee Inclusion & Wellbeing Sub-Committee	1

Jose Antonio Álvarez*	64	2024	Audit Committee	2

Jin-Yong Cai*	64	2016	Finance Committee Organization and Compensation Committee	2

Jeffrey C. Campbell*	63	2018	Audit Committee - Chair Executive Committee Organization and Compensation Committee	1

Fulvio Conti*	76	2008	Audit Committee Executive Committee Finance Committee - Chair Governance/Nominating Committee	1

Cheryl A. Francis*	70	2010	Finance Committee Governance/Nominating Committee Inclusion & Wellbeing Sub-Committee - Chair Organization and Compensation Committee	2

Adriana Karaboutis*	61	2022	Audit Committee	2

Richard C. Notebaert*	76	1998	Executive Committee Finance Committee Governance/Nominating Committee Inclusion & Wellbeing Sub-Committee Organization and Compensation Committee - Chair	—

Gloria Santona*	73	2004	Audit Committee Governance/Nominating Committee Inclusion & Wellbeing Sub-Committee	—

Sarah E. Smith*	65	2023	Finance Committee	1

Byron O. Spruell*	59	2020	Audit Committee Inclusion & Wellbeing Sub-Committee Organization and Compensation Committee	—

Carolyn Y. Woo*††	69	1998	Audit Committee Organization and Compensation Committee	—

* Independent Director

† Number of other public company directorships or listed business development company trusteeships

†† Dr. Woo is retiring effective at the Annual Meeting

2024 Aon Proxy Statement  5

Corporate Governance Highlights

Aon’s commitment to good corporate governance is integral to our business. Highlights of our strong corporate governance practices include:

Annual election of all directors	Separation of Board Chair and CEO	Strong Board oversight of risk management programs

12 of 13 directors are independent	Directors elected by a majority of votes cast in an uncontested election	Active shareholder engagement

Regular executive sessions of the Board and its committees	Shareholder ability to call a special meeting	Robust share ownership guidelines for directors and senior executives

Annual evaluation process for the Board, Committees, and individual directors	Corporate Governance Guidelines include limitations on “overboarding”	Comprehensive director orientation program

2023 Executive Compensation Highlights

The core principle of our executive compensation program continues to be pay for performance, as we continue towards our goal of being the leading global professional services firm focused on risk, health, and wealth.

Leadership Performance Program. In early 2024, we settled performance share units (“PSUs”) granted to our NEOs in 2021 under our sixteenth LPP cycle (“LPP 16”). The settlement of those units in Class A Ordinary Shares was contingent upon achieving adjusted diluted earnings per share of at least $31.23 (threshold performance) over the performance period from January 1, 2021 to December 31, 2023, and reflects achievement of adjusted diluted earnings per share of $38.75, which exceeded the stretch performance level adjusted diluted earnings per share of $35.72. In 2023, we granted PSUs under our eighteenth LPP cycle (“LPP 18”) to each of our NEOs, which are expected to be settled in 2026 contingent upon the Company’s adjusted diluted earnings per share performance over the January 1, 2023 to December 31, 2025 performance period.

Annual Incentive Compensation. Annual incentives paid to our NEOs reflected our application of the incentive pool funding guidelines adopted by the Organization and Compensation Committee (the “Compensation Committee”), as well as the committee’s evaluation of each NEO’s contributions to our business and financial results, delivery of key strategic initiatives, and personal leadership qualities. The incentive pool funding guidelines included both a comparison of current year adjusted operating income results against the prior year and a People & Culture component, which assessed the Company’s progress on inclusion and diversity objectives. Annual incentives for 2023 were awarded to our NEOs in early 2024 following the Company’s achievement of adjusted operating income of $4,223 million. As part of the annual review process, Mr. Case proposed to the Compensation Committee that he and the other participants in the Senior Executive Incentive Compensation Plan receive annual incentives below the target amounts for fiscal 2023. Following their review of individual NEO performance and total incentive compensation outcomes, the Compensation Committee (and the independent members of the Board, in the case of Mr. Case) determined that each NEO receive 68% of his or her target annual incentive, other than Mr. Zeidel, who received an annual incentive of 96% of his target. For 2023, annual incentive awards to our NEOs were paid out entirely in PSUs, vesting on similar terms as LPP 19 awards, subject in addition to attainment of a share price hurdle, except that Mr. Zeidel received a portion ($250,000) of his earned annual incentive in cash.

6  2024 Aon Proxy Statement

Compensation-Related Best Practices

Our compensation philosophy and related governance features are complemented by several policies and practices designed to align our executive compensation program with the long-term interests of our shareholders, including the following:

Robust share ownership guidelines for senior executives and directors	Clawback and forfeiture provisions in the event of fraud or a material violation of Company policies	Annual say-on-pay vote for shareholders

Robust annual risk assessment of compensation programs, policies and practices	Inclusion & Diversity performance metric for determining executive annual incentives	Prohibition on hedging transactions by all employees and directors; prohibition on pledging by executive officers and directors

Pay for performance philosophy weighted towards variable at-risk performance-based compensation	No dividends or dividend equivalents on unvested performance share awards	Effective balance between differentiated short-term and long-term performance factors and incentives

2024 Aon Proxy Statement  7

Proposal 1 — Election of Directors

The Board of Directors unanimously recommends that shareholders vote “FOR” each nominee to serve as director.

What am I voting on?

The current members of the Board, other than Carolyn Y. Woo, who has decided to retire from the Board, are standing for election, in each case to serve until our 2025 annual general meeting. The 12 directors who are standing for election are named below.

The Governance/Nominating Committee of the Board (the “Governance/Nominating Committee”) has recommended to the Board that each director be nominated. With respect to Mr. Case, his employment agreement provides that he will be nominated for election as a director at each annual general meeting of shareholders during the period of his employment. All nominees for director have consented to being named in this proxy statement and have agreed to serve as directors if re-elected. We have no reason to believe that any of the nominees will not be available to serve as a director. However, if any nominee should become unavailable to serve for any reason, the proxies may be voted for such substitute nominees as may be designated by the Board, or the Board may reduce its size.

The term of each director expires at the next annual general meeting of shareholders, and each director will continue in office until the election of his or her respective successor or until his or her earlier resignation or removal in accordance with the Company’s articles of association (the “Articles”) or the Irish Companies Act 2014, as amended (the “Irish Companies Act”). Consistent with the terms of the Articles, the Board currently is authorized to have up to 21 directors, and the number of directors was most recently set by the Board at 13. Carolyn Y. Woo has decided to retire from the Board effective at the Annual Meeting. Following Dr. Woo’s retirement, the Board expects to reduce the size of the Board to 12. Due to Dr. Woo’s retirement, there are fewer director nominees named in the proxy statement than the number fixed pursuant to the Company’s Articles. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our governing documents provide that a director nominee be elected by a majority of votes cast in an uncontested election. If an incumbent director nominee fails to receive a majority of the votes cast in an election that is not a contested election, the director must offer to tender a resignation, and the Board shall decide, through a process managed by the Governance/Nominating Committee, whether to accept or reject the resignation or whether other action shall be taken. In reaching its decision, the Governance/Nominating Committee and the Board may consider any factors they deem appropriate and relevant. The Board will act on the recommendation of the Governance/Nominating Committee at its next regularly scheduled meeting and will promptly disclose the rationale for its decision in a Form 8-K furnished to the SEC. A shareholder may: (i) vote for the election of a nominee; (ii) vote against the election of a nominee; or (iii) abstain from voting on a nominee. Unless an executed proxy contains instructions to the contrary, it is assumed that the proxy will be voted “FOR” the re-election of each nominee named on the following pages.

The form of shareholder resolution for this proposal is below:

RESOLVED THAT, the following individuals be, and each hereby is, by way of separate ordinary resolution, re-elected to serve as director until the election of his or her respective successor or until his or her earlier removal or resignation pursuant to the Articles or the Irish Companies Act:

Lester B. Knight Jose Antonio Álvarez Jin-Yong Cai Jeffrey C. Campbell Gregory C. Case Fulvio Conti	Cheryl Francis Adriana Karaboutis Richard C. Notebaert Gloria Santona Sarah E. Smith Byron O. Spruell

Aon values a number of attributes and criteria when identifying nominees to serve as a director, including professional background, expertise, reputation for integrity, business, financial and management experience, leadership capabilities, and diversity. We believe all of the nominees are individuals with a reputation for integrity, demonstrate strong leadership capabilities, and are able to work collaboratively to make contributions to the Board and management. Biographical information about the nominees and the experience, qualifications, attributes, and skills considered by our Governance/Nominating Committee and the Board in determining that the nominees should serve as a director appears below.

8  2024 Aon Proxy Statement

Director Nominee Bios

Committees: • Executive Committee (Chair) • Governance/Nominating Committee (Chair) • Inclusion & Wellbeing Sub-Committee Director Since: 1999 Age: 65

Lester B. Knight

Mr. Knight is a Founding Partner of RoundTable Healthcare Partners and the former Vice Chairman and director of Cardinal Health, Inc., a diversified healthcare service company. Mr. Knight was Chairman of the Board and Chief Executive Officer of Allegiance Corporation from 1996 until February 1999, and had been with Baxter International, Inc. from 1981 until 1996, where he served as Corporate Vice President from 1990, Executive Vice President from 1992 and as a director from 1995. Mr. Knight became Chairman of the Board of Directors of Aon in August 2008. He is a life director of NorthShore University Health System and Junior Achievement of Chicago, a life Trustee of Northwestern University and a member of the Civic Committee of The Commercial Club of Chicago.

Skills & Qualifications:

Mr. Knight’s experience as the founder of a private equity firm focused on investing in the healthcare industry, his executive background at several leading healthcare companies, and his financial and investment expertise provides the Board with executive leadership and oversight experience. In addition, his role in chairing our Governance/Nominating Committee and his previous leadership and Board experience at other public companies position him to effectively lead the Board. Mr. Knight provides valuable perspectives with his broad experience in corporate governance, strategic transactions, business transformation and growth and oversight.

Committees: • Executive Committee • Inclusion & Wellbeing Sub-Committee Director Since: 2005 Age: 61

Gregory C. Case

Mr. Case has served as Chief Executive Officer and a director of Aon since April 2005. Mr. Case served as Aon’s President from 2005 to 2018. Prior to joining Aon, Mr. Case was with McKinsey & Company, the global management consulting firm, for 17 years where he served on the governing Shareholders’ Council and as head of the Global Insurance and Financial Services Practice. Prior to joining McKinsey, Mr. Case was with the investment banking firm of Piper, Jaffray and Hopwood and the Federal Reserve Bank of Kansas City. Mr. Case is a director of Discover Financial Services.

Skills & Qualifications:

As Chief Executive Officer of Aon, Mr. Case brings to the Board his day-to-day experiences leading Aon’s colleagues serving clients across Commercial Risk, Reinsurance, Health, and Wealth solution lines, and his intimate knowledge of Aon’s business and operations. Mr. Case’s background as a management consultant, including in the global insurance and financial services areas, brings critical industry and business development knowledge to the Board. His extensive and specific knowledge of Aon and its businesses enables him to keep the Board apprised of the most significant developments impacting the Company and to guide the Board’s discussion and review of the Company’s strategy.

2024 Aon Proxy Statement  9

Committees: • Audit Committee Director Since: 2024 Age: 64

Jose Antonio Álvarez

Mr. Álvarez is the former Chief Executive Officer of Banco Santander, S.A., a Spanish multinational financial services company, and currently serves as Vice Chair and a non-executive director of Santander. Mr. Álvarez first joined Santander in 2002 and served as Executive Vice President and Chief Financial Officer from 2004 to 2014. In 2015, Mr. Álvarez was appointed Chief Executive Officer of Santander and served in that role until his retirement in 2022.

Mr. Álvarez previously served as a member of the supervisory boards of Santander Consumer Bank AG, Santander Consumer Holding GmbH and Santander Bank Polska, S.A., and as a director of SAM Investments Holdings Limited, Santander Consumer Finance, S.A. and Santander Holdings USA, Inc. In addition, Mr. Álvarez previously served as a board member of Bolsas y Mercados Españoles, S.A. Mr. Álvarez is currently Vice Chair and a non-executive director of Banco Santander (Brasil) S.A.

Skills & Qualifications:

Mr. Álvarez’s experience as former Chief Executive Officer, and previously Chief Financial Officer, of a multinational financial services company provides the Board with deep knowledge and expertise in international finance, and unique insights into emerging and global markets and investments. In addition, as a member and prior member of the board of directors of several international companies that invest globally, Mr. Álvarez brings substantive expertise in business strategy in international markets, as well as business transformation and risk management, to the Board. Mr. Álvarez’s extensive financial background and experience has led the Board to determine that he is an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”).

Committees: • Finance Committee • Organization and Compensation Committee Director Since: 2016 Age: 64

Jin-Yong Cai

Mr. Cai is a Partner at Global Infrastructure Partners, a global private equity investment firm. Prior to his current position, Mr. Cai was a Partner at TPG Capital, L.P., a global private equity investment firm. From 2012 to 2016, Mr. Cai was the Chief Executive Officer of the International Finance Corporation, a member of the World Bank Group and the largest global development institution focused on private sector development. Before the International Finance Corporation, Mr. Cai worked in the financial services industry for nearly two decades, including 12 years with Goldman Sachs Group, as a Partner and its top executive in China. He began his career at the World Bank Group. Mr. Cai is a director of PetroChina Company Limited and Syngenta Group.

Skills & Qualifications:

Mr. Cai’s experience in global finance and international business, particularly in the Asia-Pacific region, enhances the Board’s global perspectives. Mr. Cai’s increased level of financial literacy and extensive background with international finance and global management, including areas relating to investment banking and private equity, provide valuable perspective and knowledge relating to financial risk and risks related to the Company’s international activities and growth strategies.

10  2024 Aon Proxy Statement

Committees: • Audit Committee (Chair) • Executive Committee • Organization and Compensation Committee Director Since: 2018 Age: 63

Jeffrey C. Campbell

Mr. Campbell served as Chief Financial Officer of American Express Company, from July 2013 until August 2023, and as Vice Chairman from April 2021 to March 2024. From 2004 to 2013, Mr. Campbell served as Executive Vice President and Chief Financial Officer at McKesson Corporation, a leading healthcare services, information technology and distribution company. Prior to his time at McKesson, Mr. Campbell spent 13 years at AMR Corporation and its principal subsidiary, American Airlines, ultimately becoming its Chief Financial Officer in 2002. He serves as the Lead Director and Chair of the Audit Committee of Hexcel Corporation. Mr. Campbell is also a board member of The Julliard School and the Lincoln Center for the Performing Arts, and is the Chair of the Lincoln Center Corporate Fund.

Skills & Qualifications:

Having served as chief financial officer of three multinational, publicly traded companies, Mr. Campbell adds financial expertise and risk management leadership to the Board. His significant business experience, deep financial acumen and leadership in the development of diverse talent provide the Board and its committees with valuable management perspective. He also brings to the Board substantial experience in the areas of compliance, risk oversight, corporate finance and strategy, as well as knowledge and experience relating to the financial services sector. This experience has also led the Board to determine that Mr. Campbell is an “audit committee financial expert” as defined by the SEC.

Committees: • Finance Committee (Chair) • Audit Committee • Executive Committee • Governance/Nominating Committee Director Since: 2008 Age: 76

Fulvio Conti

Mr. Conti served as Chairman of TIM SpA, a leader in the telecommunications market in Italy, from May 2018 to September 2019. He served as Chief Executive Officer and General Manager of Enel SpA, Italy’s largest power company, from May 2005 to May 2014. From 1999 until 2005, he served as Chief Financial Officer of Enel. Mr. Conti has a financial and industrial career spanning over 40 years. Prior to joining Enel, SpA, he was the Chief Financial Officer and general manager of Ferrovie dello Stato SpA and Telecom Italia SpA. From 1970 to 1990, he held many roles at Mobil Oil Corporation in Italy and other countries, including as Chief Financial Officer of Mobil Oil Europe and Chief Operating Officer of Mobil Plastics Europe. From 1991 to 1995, Mr. Conti was Chief Financial Officer of Montedison-Compart, SpA. Mr. Conti currently serves as Chairman of Innova Italy Srl, Chairman of SGI SpA (Societa’ Gasdotti ltalia SpA), and chairman of Fondo Italiano Efficienza Energetica (FIEE SGR SpA). In addition, Mr. Conti serves as a director of Take Off SpA. Mr. Conti previously served as a non-executive director of Barclays plc, RCS Mediagroup and director of the Italian Institute of Technology as well as Unidad Editorial SA. In 2009, he was appointed “Cavaliere del Lavoro” of the Italian Republic and in December of that year he became “Officier de la Légion d’Honneur” of the French Republic.

Skills & Qualifications:

Mr. Conti’s background as a chief executive officer and chief financial officer of a large international energy company, his familiarity with international business and finance activities, particularly in the European Union, and his global financial and management experience bring financial expertise and global leadership to the Board. In addition, Mr. Conti’s background as a chief financial officer of a multinational utility provides a knowledgeable resource on matters relating to financial reporting and treasury. His experience has also led the Board to determine that Mr. Conti is an “audit committee financial expert” as defined by the SEC.

2024 Aon Proxy Statement  11

Committees: • Inclusion & Wellbeing Sub-Committee (Chair) • Finance Committee • Governance/Nominating Committee • Organization and Compensation Committee Director Since: 2010 Age: 70

Cheryl A. Francis

Ms. Francis served as Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons Co., a publicly traded print media company, from 1995 until 2000. Since 2000, Ms. Francis has served as a business consultant and, since August 2008, as Co-Chair of the Corporate Leadership Center. From 2002 until 2008, she served as Vice Chairman of the Corporate Leadership Center. Prior to her role at R.R. Donnelley, Ms. Francis served on the management team of FMC Corporation and its subsidiary, FMC Gold, including serving as Chief Financial Officer of FMC Gold from 1987 through 1991, and Treasurer of FMC Corporation from 1993 through 1995. She was also an adjunct professor for the University of Chicago Graduate School of Business from 1991 through 1993. Ms. Francis currently serves as a director of HNI Corporation and Morningstar, Inc., and previously served as a director of Hewitt Associates, Inc. from 2002 until the Company’s acquisition of Hewitt Associates, Inc. in 2010.

Skills & Qualifications:

Ms. Francis’s background as a chief financial officer of a large publicly traded company provides the Board with an increased level of financial literacy. In addition, her role as a Board member of other public companies provides valuable perspective on matters of risk oversight, corporate governance and strategy. As Co-Founder of the Corporate Leadership Center’s CEO Perspectives and Leading Women Executives, Ms. Francis is a leading voice on inclusion and leadership development.

Committees: • Audit Committee Director Since: 2022 Age: 61

Adriana Karaboutis

From 2017 to August 2023, Ms. Karaboutis served as Chief Information and Digital Officer of National Grid PLC, one of the world’s largest public utility companies focused on transmitting and distributing electricity and gas in the UK and northeast US. She previously served as Executive Vice President, Technology, Business Solutions and Corporate Affairs at Biogen Inc., a global biotechnology company, from September 2014 to March 2017. In that role, she introduced leading digital and data science capabilities that unlocked value across the drug discovery, development, and delivery processes. From December 2015, she also oversaw global public affairs, government affairs, public policy and patient advocacy. From March 2010 to September 2014, Ms. Karaboutis was Vice President and Global Chief Information Officer of Dell, Inc., a global technology company. Ms. Karaboutis previously spent more than 20 years at General Motors Company and Ford Motor Company in various international leadership positions, including global production planning, computer-integrated manufacturing, supply chain operations and information technology. Ms. Karaboutis serves as a director of Perrigo Company plc, a global over-the-counter consumer goods and pharmaceutical company, and Savills plc, a British real estate services company. She previously served on the boards of directors of Aspen Technology, Advance Auto Parts and Blue Cross Blue Shield of Massachusetts.

Skills & Qualifications:

Ms. Karaboutis’ background as a chief information officer for a public utility company and a global technology company provides the Board with valuable insight and experience in technology, cybersecurity, data privacy and data security matters. In addition, Ms. Karaboutis’ experience in developing and delivering digital solutions and data science capabilities enhances the Board’s perspective in innovative strategies. Ms. Karaboutis’ role as a current and former board member of multiple public companies provides valuable perspective on matters of risk oversight, corporate governance and executive management.

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Committees:

• Organization and Compensation Committee (Chair)

• Executive Committee

• Finance Committee

• Governance/Nominating Committee

• Inclusion & Wellbeing Sub- Committee

Director Since: 1998

Age: 76

Richard C. Notebaert

From June 2002 until August 2007, Mr. Notebaert served as Chairman and Chief Executive Officer of Qwest Communications International Inc., a leading provider of broadband Internet-based data, voice and image communications. He previously served as President and Chief Executive Officer of Tellabs, Inc., which designs and markets equipment to providers of telecommunications services worldwide, from August 2000 to June 2002, and as a director of Tellabs from April 2000 to June 2002. He served as Chairman of the Board and Chief Executive Officer of Ameritech Corporation, a full-service communications company, from 1994 until 1999. Mr. Notebaert first joined Ameritech Communications in 1983 and served in significant positions within the Ameritech organization before his election as Vice Chairman in January 1993, President and Chief Operating Officer in June 1993 and President and Chief Executive Officer in January 1994. Mr. Notebaert is a Trustee Emeritus of the Board of Trustees of the University of Notre Dame. Mr. Notebaert previously served as a director of American Electric Power and Cardinal Health, Inc., and as Chairman of the Board of Trustees of the University of Notre Dame.

Skills & Qualifications:

Mr. Notebaert’s background as a chairman and chief executive officer of several large international communications companies provides the Board with substantial management expertise, including in the areas of global operations, technology and innovation and strategic planning. In addition, Mr. Notebaert’s executive and board leadership experience provides valuable perspectives on matters of risk oversight, corporate governance and executive management.

Committees: • Audit Committee • Governance/Nominating Committee • Inclusion & Wellbeing Sub-Committee Director Since: 2004 Age: 73

Gloria Santona

Ms. Santona served as Of Counsel at Baker McKenzie, an international law firm, from 2018 to 2022. Prior to Baker McKenzie, Ms. Santona served as Executive Vice President, General Counsel and Secretary of McDonald’s Corporation from 2001 to 2017 when she retired. After joining McDonald’s in 1977, Ms. Santona held positions of increasing responsibility in the legal department, serving as U.S. General Counsel from December 1999 to June 2001 and corporate General Counsel from 2001 to 2017. She is a member of the Board of Trustees of Rush University Medical Center and former member of the Board of Directors of the American Society of Corporate Secretaries, the Association of Corporate Counsel and the Minority Corporate Counsel Association. Ms. Santona is also a former member of the Board of Trustees of the Chicago Zoological Society and the Chicago Symphony Orchestra, and the Board of Directors of The Chicago Network, the Chicago Food Depository and the National Immigrant Justice Center.

Skills & Qualifications:

Ms. Santona’s legal background, including her experience serving as a general counsel and secretary of a large international corporation, brings critical perspective to the Board and enhances the Board’s global risk oversight capabilities. Ms. Santona’s diverse legal background contributes corporate governance, legal, regulatory and compliance expertise and further brings valuable perspective on long-term growth strategy planning. Under Ms. Santona’s leadership, McDonald’s legal department won numerous awards for its commitment to inclusivity and pro bono, and Ms. Santona’s continuing service and leadership at non-profit organizations deepens the Board’s expertise on social and governance priorities.

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Committees: • Finance Committee Director Since: 2023 Age: 65

Sarah E. Smith

Ms. Smith is a former member of the Management Committee of The Goldman Sachs Group, Inc., a global investment banking, securities and investment management firm. Ms. Smith joined Goldman Sachs in 1996 and was named Managing Director in 1998 and Partner in 2002. During her tenure, Ms. Smith served as the Controller and Chief Accounting Officer of the firm until 2017, and subsequently as the Chief Compliance Officer from 2017 to 2020. Ms. Smith then served as Senior Advisor to Goldman Sachs from 2020 until her retirement in 2021. Prior to joining Goldman Sachs, Ms. Smith worked in the National and Audit practices of KPMG in both London and New York and held several finance positions at Bristol-Myers Squibb. Ms. Smith is a member of the Board of Trustees of the Financial Accounting Foundation since September 2020. Ms. Smith attended City of London University (Dip. Acc), and is a Fellow of the Institute of Chartered Accountants in England and Wales. Ms. Smith serves as a Trustee of the Nuveen Churchill Private Capital Income Fund and as a board member for three private companies: Klarna Bank A.B., Via Transportation and 98point6.

Skills & Qualifications:

Ms. Smith’s background as a chief accounting officer and chief compliance officer provides the Board with an increased level of financial literacy and enhances the Board’s expertise in the oversight of risk management and compliance. In addition, Ms. Smith’s experience in the investment banking and asset management industries brings valuable insight to the Company’s business operations in professional and financial services.

Committees: • Audit Committee • Organization and Compensation Committee • Inclusion & Wellbeing Sub-Committee Director Since: 2020 Age: 59

Byron O. Spruell

Mr. Spruell is the President of League Operations at the National Basketball Association, a position he has held since August 2016. Prior to joining the National Basketball Association, Mr. Spruell spent 20 years at Deloitte LLP, most recently as its Vice Chairman, Central Region Marketplace Leader and Chicago Managing Principal. He serves on several non-profit boards, including the University of Notre Dame Board of Trustees, the Museum of Science and Industry, Metropolitan Family Services in Chicago and the Jackie Robinson Foundation.

Skills & Qualifications:

Mr. Spruell’s background in a professional services firm and as a current executive at the National Basketball Association provides the Board with valuable experience in operations management, agility, talent development, application of analytics and innovation, business continuity and colleague health and wellness. Mr. Spruell’s experiences at Deloitte LLP and as Chair of the Audit Committee of the University of Notre Dame’s Board of Trustees further elevates the Board’s financial and accounting expertise. Additionally, Mr. Spruell’s service on non-profit boards enhances the Board’s perspectives around community engagement and social impact.

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Corporate Governance

We are committed to effective corporate governance, which we believe helps us sustain our success and build long-term value for our shareholders and other stakeholders. Aon’s Corporate Governance Guidelines provide the framework for our system of corporate governance, which, together with our committee charters and Code of Business Conduct, set forth standards of conduct for employees, officers and directors. The Board and its committees provide oversight of Aon’s overall performance, strategic direction, and executive management team performance, including management of the Company’s top risks and mitigation plans. The Board also reviews major initiatives and transactions and advises on key financial and business matters. The charter of each standing committee and sub-committee, the Corporate Governance Guidelines, and the Code of Business Conduct are available on the corporate governance section of our website at http://www.aon.com/about-aon/corporate-governance/corporate-governance.jsp. For more information about our Board’s and management’s oversight of risk, including oversight of key ESG risks, please see “Board Role in Risk Oversight” below.

Corporate Governance Best Practices

Board Independence. All of our directors are independent, with the exception of our Chief Executive Officer.

Independent Chair. We have had an independent chair Board leadership structure since 2008.

Inclusion & Wellbeing Sub-Committee. The Inclusion & Wellbeing Sub-Committee of the Governance/Nominating Committee helps to ensure focused evaluation, oversight and management of Aon’s inclusion and wellbeing strategies and initiatives.

Annual Elections with Majority Voting. Directors are elected annually by a majority of votes cast in an uncontested election.

Robust Year-Round Shareholder Engagement Program. Aon seeks input from shareholders to better understand shareholder perspectives on long-term strategy, governance, executive compensation and other topics.

Annual Board, Committee and Director Peer Evaluations. Annually, Aon’s directors review and complete evaluations on Board effectiveness, committee performance and individual peer assessment.

Shareholder Right to Call a Special Meeting. Our shareholders owning 10% of our shares may request that the company call an extraordinary general meeting, in accordance with the requirements of the Irish Companies Act.

Share Ownership Guidelines. We maintain robust share ownership guidelines for our directors and senior executives.

Executive Sessions. Our independent directors meet regularly in executive sessions.

Prohibitions on Hedging and Pledging Company Shares. Our Board has adopted an insider trading policy which, among other things, specifically prohibits all employees and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts and other swap, hedging and derivative transactions relating to our securities. The policy also specifically prohibits our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Board Leadership Structure

The positions of Chief Executive Officer and Chair of the Board are currently held by separate individuals. Lester Knight has served as the Non-Executive Chair of the Board since 2008. The position of Non-Executive Chair is independent from management. As Non-Executive Chair, in addition to serving as liaison between the Board and management, Mr. Knight sets the agendas for, and presides over, the Board meetings and also chairs executive sessions of the non-management directors. Our Chief Executive Officer is also a member of the Board and participates in its meetings. The Board believes the separation of the positions of Chief Executive Officer and Chair is the appropriate structure at this time as it allows our Chief Executive Officer to focus on the management of the Company and the Chair to ensure that the Board is focused on its oversight responsibilities, including independent oversight of management, and best serves the company and its shareholders. The structure facilitates robust communications between management and the Board and provides effective oversight by independent directors, including oversight of risks. The Board regularly assesses its leadership structure from time to time to ensure that the leadership structure is the most appropriate for the Company.

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Board Role in Risk Oversight

Risk is inherent and evolving in every business, and how well a business manages risk can ultimately determine its success. Our enterprise risk management (“ERM”) program covers the range of material risks to Aon, including strategic, operational, financial, compliance, human capital, technology, security and ESG risks (including climate and human capital management risks). The Board oversees Aon’s risk management program and allocates certain oversight responsibilities to its committees or any sub-committee, as appropriate. Each committee regularly reports to the Board on risk matters under its purview. The Board and its committees regularly review our risk management policies, processes and controls.

Management carries out the daily processes, controls, and practices of our risk management program, many of which are embedded in our operations. In addition, as part of our ERM process, management identifies, assesses, prioritizes, and develops mitigation plans for Aon’s top risks. The Board believes that establishing the right tone at the top and maintaining full and open communication between management and the Board are essential for effective risk management and oversight. As such, the Board and the committees regularly review and discuss with management the Company’s risk landscape, ERM governance, and progress on key risk management priorities, including emerging risks associated with growth initiatives and changing geopolitical and macroeconomic conditions. Throughout the year, the Board and the committees review the Company’s management of risk, including but not limited to the areas of cybersecurity and data security, data privacy, business continuity, compliance with government regulations, errors & omissions claims, financial performance, liquidity, taxes, mergers and acquisitions, and human capital management.

In addition, members of senior management attend Board and committee meetings (including private sessions with independent directors when invited) and are available to address any questions or concerns raised by the Board related to risk management and any other matters. For more information on committee responsibilities with respect to risk oversight, please see the section titled “Board of Directors and Committees” below.

Cybersecurity, Data Security, and Data Privacy Risk Management and Board Oversight

Cybersecurity, data security, and data privacy matters are an important focus of our Board’s oversight of risk. The Company’s management, including the Chief Security Officer (CSO), regularly presents (no less than twice annually) to the Audit Committee of the Board regarding cybersecurity, data security, and data privacy matters.

Aon strives to protect the personal and confidential data of our clients and our colleagues. To do so, Aon engages in a risk-based approach to adopting and implementing appropriate technical, organizational, administrative, and physical safeguards for cybersecurity. Aon has established a Global Privacy Office led by a Chief Privacy Officer and comprised of full-time privacy professionals located around the globe, responsible for implementing Aon’s data privacy program, and designing and developing data privacy compliance solutions. In addition, Aon maintains a Global Security Services organization, led by a CSO, with dedicated security personnel responsible for protecting Aon’s people, property and information. Refer to Part I, Item 1C of Aon’s Annual Report on Form 10-K for the year ended December 31, 2023, for further information regarding Aon’s cybersecurity and risk management.

Oversight of ESG Risks and Opportunities

Our Board and management recognize that the full spectrum of ESG risks are evolving in their significance to the business, and accordingly, oversight of ESG risks is a continuing and dynamic commitment. The Board reviews Aon’s ESG and climate strategy and, more generally, the Board (including through its committees) oversees the company’s ESG risks and opportunities, including human capital management, governance, climate, executive compensation, inclusion and data security and privacy. The full Board (or its committees) regularly reviewed and discussed people-related risks and opportunities, including colleague satisfaction and engagement survey results, pay equity, colleague wellbeing, succession planning, employment law matters and ethics matters. The full Board reviewed progress against Aon’s inclusion and wellbeing strategy and initiatives. For more information on Aon’s ESG efforts, please see our latest Aon Impact Report, which can be found on the Company’s website, www.aon.com. The information in the Aon Impact Report or otherwise on the Company’s website is not incorporated by reference into, and does not form part of, this proxy statement.

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Director Independence

Aon’s Corporate Governance Guidelines require that a majority of directors meet the independence requirements of NYSE. The Corporate Governance Guidelines further provide that each of the Audit Committee, Governance/Nominating Committee and Compensation Committee be composed entirely of independent directors.

The Board has affirmatively determined that each nominee for director other than Mr. Case is independent. Mr. Case is considered a management director because of his position as our Chief Executive Officer. In addition, the Board has affirmatively determined that J. Michael Losh, who retired as a director effective as of June 16, 2023, was independent during the time he served on the Board and that Dr. Woo, who will be retiring from the Board effective as of the Annual Meeting, is independent.

In determining that each of the non-management directors is independent, the Board also considered the following relationships that it deemed were immaterial to such director’s independence:

•

With respect to Mr. Knight, Mr. Campbell, Ms. Karaboutis, and Mr. Spruell, the Board considered that, in the ordinary course of business, Aon has sold services to, or received services from, a company or other entity at which the director is (or during 2023 was) an employee and the amount that we received from or paid to the entity in any of the previous three fiscal years was below the greater of $1 million or two percent (2%) of that entity’s annual revenue; and

•

With respect to Mr. Knight, Mr. Álvarez, Ms. Francis, Mr. Notebaert, Ms. Santona, and Mr. Spruell, the Board considered that Aon or certain of its affiliates made charitable contributions in 2023 to organizations in which the director or the director’s spouse was an officer, director, or trustee. In each case, the amount that we contributed was below the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenue.

Board of Directors and Committees

The Board met six times in 2023. All nominees for director who served as a director in 2023 attended at least 75% of the total meetings of the Board and the standing committees and sub-committees on which they served during the period for which they served. In accordance with NYSE rules and the Governance Guidelines, non-management directors meet regularly in executive session without management. Mr. Knight, the Non-Executive Chair, chairs these executive sessions.

The Board has five standing committees: the Executive Committee, the Audit Committee, the Finance Committee, the Governance/Nominating Committee and the Compensation Committee. The Board has also established the Inclusion & Wellbeing Sub-Committee as a standing sub-committee of the Governance/Nominating Committee. The Board previously maintained a Compliance Sub-Committee of the Audit Committee. In February 2024, the Compliance Sub-Committee was dissolved, and its responsibilities reverted to the Audit Committee.

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Executive Committee

When the Board is not in session, the Executive Committee is empowered to exercise the power and authority in the management of the business and affairs of Aon as would be exercised by the Board, subject to certain exceptions.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The primary purposes of the Audit Committee are to assist the Board with the oversight of: (i) the integrity of Aon’s financial statements, financial reporting process and internal controls; (ii) Aon’s compliance with legal and regulatory requirements and compliance and ethics programs, policies and procedures; (iii) the engagement of Aon’s independent auditor and its qualifications, independence and performance; (iv) subject to the provisions of Irish law, the appointment and performance of Aon’s statutory auditor as required under Irish law; and (v) the performance of Aon’s internal audit function. The Audit Committee is authorized to retain outside counsel or other experts as it deems appropriate to carry out its duties and responsibilities.

The Board has also delegated to the Audit Committee the primary responsibility for the oversight of the Company’s risk management. The Audit Committee reviews and discusses with management Aon’s guidelines and policies with respect to risk assessment and enterprise risk management, including the major financial risk exposures facing the Company and the steps management has taken to monitor and control such exposures. The Audit Committee also has primary responsibility for oversight of cybersecurity risk and engages in regular discussion with management regarding cybersecurity risk mitigation and incident management. The Audit Committee also has general oversight responsibility for the Company’s legal, regulatory, and ethics policies and programs and annually reviews the adequacy of those policies and programs, including Aon’s Code of Business Conduct. In addition, the Audit Committee periodically reviews with management any material correspondence with, or other action by, regulators or governmental agencies.

The current members of the Audit Committee are Jeffrey C. Campbell, Jose Antonio Álvarez, Fulvio Conti, Adriana Karaboutis, Gloria Santona, Byron O. Spruell and Carolyn Y. Woo. In 2023, the Audit Committee met nine times. The Board has determined that each of the members of the Audit Committee is independent as defined by the rules of the NYSE and under the Company’s categorical independence standards, as well as Rule 10A-3 under the

Exchange Act. In addition, as required by the rules of the NYSE, the Board has determined that all of the Audit Committee members are financially literate, and that Mr. Álvarez, Mr. Campbell, and Mr. Conti are “audit committee financial experts” within the meaning of rules promulgated by the SEC.

Additional information regarding the Audit Committee’s responsibilities may be found in this proxy statement in the section captioned “Report of the Audit Committee.”

Finance Committee

The Finance Committee is responsible for assisting the Board with monitoring and overseeing Aon’s balance sheet, including Aon’s capital management strategy, capital structure, investments, returns, and related policies. The Finance Committee also reviews certain proposed mergers, acquisitions, divestitures, and strategic and passive investments. In addition, the Finance Committee oversees the financial, investment, and actuarial policies and objectives of Aon’s U.S. tax-qualified defined benefit plans, reviews the investment performance of non-U.S. benefit and retirement plans and reviews Aon’s major insurance programs.

The current members of the Finance Committee are Fulvio Conti, Jin-Yong Cai, Cheryl Francis, Richard Notebaert, and Sarah Smith. Each member of the Finance Committee is independent as defined in the independence standards of the NYSE. The Finance Committee met five times during 2023.

Governance/Nominating Committee

The Governance/Nominating Committee oversees the risks associated with Aon’s overall governance and: (i) identifies and recommends to the Board candidates for service on the Board; (ii) reviews and recommends the re-nomination of incumbent directors for each annual general meeting; (iii) reviews and recommends Board committee appointments; and (iv) leads the annual performance evaluation of the Board and its committees. In addition, the Governance/Nominating Committee develops and recommends the Governance Guidelines to the Board, reviews related person transactions, and annually reviews compliance with share ownership guidelines.

The current members of the Governance/Nominating Committee are Lester Knight, Fulvio Conti, Cheryl Francis, Richard Notebaert, and Gloria Santona. Each member of the Governance/Nominating Committee is independent as defined in the independence standards of the NYSE. The Governance/Nominating Committee met four times during 2023.

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Inclusion & Wellbeing Sub-Committee

In light of the importance of the evaluation, oversight, and management of Aon’s inclusion and wellbeing strategies and initiatives, the Board formed the Inclusion & Wellbeing Sub-Committee (previously named the Inclusion & Diversity Sub-Committee), a standing sub-committee of the Governance/Nominating Committee. The primary responsibilities of the Inclusion & Wellbeing Sub-Committee are to: (i) oversee management’s inclusion and wellbeing strategy and initiatives, including the efforts of the Company’s Global Inclusive Leadership Council; (ii) periodically review and monitor the Company’s policies and practices with respect to inclusion, wellbeing, and equal employment opportunity; and (iii) perform any other duties as directed by the Governance/Nominating Committee or the Board.

The current members of the Inclusion and Wellbeing Sub-Committee are Cheryl Francis, Gregory Case, Lester Knight, Richard Notebaert, Gloria Santona, and Byron Spruell. The Inclusion & Wellbeing Sub-Committee met four times during 2023.

Compensation Committee

The Compensation Committee assists the Board in carrying out its overall responsibilities with regard to executive compensation, including oversight of the determination and administration of our compensation philosophy, policies, programs and plans for executive officers and non-management directors. The Compensation Committee annually reviews and determines the compensation of Aon’s executive officers, including our Chief Executive Officer, subject, in the case of the Chief Executive Officer, to the input of the other independent members of the Board. The Compensation Committee consults with our Chief Executive Officer on, and directly approves, the compensation of other executive officers, including special hiring and severance arrangements.

In compliance with the committee charter, the Compensation Committee may establish subcommittees consisting of one or more members or other independent directors and may delegate to such subcommittees and management power and authority to carry out such duties as the Compensation Committee may delegate.

The Compensation Committee administers the Aon plc 2011 Incentive Plan, as amended and restated (and its predecessor plans) (the “Shareholder-Approved Plan”), including granting equity (other than awards to our Chief Executive Officer, which awards are approved by the independent members of the Board) and interpreting the Shareholder-Approved Plan, and has certain settlor responsibilities with respect to our other U.S. employee benefit programs. In addition, the Compensation Committee reviews and makes recommendations to the Board concerning non-management director compensation and certain amendments to U.S. employee benefit plans and equity plans. The Compensation Committee reviews and discusses the compensation disclosures contained in the proxy statement. As part of these duties, the Compensation Committee reviews the risks associated with Aon’s compensation practices, including an annual review of Aon’s risk assessment of its compensation policies and practices for its employees. The Compensation Committee also reviews and monitors the Company’s policies and practices with respect to diversity, wellbeing, inclusion, and equal employment opportunity, and works in coordination with the Inclusion & Wellbeing Sub-Committee.

The current members of the Compensation Committee are Richard Notebaert, Jin-Yong Cai, Jeffrey Campbell, Cheryl Francis, Byron Spruell, and Carolyn Woo. Each member of the Compensation Committee is independent as defined in the independence standards of the NYSE. The Compensation Committee met five times during 2023. Additional information regarding the Compensation Committee’s responsibilities may be found in this proxy statement in the sections captioned “Compensation Committee Report” and “Compensation Discussion and Analysis.”

Other Corporate Governance Practices

Board and Committee Evaluations

Our Board engages in ongoing self-evaluation and assessment. Annually, the directors review and complete evaluations on Board effectiveness, committee performance and peer assessment. This process is overseen by the Governance/Nominating Committee, and the Board retains an outside party to review the completed evaluations. Each of the committees and the full Board discuss their self-assessments in executive sessions at least annually. The Governance/Nominating Committee periodically reviews the form and process for Board and Committee self-evaluations. Feedback received regarding individual directors is shared with the Governance/Nominating Committee Chair and the individual directors. The Board believes that this annual evaluation process supports its effectiveness and continuous improvement.

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Director Commitments

Our Corporate Governance Guidelines provide that a director must notify the Board Chair prior to accepting any invitation to serve on another public company board, and that a director may not serve on the boards of more than three other public companies, in addition to his or her service on the Board of the Company, unless otherwise approved by the Governance/Nominating Committee.

Director Education

Upon joining our Board, new directors are provided with a comprehensive orientation covering key topics including our business, strategy and governance. New directors typically participate in introductory meetings with our senior business and functional leaders. On an ongoing basis, directors receive presentations on a variety of topics related to their work on the Board and within the industry, both from senior management and from experts outside of our company. The Board also receives periodic briefings and education on core concepts and trends that impact our businesses. Directors may also enroll in continuing education programs sponsored by third parties at our expense.

CEO Succession Planning

Our Independent Board Chair oversees the Chief Executive Officer succession planning process. The Board, at least annually, discusses CEO succession planning, including emergency succession plans and processes. The Board also regularly reviews and discusses senior leadership succession planning and development.

Director Selection and Shareholder Recommendations

Consistent with the Governance Guidelines, the Governance/Nominating Committee seeks members from diverse backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Governance/Nominating Committee also considers whether a potential nominee would satisfy independence standards adopted by the Board and the requirements of the NYSE.

The Board values diversity as a factor in selecting nominees to serve on the Board. In selecting nominees for director, the Governance/Nominating Committee considers professional background, reputation for integrity, leadership capabilities, skills and experience in the context of the needs of the Board, diversity, including gender and racial/ethnic diversity, and international experience and perspectives. Of the 12 director nominees for election at the Annual Meeting, 4 nominees are ethnically or racially diverse, and 4 nominees are women. For more information regarding director diversity and the racial/ethnic demographics of each of our directors, see page 4 of this proxy statement. The Governance/Nominating Committee may retain third-party search firms to identify director candidates. When evaluating candidates for nomination as new directors, the Governance/Nominating Committee considers, and requests that the search firms it engages provide, a set of candidates that includes a diversity of race, ethnicity and gender.

When a vacancy exists on the Board due to the expansion of the size of the Board or the resignation or retirement of an existing director or as part of considering ongoing board succession planning, the Governance/Nominating Committee identifies and evaluates potential director nominees. The Governance/Nominating Committee has sole authority to retain and terminate any search firm to be used to identify director candidates and sole authority to approve such search firm’s fees and other retention terms. The Governance/Nominating Committee recommends potential director candidates to the full Board, which is responsible for final approval of any director candidate. This process is the same for director candidates who are recommended by our shareholders. The effectiveness of the nomination process, including the criteria used for selecting nominees for director, is evaluated by the Board each year as part of its annual self-evaluation process and by the Governance/Nominating Committee as it evaluates and identifies director candidates. Our newest director, Mr. Álvarez (who was appointed to the Board in January 2024) will stand for election at the Annual Meeting. Mr. Álvarez was identified by a third-party search firm retained by the Governance/Nominating Committee.

The Governance/Nominating Committee will consider shareholder recommendations for director nominees. Recommendations, together with the name and address of the shareholder making the recommendation, relevant biographical information regarding the proposed nominee and a description of any arrangement or understanding between the shareholder and the proposed nominee, should be sent to the Company Secretary. Shareholder recommendations for director candidates to stand for election at the 2025 annual general meeting must be submitted in writing to the Company

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Secretary, Aon plc, Metropolitan Building, James Joyce Street, Dublin 1, Ireland. Recommendations will be forwarded to the Chair of the Governance/Nominating Committee for review and consideration. For information regarding compliance with the requirements applicable to shareholder nominations to the Board, see “Shareholder Proposals for 2025 Annual General Meeting” on page 76 of this proxy statement.

Communications with the Board of Directors

Shareholders and other interested parties may communicate with the Board, any committee of the Board, our independent Chair, or any of our directors by contacting the non-management directors of Aon plc, c/o the Company Secretary, Metropolitan Building, James Joyce Street, Dublin 1, Ireland. Alternatively, shareholders and other interested parties may communicate with Aon’s non-management directors or any of our directors via electronic mail to the following address: corporate.governance@aon.com.

The non-management directors have established procedures for handling communications from shareholders and other interested parties. Communications are distributed to the Chair of the Governance/Nominating Committee, the full Board, the non-management directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. The Company Secretary will not distribute communications that are unrelated to the duties of the Board, such as spam, junk mail, mass mailings, business solicitations, and advertisements.

Shareholder Engagement

It has been our long-standing practice to actively engage with our shareholders throughout the year so that management and the Board can better understand shareholder perspectives on long-term strategy, governance, executive compensation, and other topics. Our engagement discussions in 2023 covered, among other topics, our results and strategy, our long-term expectations and financial guidance, impacts of external factors such as industry trends and economic volatility on our clients and business, our corporate governance structure, Board composition and director refreshment and tenure, Board oversight of risks, succession planning, executive compensation, including performance based executive awards, and ESG matters. These discussions provide valuable insights into our shareholders’ views and we plan to continue to actively engage with our shareholders to better understand and consider their views.

2023 Shareholder Engagement Highlights

Who we engaged

In 2023, we reached out to our largest shareholders to engage on corporate governance, executive compensation and ESG matters, as well as our results and strategy, impacts of industry trends and economic volatility

How we engaged Shareholders representing approximately 32% of our shares accepted our invitation to meet and participated in individual conference calls

What we learned

Based on our shareholder engagement and other feedback from investors throughout the year, we believe we continue to be focused on what matters to our shareholders, including:

• Creating and delivering value for our clients and shareholders, and

• Strong governance including Board oversight of risks, succession planning, executive compensation, and ESG matters

For more information on our shareholder engagement efforts with respect to executive compensation and consideration of last year’s say-on-pay vote, see page 33 of the Compensation Discussion and Analysis in this proxy statement.

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Majority Voting

The Articles require that directors be elected by a majority of votes cast in an uncontested election. In a contested election, directors will be elected by plurality vote. In addition, the Governance Guidelines provide that any incumbent director who fails to receive an affirmative majority of the votes cast in an election that is not a contested election, must offer to tender his or her resignation to the Board. The Board will then determine, through a process overseen by the Governance/Nominating Committee, whether to accept or reject the resignation, or whether other action shall be taken. In reaching its decision, the Governance/Nominating Committee and the Board may consider any factors they deem appropriate and relevant. The Board will act on the recommendation of the Governance/Nominating Committee at its next regularly scheduled meeting and will promptly disclose the rationale for its decision in a Form 8-K furnished to the SEC.

Share Ownership Guidelines

The Board has adopted Share Ownership Guidelines for Non-Management Directors and Officers to align the interests of executive officers and directors with the interests of our shareholders. The guidelines specify a dollar value (expressed as a multiple of salary or cash retainer) of shares that executive officers and directors are expected to accumulate and hold while serving in these positions. The Share Ownership Guidelines for Non-Management Directors provide that each non-management director should attain an investment position in Class A Ordinary Shares equal to five times the annual director retainer. The Share Ownership Guidelines for Non-Management Directors also establish retention rules generally requiring that shares received by a director (net of withholding, if any) pursuant to his or her service as a Board member be retained until the required investment position is attained. Compliance with the Share Ownership Guidelines for Non-Management Directors is reviewed by the Board on an annual basis, and each non-management director was in compliance for 2023.

Class A Ordinary Shares counted toward attainment of the Share Ownership Guidelines for Non-Management Directors include shares owned outright and shares owned through trusts or entities controlled by the Non-management Director.

Further information on the Officer Share Ownership Guidelines for Aon’s senior executives can be found on page 30 in the section captioned “Compensation Discussion and Analysis.”

Hedging and Pledging Shares

The Board has adopted an insider trading policy which is available on the Company’s website and described in the Company’s code of ethics. The Company’s insider trading policy specifically prohibits all directors and employees from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging and derivative transactions relating to our securities. The policy also specifically prohibits our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Clawback Policy and Forfeiture Provisions

In September 2023, the independent members of our Board adopted a revised Incentive Repayment Policy (For Section 16 Officers) (the “Clawback Policy”) providing for the Company’s recoupment of certain incentive-based compensation received by Aon’s executive officers in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws. The Clawback Policy complies with final rules required by the Dodd Frank Act, Section 10D of the Securities Exchange Act of 1934, and NYSE Listing Standards. Under the Clawback Policy, in the event that we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, we will reasonably promptly recover any excess incentive-based compensation paid to our current and former executive officers based on any misstated financial reporting measure that was received during the three-year period preceding the date we are required to prepare the restatement. A copy of the Clawback Policy was filed as Exhibit 97 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Attendance at Annual General Meeting

The Governance Guidelines provide that directors are expected to attend the annual general meeting. Eleven of the twelve then-serving Board members as of the 2023 annual general meeting attended the 2023 annual general meeting, with one director absent due to a pre-existing conflict.

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Certain Relationships and Related Transactions

There have been no related person transactions or pending related person transactions since January 1, 2023 that require disclosure pursuant to Item 404 of Regulation S-K. Aon has adopted a written Related Person Transaction Policy governing the review and approval of related person transactions. The terms of these procedures provide that the Governance/Nominating Committee will review transactions in which: (i) Aon is a party or participant; and (ii) any director, director nominee, executive officer, or holder of five percent (5%) or more of Aon’s voting securities, an immediate family member of any such person or an entity controlled by any such person or immediate family member, has a direct or indirect material interest. To facilitate the review and approval of related person transactions, Aon’s directors and executive officers complete an annual director and officer questionnaire and disclose all potential related person transactions involving themselves and their immediate family members. Throughout the year, directors and executive officers are required to notify Aon’s General Counsel of any potential related person transactions of which they become aware. Aon’s General Counsel reports these transactions, as well as any other related person transactions of which he is aware, to the Governance/Nominating Committee. The Governance/Nominating Committee considers all relevant facts of any related person transactions to determine whether to approve or ratify the transaction.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that each of our directors and executive officers, and any other person who owns more than ten percent (10%) of our Class A Ordinary Shares, file with the SEC initial reports of ownership and reports of changes in ownership of our Class A Ordinary Shares. To our knowledge, based solely on information furnished to us and written representations by such persons that no such other reports were required to be filed, Aon believes that all such SEC filing requirements were met in a timely manner during 2023 other than with respect to a Form 3 filed on behalf of Ms. Smith, which was timely filed but subsequently amended to correct the number of shares beneficially owned.

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Security Ownership of Directors and Executive Officers

The following table sets forth the number of Class A Ordinary Shares beneficially owned as of April 12, 2024 by each of Aon’s directors, nominees and NEOs and by Aon’s directors and executive officers as a group. As used in this proxy statement, “beneficially owned” means a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). No shares held by Aon’s directors or executive officers are pledged as security. The address of each person named in the table below is c/o Aon plc, Metropolitan Building, James Joyce Street, Dublin 1, Ireland.

Name	Aggregate Number of Class A Ordinary Shares Beneficially Owned[1]	Percent of Class[2]
Directors
Lester B. Knight[3]	363,461	*
Gregory C. Case[4]	1,542,602	*
Jose Antonio Álvarez	141	*
Jin-Yong Cai	6,756	*
Jeffrey C. Campbell	10,970	*
Fulvio Conti	30,467	*
Cheryl A. Francis	27,643	*
Adriana Karaboutis	955	*
Richard C. Notebaert	33,497	*
Gloria Santona	38,547	*
Sarah E. Smith	476	*
Byron O. Spruell	4,001	*
Carolyn Y. Woo	27,278	*
Other NEOs
Christa Davies	161,706	*
Eric Andersen	161,118	*
Lisa Stevens	9,723	*
Darren Zeidel[5]	31,051	*
All directors and executive officers as a group (21 persons)[5]	2,504,150	1.3%

(1)

The directors, nominees and NEOs, and all directors and executive officers of Aon combined, have sole voting power and sole investment power over the Class A Ordinary Shares listed, except as indicated in notes (3), (4), and (5).

(2)	As of April 12, 2024, we had 198,506,718 Class A Ordinary Shares outstanding.

(3)

Includes 134,000 Class A Ordinary Shares that are beneficially owned by family partnership, 124,604 Class A Ordinary Shares owned by Mr. Knight’s spouse, 83,911 Class A Ordinary Shares owned in trusts, and 19,997 Class A Ordinary Shares owned by a family foundation of which Mr. Knight and his spouse are trustees.

(4)	Includes 622,985 Class A Ordinary Shares that are beneficially owned in trust and 547,075 Class A Ordinary Shares held by trusts for which an immediate family member serves as trustee.

(5)	Includes Class A Ordinary Shares that may be acquired by vesting of restricted stock units (“RSUs”) within 60 days after April 12, 2024.

*	An asterisk indicates that the percentage of Class A Ordinary Shares beneficially owned does not exceed 1% of our outstanding Class A Ordinary Shares.

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Principal Holders of Voting Securities

As of April 12, 2024, the beneficial owners of 5% or more of Aon’s Class A Ordinary Shares entitled to vote at the Annual Meeting and known to the Company were:

Name and Address of Beneficial Owner	Number of Class A Ordinary Shares		Percent of Class(1)

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	17,596,572	[2]	8.86%

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	13,428,205	[3]	6.76%

Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199	12,472,491	[4]	6.72%

(1)	As of April 12, 2024, we had 198,506,718 Class A Ordinary Shares outstanding.

(2)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2024, pursuant to Rule 13d-1(b) of the Exchange Act. The Vanguard Group is an investment advisor and has (a) sole voting power as to no Class A Ordinary Shares; (b) shared voting power as to 249,859 Class A Ordinary Shares; (c) sole dispositive power as to 16,751,944 Class A Ordinary Shares; and (d) shared dispositive power as to 844,628 Class A Ordinary Shares.

(3)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 1, 2024, pursuant to Rule 13d-1(b) of the Exchange Act. BlackRock, Inc. is a parent holding company and has: (a) sole voting power as to 12,078,011 Class A Ordinary Shares; (b) shared voting power as to no Class A Ordinary Shares; (c) sole dispositive power as to 13,428,205 Class A Ordinary Shares; and (d) shared dispositive power as to no Class A Ordinary Shares.

(4)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 9, 2024, pursuant to Rule 13d-1(b) of the Exchange Act. Massachusetts Financial Services Company is an investment adviser and has: (a) sole voting power as to 11,557,331 Class A Ordinary Shares; (b) shared voting power as to no Class A Ordinary Shares; (c) sole dispositive power as to 12,472,491 Class A Ordinary Shares; and (d) shared dispositive power as to no Class A Ordinary Shares.

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Proposal 2–Advisory Resolution on Executive Compensation

The Board unanimously recommends that shareholders vote “FOR” advisory approval of the compensation of Aon’s NEOs.

What am I voting on?

In accordance with applicable law and Section 14A of the Exchange Act, we are providing shareholders with the opportunity to vote on an advisory resolution, commonly known as “say on pay,” approving Aon’s executive compensation as reported in this proxy statement. At our 2023 annual general meeting, we provided shareholders with the opportunity to vote on an advisory resolution regarding the executive compensation of our NEOs as disclosed in the proxy statement for the 2023 annual general meeting, and shareholders approved the proposal by a vote of approximately 92% of the votes cast “for”. Following the results of the “say on frequency” vote held in 2023, we currently conduct advisory “say-on-pay” votes on an annual basis, and we expect to conduct our next advisory vote at our 2025 annual general meeting of shareholders.

We encourage shareholders to read the Compensation Discussion and Analysis beginning on page 27 of this proxy statement, which describes in detail how our compensation policies and procedures operate and are designed to achieve our compensation objectives of (1) directly linking the compensation of our NEOs to our performance and (2) aligning the financial interests of our NEOs with those of our shareholders. We further encourage our shareholders to refer to the Summary Compensation Table for Fiscal Years 2023, 2022, and 2021, and other related tabular and narrative disclosures beginning on page 42 of this proxy statement, which provide detailed information on the compensation of our NEOs.

The Board and the Compensation Committee believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our compensation objectives and that the design of our compensation program and the compensation awarded to our NEOs fulfill these objectives.

The form of shareholder resolution for this proposal is below.

RESOLVED THAT, the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the proxy statement for the 2024 Annual General Meeting of the Company under “Compensation Discussion and Analysis” and “Executive Compensation,” including the tabular and narrative disclosure contained in the proxy statement.

Is this vote binding on the Board?

As this vote is advisory, it will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of Aon’s executive compensation programs.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for our Named Executive Officers (each an “NEO” and collectively the “NEOs”), who are listed below, for 2023. We recommend that you read this section in conjunction with the executive compensation tables and corresponding footnotes that follow, as it provides context for the amounts shown in the tables and the footnote disclosures.

Name	Role
Gregory C. Case	Chief Executive Officer
Christa Davies(1)	Executive Vice President and Chief Financial Officer
Eric Andersen	President
Lisa Stevens	Executive Vice President and Chief People Officer
Darren Zeidel	Executive Vice President, General Counsel, and Company Secretary

(1)

On April 1, 2024, Ms. Davies notified the Company of her intention to retire from the position of Chief Financial Officer. Ms. Davies is expected to serve as Chief Financial Officer into the third quarter of 2024 and is thereafter expected to serve as a senior advisor for a transition period into 2025.

Executive Summary

Who We Are

Aon exists to shape decisions for the better — to protect and enrich the lives of people around the world. Our colleagues provide our clients in over 120 countries and sovereignties with advice and solutions that give them the clarity and confidence to make better decisions to protect and grow their business.

2023 Business Highlights

In assessing our performance, we focus on our performance against four non-Generally Accepted Accounting Principles (“GAAP”) metrics that we communicate to shareholders: organic revenue growth, adjusted operating margin, adjusted diluted earnings per share, and free cash flow. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. These non-GAAP metrics should be viewed in addition to, not instead of, our consolidated financial statements and notes thereto. A reconciliation of these non-GAAP metrics to the most directly comparable GAAP metrics is set forth in Appendix A to this proxy statement.

In 2023, we continued to deliver across these four metrics:

•

Total revenue growth was 7% compared to 2022, reflecting organic revenue growth of 7%, driven by the ongoing strength of our Aon United strategy, and a 2% favorable impact from fiduciary investment income, partially offset by a 2% unfavorable impact from acquisitions, divestitures and other.

•	Operating margin was 28.3% and adjusted operating margin was 31.6%, driven by revenue growth outpacing expense growth and long-term investments.

•

Diluted earnings per share was $12.51 and adjusted diluted earnings per share was $14.14, reflecting strong operational performance and effective capital management, highlighted by $2.7 billion of share repurchases during 2023, partially offset by an unfavorable impact from higher non-cash pension expense and other non-operating expenses.

•

Cash flows provided by operating activities was $3.4 billion in 2023, an increase of $216 million, or 7%, from $3.2 billion in 2022, reflecting strong operating income growth and overall working capital optimization, partially offset by higher cash tax payments and a negative impact to working capital due to temporary invoicing delays associated with the implementation of a new system. Free cash flow was $3.2 billion in 2023, an increase of $160 million, or 5%, from $3.0 billion in 2022, reflecting an increase in cash flows from operations, partially offset by a $56 million increase in capital expenditures.

Performing at the levels described above allows us to continue to execute on our goals of strategically investing in long-term growth, improving return on invested capital over the long term, and effectively allocating capital.

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During 2023, we returned nearly $3.2 billion of capital to our shareholders through share repurchases and dividends, which highlights our strong cash flow generation and effective allocation of capital. Our consistent focus on the four key metrics and our capital allocation strategy has helped drive meaningful total shareholder returns throughout the tenure of our senior management team. Specifically, during Mr. Case’s leadership, which began in April 2005, our average annual total shareholder return has been 16%, compared to the return of the benchmark Standard & Poor’s (the “S&P”) 500 of 8% and 12% for our industry peer averages (Arthur J. Gallagher & Co., Brown & Brown, Inc., Marsh & McLennan Companies, Inc., and Willis Towers Watson Public Limited Company). We believe we are well positioned to create long-term value by driving growth and operating performance, resulting in strong free cash flow generation.

We compensate our senior executives through incentive programs that measure both long-term and short-term performance. Our regular long-term incentive plan (described in this CD&A under “Long-Term Leadership Performance Program Under Our Shareholder-Approved Plan”) is based on cumulative adjusted diluted earnings per share, a measure driven by operational performance and capital management, across overlapping three-year performance periods. Our short-term incentive plan (described in this CD&A under “Annual Incentive Awards Under Our Shareholder-Approved Plan”) is primarily based on adjusted operating income, a measure driven by operating margin and organic revenue growth, as well as a people and culture component, which assesses the Company’s progress against inclusion and diversity objectives.

We achieved strong results across these metrics, which were the key performance measures under our 2021-2023 long-term and 2023 annual incentive compensation plans. Set forth below are the results across these metrics as well as the results against their GAAP comparative metrics:

•

$30.20 cumulative diluted earnings per share for 2021-2023; $38.75 Leadership Performance Program (“LPP”) cumulative adjusted diluted earnings per share for 2021-2023, as compared to target LPP cumulative adjusted diluted earnings per share of $32.47; and

•	$3,785M operating income; $4,223M adjusted operating income, an increase of 10% year-over-year.

In addition, the Company has progressed our inclusion and diversity initiatives and has advanced representations in leadership roles for women and racially diverse leaders globally and in the United States, advanced our recruitment of candidates from diverse backgrounds, and has significantly exceeded our learning goals for all colleagues on inclusion topics.

In addition, in December 2023, we entered into a definitive agreement to acquire NFP, a leading middle market property and casualty broker, benefits consultant, wealth manager, and retirement plan advisor.

Features of Our Executive Compensation Program

The following table provides an overview of our compensation program elements for our NEOs. The guiding philosophy underlying our executive compensation program is to provide a fair, flexible, and market-based total compensation package that is meaningfully tied to the Company’s short- and long-term performance and aligned with the interests of our shareholders.

	Element	Description	Objectives

Fixed	Base Salary	Fixed amount of compensation for services provided during the year.	Provide our executives with a predictable level of income; determined in view of job responsibilities, experience, contractual commitments, individual performance, and market pay data.

Performance-Contingent	Annual Incentive Compensation

Performance-based annual incentive determined and paid based on achievement of specified annual corporate performance objectives and individual review of executives’ contributions to business and financial results, delivery of key strategic initiatives, and personal leadership. Annual incentives historically have been paid under our Shareholder-Approved Plan in a combination of cash, restricted

Serve as a vehicle for recognizing annual results and performance, while payment in share units promotes retention and provides value tied to long-term Company performance.

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	Element	Description	Objectives

share units that vest over a three-year period, and performance share units (“PSUs”). For 2023, annual incentives for our NEOs generally were paid in PSUs that vest over a three-year period as subsequently explained under “Annual Incentive Awards Under Our Shareholder-Approved Plan.”

Long-Term Incentive Compensation

Annual performance-based long-term incentive determined and paid under our LPP. LPP awards are issued under our Shareholder-Approved Plan in the form of PSUs that vest upon achievement of specific corporate performance objectives over a three-year performance period.

From time to time, our NEOs may also receive one-time long-term performance awards, as appropriate and subject to the limits of our Shareholder-Approved Plan.

Encourage and reward long-term performance by giving executives a stake in the Company’s long-term financial success. Also intended to promote leadership continuity and/or recognize executives for exceptional performance against our key financial metrics.

Benefit Plans	Retirement and Health and Welfare Benefits

Standard 401(k) plan and health and welfare benefits as provided to non-executive full-time employees. We also offer a nonqualified supplemental savings plan to eligible employees whose contributions would exceed statutory U.S. Internal Revenue Service (“IRS”) limits under our 401(k) plan, as well as a nonqualified plan through which eligible employees may defer receipt of their salary and/or annual incentive payments.

Provide competitive benefits to attract and retain talented employees.

Severance	Severance and Change in Control Benefits	Severance benefits payable upon certain qualifying terminations of employment without cause or with specified good reason, including in connection with a change in control.

Provide a temporary income stream following termination of employment without cause or with specified good reason and, in the case of change in control protection, to ensure continuity and objectivity of management during a change in control event.

Other	Certain Other Benefits

Certain NEOs receive housing, tax equalization, and/or various cost of living payments for agreeing to perform services primarily at the Company’s global operational headquarters in London, limited personal use of Company aircraft, annual health screenings, supplemental insurance, reimbursement for business-related club dues, relocation benefits, and/or car allowances.

Recognize and make non-resident NEOs whole for expenses incurred in performance of services primarily at the Company’s global operational headquarters in London; also intended to attract and retain committed employees and allow them to focus on job duties and wellbeing.

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Our Pay for Performance Orientation and Executive Compensation Philosophy

The core principle of our executive compensation program continues to be pay for performance, as we progress toward our goal of being the leading global professional services firm focused on delivering human capital and risk capital solutions to our clients. That core principle dictates that performance-based pay elements (which constitute the bulk of our NEOs’ total direct compensation (consisting of base salary, annual incentive compensation and long-term incentive compensation, with long-term equity awards based on grant date value assuming target performance)) will not be earned or paid unless specified performance objectives are achieved. For 2023, performance-based compensation comprised approximately 93% of the total direct compensation for Mr. Case and averaged approximately 86% of the total direct compensation for our other NEOs:

The “performance-based” pay component shown in the above graphs is the grant date fair value of equity awards granted to our NEOs during 2023, excluding the one-time performance-based awards to Ms. Davies and Mr. Andersen described below. The “fixed” pay component is the NEO’s 2023 base salary. For our NEOs other than Mr. Case, the actual performance-based percentage of total direct compensation ranged from 74% to 89%.

In addition to our focus on pay for performance, our executive compensation program is complemented by practices designed to mitigate compensation-related risk and align with the long-term interests of our shareholders:

Officer Share Ownership Guidelines

Our officer share ownership guidelines are designed to increase executives’ equity stakes in Aon and to align executives’ interests more closely with those of our shareholders. The guidelines provide that our Chief Executive Officer should attain an investment position in Class A Ordinary Shares equal to six times his annual base salary and all other senior executives, including each of our other NEOs, should attain an investment position in Class A Ordinary Shares equal to three times his or her annual base salary. The guidelines also establish equity retention rules generally requiring that net shares received through the exercise of share options, the vesting of restricted share units, and the vesting of PSUs are retained until the required investment position is achieved. Class A Ordinary Shares counted toward these guidelines include any shares owned outright, shares owned through an Aon-sponsored savings or retirement plan, shares purchased through an Aon-sponsored employee share purchase plan, shares obtained through the exercise of share options, and shares issued upon the vesting of restricted share units or PSUs. Each of our NEOs held the requisite number of shares under the guidelines as of December 31, 2023. Further information on share ownership guidelines can be found in the section captioned “Share Ownership Guidelines” on page 22 of this proxy statement.

Mr. Case has agreed to maintain an investment position in Class A Ordinary Shares in excess of those required under our share ownership guidelines. In his employment agreement, he agreed to maintain an investment position equal to 20 times his annual base salary and was in compliance with this investment level as of December 31, 2023.

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Hedging and Pledging Policies

We have an insider trading policy which, among other things, specifically prohibits all employees, executive officers, and non-management directors from engaging in: short sales; publicly traded options; puts and calls; forward sale contracts; and other swap, hedging, and derivative transactions relating to our securities. The policy also specifically prohibits our executive officers and non-management directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Independent Compensation Consultant	The Compensation Committee retains an independent compensation consultant to provide advice and market data to bolster the Compensation Committee’s decision-making.
Clawback Policy and Forfeiture Provisions

We have adopted a revised Clawback Policy, which is applicable to our Section 16 officers, to address the recovery of incentive compensation in compliance with the requirements of the Dodd-Frank Act, the final SEC rules, and final applicable listing standards. Pursuant to the Clawback Policy, the Compensation Committee will seek recoupment with respect to covered incentive compensation paid to an executive officer if (i) the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, (ii) the amount of the covered compensation is calculated based upon the achievement of financial results that were subsequently the subject of such a restatement, and (iii) the amount received would have been lower if the financial results were properly reported. In addition to the Clawback Policy, unvested equity-based awards are also subject to forfeiture in the event of a material violation of the Company’s policies or procedures or a breach of applicable restrictive covenants. Further information on the Clawback Policy can be found in the section captioned “Clawback Policy and Forfeiture Provisions” on page 31 of this proxy statement.

The Executive Compensation Process

Process of Determining Executive Compensation

Management assists the Compensation Committee in developing and administering our executive compensation program. Direct responsibilities of management include, but are not limited to:

•	Recommending executive compensation adjustments, short- and long-term incentive awards, and other benefits, where applicable, for executive officers other than our Chief Executive Officer;

•	Providing ongoing review of the effectiveness of our executive compensation program and alignment of the program with our business and strategic objectives;

•	Designing and recommending appropriate amendments to our long-term and short-term cash and equity-based incentive plans for executives; and

•	Designing and recommending appropriate amendments to our employee benefit plans.

In the first quarter of 2023, our independent directors evaluated our Chief Executive Officer’s performance and compensation. At that time, the Compensation Committee also evaluated the performance and reviewed the compensation of our other executive officers. During this review, the Compensation Committee approved for each executive officer a target annual incentive for 2023 performance and the specific corporate performance metrics that our performance would be measured against for purposes of this incentive award. The Compensation Committee also approved in March 2023 a target number of PSUs to be awarded to each executive officer under the LPP.

As described in further detail below under “July 2023 Long-Term Performance-Based Awards,” on July 26, 2023, the Compensation Committee, after taking into account the recommendations of our Chief Executive Officer and the Compensation Committee’s independent compensation consultant, approved special, performance-based awards to the Company’s Executive Vice President and Chief Financial Officer and the Company’s President, in each case subject to the limits of our Shareholder-Approved Plan. These grants were designed to drive shareholder value creation and support leadership continuity, and can only be earned if we deliver significant stock price growth over the performance period while the recipients are continuously employed.

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In early 2024, in connection with the Compensation Committee’s annual compensation review, management presented the Compensation Committee with compensation tally sheets reporting compensation paid for the prior four years and competitive pay data. The Compensation Committee also reviewed and considered Aon’s overall performance against targets that were established for 2023. This review culminated in certain compensation decisions made by the Compensation Committee with respect to our executive officers during the first quarter of 2024, which are described in more detail below.

Engagement of Independent Compensation Consultant

The Compensation Committee retains Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian is engaged by, and reports directly to, the Compensation Committee, and advises on matters covered by the Compensation Committee’s Board-approved charter, while doing no work for management. Meridian typically participates in all Compensation Committee meetings and communicates with the Chair of the Compensation Committee and management between meetings. During 2023, Meridian assisted the Compensation Committee by: advising on our compensation philosophy, objectives, and strategy; reviewing the competitiveness and effectiveness of our senior executive and Board compensation levels and program structure; identifying our peer group for executive and Board compensation and Company performance review purposes; assessing potential compensation-related risks; providing change-in-control severance calculations for our NEOs in the 2023 annual proxy disclosure; providing compensation data from our peer group based on their proxy statements and other disclosures; reporting on executive-compensation related trends, say-on-pay governance, and regulatory initiatives; and reviewing and commenting on related disclosures. Management periodically retains other consulting firms to provide pay survey data and other non-executive compensation services.

The Compensation Committee has assessed the independence of Meridian pursuant to the SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the Compensation Committee.

How We Determine Compensation

The Compensation Committee generally targets a competitive level and mix of total direct compensation elements using market data as a reference point. For 2023, the Compensation Committee did not use a specific formula or comparative percentile targets to determine total compensation, individual components of compensation, or the relative mix of pay components, and the establishment of compensation levels in 2023 was not a mechanical process. Rather, the Compensation Committee used its judgment and business experience. The Compensation Committee’s overall intent was to evaluate the various elements of total compensation so that the emphasis of the Company’s compensation program was on its variable components of pay in the form of long-term equity awards and annual bonus award opportunities, and the amounts earned from such awards, which vary based on Aon’s performance.

Use of Tally Sheets

The Compensation Committee regularly reviews compensation tally sheets. The tally sheets assign dollar amounts to each component of the executives’ compensation, including base salary, annual incentives (target and actual), long-term incentives granted and outstanding, employee benefits (including health care and qualified and nonqualified retirement plans), relocation benefits, including income tax equalization, perquisites, and potential change in control severance payments. The tally sheets are presented to the Compensation Committee to help ensure that it is aware of all rewards components and the value of such components when making compensation decisions.

Involvement of Mr. Case in the Compensation Process

Each year, the Compensation Committee approves all elements of compensation for our NEOs and other executive officers (other than Mr. Case). These decisions are typically made during the annual compensation review process conducted in the first quarter of the year. The Compensation Committee solicits certain recommendations from Mr. Case and our Chief People Officer.

Mr. Case recommends to the Compensation Committee the annual long-term equity awards, annual incentive payments, base salary adjustments, and special, and other one-time awards, if any, for the executive officers who report directly to him. He has direct knowledge of the contributions made to Aon by these executive officers, and he shares this knowledge with the Compensation Committee and provides feedback on the performance of his direct reports.

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During the annual review process, our Chief People Officer and the Chair of the Compensation Committee work together on Mr. Case’s annual evaluation report, which summarizes Mr. Case’s qualitative and quantitative performance for the year. The report is considered, along with other factors (including the Compensation Committee’s own assessment of Mr. Case’s performance, relevant market data, and Aon’s overall performance), in recommending Mr. Case’s compensation to the independent directors of the Board.

The Compensation Committee has the ultimate authority to make compensation decisions for our NEOs and other executive officers except for Mr. Case, whose compensation is approved by the independent directors of the Board. The Compensation Committee discusses its preliminary compensation decisions with independent members of the Board who do not serve on the Compensation Committee. As part of this process, these directors share their evaluations of the executives’ performance. The sharing of performance review information also aids the directors in carrying out their succession planning responsibilities. After considering input from those directors, the Compensation Committee makes its final determinations.

Mr. Case, together with our Chief People Officer and our Chief Financial Officer, makes recommendations to the Compensation Committee relating to the performance targets to be established under Aon’s annual incentive and long-term equity incentive plans. The Compensation Committee reviews such recommendations with its independent compensation consultant and reserves the ultimate authority to set such targets and to determine whether such targets were achieved.

Result of Advisory Vote by Shareholders on Our “Say-on-Pay” Proposal

The Compensation Committee considered the results of the advisory vote by shareholders on the say-on-pay proposal presented to our shareholders at our 2023 annual general meeting. Shareholders demonstrated strong support for our executive compensation program in 2023, as evidenced by the approximately 92% of shareholder votes cast at our 2023 annual general meeting in support of the compensation program offered to our NEOs for 2022, as reported in our Current Report on Form 8-K, filed with the SEC on June 22, 2023. Accordingly, the Compensation Committee has continued its philosophy and approach with respect to our executive compensation program and practices in 2023.

Following the 2023 annual general meeting, we continued our shareholder outreach and engagement efforts. In the fall of 2023, shareholders representing approximately 32% of our shares outstanding, including seven of our largest shareholders, met with members of our senior management team, and in some instances, a member of the Compensation Committee, and discussed a variety of key themes, including executive compensation and corporate governance focus areas for the Board, such as strategy, capital allocation, and risks and opportunities around data privacy and cyber security, talent, and succession. These investors were generally supportive of the rationale for the July 2023 PSU grants and their designs, and in particular suggested expanded narrative disclosure around these grants and broader executive compensation decisions (which we have considered in preparing this proxy statement). See page 21 of this proxy statement for additional information about shareholder engagement.

Internal Pay Relationships

In determining an executive officer’s target annual incentive or long-term performance award value, the Compensation Committee will, from time to time, consider internal pay relationships. However, the Compensation Committee has not adopted a broad internal pay equity policy pursuant to which each executive officer’s compensation, or one or more components thereof, is related to or benchmarked against the compensation of other executive officers.

Analysis of Key 2023 Compensation Decisions

Peer Group

The Compensation Committee selects our executive compensation peer group based on a process that considers objective criteria including: industry segment; revenues, market capitalization, assets, and employee headcount; business complexity; and global footprint; as well as peers of our direct peers (“peers of peers”) and proxy-advisor compensation peer groups. The Compensation Committee’s goal is to have relevant market data to inform its decisions on pay levels and practices. As such, the Compensation Committee looks for peer-group balance with larger and smaller companies in a comparable range, and to have continuity through an annual review process.

Industry-related criteria used as guidelines for identifying peers include global financial services companies and major professional services firms that we compete with for executive talent and/or financial capital. Size-related criteria used as

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guidelines for identifying peers include companies that are one-fourth to four times our size in average market capitalization (calculated over the most recent eight quarters to reduce volatility) and in trailing four-quarter revenues, and that have latest year total assets less than $500 billion.

Our peer group members are reviewed on an annual basis with Meridian. In 2022, we reviewed our peer group and removed IHS Markit Ltd. due to its merger with S&P Global Inc. and added Equifax Inc. In 2023, we reviewed our peer group and concluded that no changes should be made to the peer group for 2024.

Our 2023 and 2024 peer group members are listed below.

2023 and 2024 Peer Group

Accenture plc	Equifax Inc.	Northern Trust Corporation

A.J. Gallagher & Co.	Fidelity National Information Services, Inc.	S&P Global Inc.

Automatic Data Processing, Inc.	Fiserv, Inc.	State Street Corporation

Bank of New York Mellon Corp.	Marsh & McLennan Companies, Inc.	Willis Towers Watson plc

BlackRock, Inc.	Moody’s Corporation

Cognizant Technology Solutions Corp.	Morgan Stanley

Base Salary

Using the peer group and executive compensation review processes outlined above, the Compensation Committee annually considers and reviews base salaries for our executive officers. Base salaries are adjusted periodically to, among other things, recognize changes in job responsibilities or bring the fixed component of an executive’s total compensation in line with his or her peers at the Company or the industry generally. Base salary adjustments generally take effect on April 1. In 2023, the Compensation Committee, consistent with the recommendations of our Chief Executive Officer, determined that no adjustments would be made to the base salary rates for our NEOs based on the above criteria.

Long-Term Leadership Performance Program under Our Shareholder-Approved Plan

The LPP is a sub-plan of our Shareholder-Approved Plan, which means that LPP awards are subject to plan terms approved by our shareholders. Each annual award granted under the LPP consists of PSUs that are eligible to vest over a three-year performance period based on achievement of cumulative adjusted diluted earnings per share targets over that period. The Compensation Committee historically has approved LPP awards for our NEOs each year. The three-year LPP performance cycles run concurrently, so we may have up to three active cycles during a given year. For example, during 2023, our NEOs held LPP 16, LPP 17, and LPP 18 awards (for the 2021-2023, 2022-2024, and 2023-2025 performance periods, respectively). This design is intended to ensure that our NEOs remain focused on long-term sustainable performance while providing the Compensation Committee with the ability to evaluate performance metrics on a regular basis. We do not pay dividends or credit dividend equivalents on PSUs.

During the first quarter of 2023, we granted PSUs to our executive officers, including each NEO, pursuant to LPP 18 (2023-2025 performance period). During the first quarter of 2024, we determined our actual levels of achievement under LPP 16 (2021-2023 performance period) and granted PSUs under LPP 19 (2024-2026 performance period).

LPP 18 Awards Granted in 2023

LPP 18 (2023 Grant for 2023-2025 Performance Period). This is our eighteenth annual three-year performance cycle for long-term incentive awards granted to our most senior leaders. The LPP is intended to further strengthen the relationship between wealth accumulation for our executives and long-term financial performance of the Company and increase in shareholder value, and the PSUs awarded under LPP 18 are payable (to the extent earned) in the form of Class A Ordinary Shares. The grant date value of the awards (at target) was determined and approved by the Compensation Committee. From that value, the number of target PSUs was calculated on the date of grant based on that day’s closing price for Class A Ordinary Shares on NYSE. The PSUs under LPP 18 will be earned and settled in a range of 0% (if the threshold level of performance is not achieved) to 200% of the target number of shares (if the maximum level of performance is achieved) based on the Company’s cumulative adjusted diluted earnings per share over the three-year performance period.

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The performance results for LPP 18 will be measured against the three-year publicly reported cumulative adjusted diluted earnings per share target rate, subject to limited adjustments set forth in the plan documentation at the beginning of the three-year period. The adjustments are intended to exclude the impact of material and/or significant items, to provide a target that, while challenging, eliminates the impact of certain events and circumstances outside of the control of the relevant executive officers. The Compensation Committee’s selection under LPP 18 of the three-year performance period and cumulative adjusted diluted earnings per share financial performance metric is intended to provide the award recipients a reasonable period within which to achieve and sustain what are intended to be challenging long-term growth objectives. The Compensation Committee believes adjusted diluted earnings per share is a more effective measure of Company performance for purposes of motivating executive performance than diluted earnings per share calculated in accordance with U.S. GAAP, as the adjusted measure provides a target that is more within the executives’ control and area of accountability. Further, the Company believes that adjusted diluted earnings per share provides a perspective on the Company’s ongoing core operating performance that is consistent with how shareholders measure our success and that creates transparency and clarity for participants.

In determining the individual awards under LPP 18 granted in the first quarter of 2023, the Compensation Committee considered internal pay relationships, the award recipient’s compensation mix, and total direct compensation, including the recipient’s total direct compensation for 2022 relative to similarly situated executives at our 2023 peer group members. For further information regarding individual awards under LPP 18, see footnote (1) in the Summary Compensation Table below, and also the Grants of Plan-Based Awards in Fiscal Year 2023 below.

LPP 16 Awards Earned in 2023

LPP 16 (2021 Grant for 2021-2023 Performance Period). In early 2024, we determined the actual achievement under LPP 16. The performance period for LPP 16 ended on December 31, 2023.

LPP 16 PSUs (Performance Period 1/1/2021—12/31/2023)

Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)

Cumulative Adjusted EPS	$31.23	$32.47	$35.72

		Actual	$38.75

For LPP 16, the cumulative adjusted diluted earnings per share goals from continuing operations ranged from a threshold level of $31.23, below which no payout would occur, to $35.72 or higher, which would yield shares equal to 200% of the target number. A result of $32.47 in cumulative adjusted diluted earnings per share from continuing operations would have yielded shares equal to 100% of the target number. This target performance represented a 12.3% increase over the target for LPP 15, the fifteenth cycle of our LPP established for the performance period from 2020 through 2022. Our actual cumulative adjusted diluted earnings per share from continuing operations for the three-year period of 2021-2023 was $38.75, resulting in a payout at 200% of the target number of shares awarded.

For the 2023 performance period associated with LPP 16, the Compensation Committee approved a discretionary downward adjustment to earnings per share (“EPS”) from continuing operations to remove the impact of incremental growth in fiduciary investment income over the prior year, which adjustment was permitted under the terms of the plan. Each NEO received a distribution under LPP 16.

July 2023 Long-Term Performance-Based Awards

On July 26, 2023, the Compensation Committee, taking into account the recommendations of Mr. Case and Meridian, approved special grants of PSUs (the “July 2023 PSUs”) to each of Christa Davies, the Company’s Executive Vice President and Chief Financial Officer, and Eric Andersen, the Company’s President, under our Shareholder-Approved Plan. In determining to grant the July 2023 PSUs, the Compensation Committee considered the objectives of our executive compensation program, including promoting leadership continuity, delivering against our key financial metrics, and driving significant shareholder value creation. Further, the Compensation Committee considered Ms. Davies’ continued leadership of the Company’s Aon Business Services strategy to drive efficiency, innovation, and client service across the Company, and Mr. Andersen’s performance and responsibility for driving the Company’s growth initiatives across its solution lines in

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approving these grants, which it viewed as “on-top” incentive opportunities. Consequently, the Compensation Committee set performance goals so that the July 2023 PSUs only would be earned and paid if commensurate exceptional, “on-top” performance is achieved. The Compensation Committee believed that the July 2023 PSUs would strengthen the Company’s Aon United strategy and promote the alignment of Ms. Davies’ and Mr. Andersen’s compensation and long-term shareholder value creation.

Each of Ms. Davies and Mr. Andersen were awarded 50,000 PSUs under the July 2023 PSUs, which at target convert on a one-to-one basis to Class A Ordinary Shares, with 0% to 200% of the target PSUs eligible to vest on March 31, 2028 (the “Vesting Date”), based on the price of the Class A Ordinary Shares from July 26, 2023 (the “Grant Date”) through the Vesting Date. None of the July 2023 PSUs will vest if the average closing price of Class A Ordinary Shares for the 90 consecutive trading days ending on the Vesting Date is below $475 (the “Performance Hurdle”), which was well in excess of the average closing price of $325.08 preceding the grant. Subject to achieving the Performance Hurdle, the percentage of July 2023 PSUs to vest will be based upon the highest trading day average closing price of the Class A Ordinary Shares for any 90 consecutive trading days during the Performance Period (the “Average Share Price”), as follows: (i) entry (50%) if the Average Share Price is $475, (ii) target (100%) if the Average Share Price is $500 and (iii) stretch (200%) if the Average Share Price is at least $550. If Average Share Price is between the entry, target, and stretch levels, a proportionate number of the July 2023 PSUs between those levels will be earned.

The July 2023 PSUs will be forfeited in the event of the recipient’s retirement or voluntary resignation, including for good reason, prior to the Vesting Date. Additional information about the termination and change in control provisions of the July 2023 PSUs is set forth in the section captioned “Potential Payments and Benefits on Termination or Change in Control” contained in this proxy statement under “July 2023 PSUs”.

The July 2023 PSUs are not part of Ms. Davies’ or Mr. Andersen’s regular annual compensation and will not be awarded on a recurring basis. The July 2023 PSUs have the following features that align with shareholders’ interests:

•	Long-term – the awards have a five-year term, which is longer than our regular annual long-term incentive awards.

•	Performance-based – shares are only earned if and to the extent rigorous share price hurdles are met.

•	Reasonably-sized – the awards represent approximately 20% of Ms. Davies’ and 22% of Mr. Andersen’s total target annual compensation on an annualized basis.

•

Subject to conservative termination provisions – vesting is subject to continuous service and the awards will be forfeited in the event of retirement or voluntary resignation, including for good reason.

•	Subject to clawback – the awards are subject to forfeiture and clawback provisions.

Annual Incentive Awards under Our Shareholder-Approved Plan

Annual Incentives. Under our Shareholder-Approved Plan, the Compensation Committee annually approves the framework for our annual incentive compensation plan, including the applicable Aon-wide performance metric and minimum achievement threshold against that performance metric. If the threshold level performance metric is not achieved, then no annual incentives are payable under our Shareholder-Approved Plan. If the minimum achievement threshold is achieved, then our Shareholder-Approved Plan allows for the payment of current-year annual incentives to each of our executive officers up to a cap of the lesser of $10 million or the maximum annual incentive otherwise established by the Compensation Committee for each executive officer. Our Chief Executive Officer retains the discretion to approve increases (up to 10%, subject to Compensation Committee consent) and decreases (up to 20%, not subject to consent) in the size of the incentive pool. However, no individual may receive an award in excess of the maximum amount established by the Compensation Committee (two times his or her target annual incentive).

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In the first quarter of 2023, the Compensation Committee set target 2023 annual incentive opportunities for our NEOs in the context of their total compensation opportunity considering the performance and growth of the NEOs in both capability and scope against the competitive market for top talent. For each NEO, annual incentive opportunities were set as a target percentage of the executive’s base salary at year end (and, for Ms. Davies, including her annual foreign service allowance received in connection with her relocation to London). The target annual incentives for each of our NEOs for 2023 remained unchanged from 2022, and are shown in the table below:

NEO	2022 Target as % of Base Salary	2023 Target as % of Base Salary	2023 Target Annual Incentive

Gregory C. Case	250%	250%	$3,750,000

Christa Davies	200%	200%	$2,740,000

Eric Andersen	200%	200%	$2,500,000

Lisa Stevens	150%	150%	$1,500,000

Darren Zeidel	100%	100%	$900,000

As explained below, for 2023, the Compensation Committee used a framework (the “Senior Executive Incentive Compensation Plan”) for determining actual annual incentives to be earned if the metric under our Shareholder-Approved Plan was achieved.

2023 Performance Metrics. In the first quarter of 2023, the Compensation Committee determined that 2023 Aon-wide performance would be measured by two components. First, 80% of the performance would be measured by the growth in our adjusted operating income (“OI”) for 2023 as compared to a 2022 baseline adjusted OI number of $3,840 million, greater than a 200-bps hurdle. The Compensation Committee retained the discretion to further adjust OI for material and/or significant items. The Compensation Committee selected OI as the primary measure to emphasize performance of Aon as a whole and link executives’ awards to Aon’s key business initiatives.

Second, 20% of the performance would be measured by the Compensation Committee’s assessment of the Company’s progress against quantitative goals in the recruitment, promotion, education, and representation strategy pillars on a firm-wide basis, as determined by the Inclusion & Wellbeing Sub-Committee and the Compensation Committee (the “People & Culture” component). This component is intended to be leveraged (0% to 200%), and success is measured by examining the number of pre-established goals met and the degree of over-or under-performance across the goals established by the Compensation Committee. This assessment is made in consultation with the Inclusion & Wellbeing Sub-Committee.

In addition, the Compensation Committee set a minimum achievement threshold at 70% of the 2022 adjusted OI, or $2,688 million. The Compensation Committee set the minimum threshold at 70% because it believed performance below that level would not create enough value for the Company’s shareholders and, therefore, should not result in annual incentive payments. If the minimum achievement threshold is satisfied, an annual incentive pool may be funded as described below under “Determining 2023 Annual Incentives.”

2023 Actual Performance. The Company’s adjusted OI for 2023 was $4,223 million for purposes of determining 2023 annual incentives, which exceeded the minimum threshold of 70% established under our Shareholder-Approved Plan. The $4,223 million of adjusted OI was 10.0% greater than 2022 adjusted OI of $3,840 million, or 8.0% greater than our 200-bps hurdle, resulting in a performance factor of 108.0% for the financial component. The Compensation Committee reviewed the Company’s progress against a robust set of goals demonstrating progress in our People & Culture component, and determined that the Company progressed on its objectives, including (1) advancing representation in senior leadership roles for women globally and for racially diverse leaders in the United States, (2) surpassing its goals with respect to promotions of racially diverse leaders in the United States, (3) advancing its recruitment of candidates from diverse backgrounds in the United States, and (4) significantly exceeding its learning goals for all colleagues on inclusion topics. Based on its assessment of progress around these goals, the Compensation Committee determined that the performance factor was 113% for the People & Culture component.

Determining 2023 Annual Incentives. In accordance with our Shareholder-Approved Plan, the Senior Executive Incentive Compensation Plan (“SEICP”) would not be funded for 2023 unless Aon achieved the minimum threshold of 70% of the 2022 baseline OI. After determining that this minimum threshold had been achieved, the Compensation Committee met in

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February 2024 to determine the funding status of the SEICP pool for 2023. After application of the formula guidelines described above, the total incentive pool reserved for participating members of the Company’s senior management team (including our NEOs) was determined to be approximately $14.5 million, or 109% of target. In determining annual incentives for our NEOs, the Compensation Committee (or, with respect to Mr. Case, the independent members of the Board) considered Mr. Case’s compensation recommendations for the NEOs (other than himself), business and financial results, individual delivery of key strategic initiatives and personal leadership qualities.

Mr. Case. The independent directors of the Board determined that, under Mr. Case’s leadership, the Company delivered continued strong progress across the four key financial metrics that we report to shareholders: organic revenue growth, adjusted operating margin, adjusted diluted earnings per share, and free cash flow. Organic revenue growth was 7%, operating margin on an adjusted basis increased 80 basis points to 31.6%, adjusted diluted earnings per share increased 6% to $14.14, and free cash flow increased to $3.2 billion. During 2023, the firm returned nearly $3.2 billion of capital to shareholders through share repurchases and dividends. Under Mr. Case’s leadership, Aon announced its 3x3 Plan to drive our Aon United strategy, bringing together Risk Capital and Human Capital, strengthening the Aon Client Leadership model, and accelerating service delivery and innovation through Aon Business Services. His leadership was instrumental in progress made on key strategic initiatives to support the plan, including the $900 million cash restructuring charge to accelerate our Aon Business Services strategy and optimize our workforce, and a definitive agreement to acquire leading middle-market broker, NFP. Mr. Case led execution of these initiatives while continuing to navigate a dynamic external economic environment, the ongoing competitive talent market, and other challenges to achieve continued record-high colleague engagement, retention rates above pre-pandemic levels, and meaningful progress on inclusion and diversity initiatives.

Ms. Davies. The Compensation Committee determined that Ms. Davies’ individual efforts contributed substantially to the Company’s strong business and financial results in 2023, including the four key financial metrics that we report to shareholders: organic revenue growth, adjusted operating margins, adjusted diluted earnings per share, and free cash flow. Her leadership around operating income growth and working capital improvement meaningfully contributed to the firm’s $3.2 billion free cash flow and 23.8% free cash flow margin. Further, she led our disciplined approach to capital allocation, realizing the completion of $2.7 billion in share repurchase and a 33.1% return on invested capital. Ms. Davies was heavily engaged in developing the 3x3 Plan to accelerate our Aon United strategy and led key strategic initiatives including accelerating Aon Business Services and the related restructuring program, the acquisition of NFP, and ongoing outreach to shareholders to effectively communicate strategy and financial results. Ms. Davies continues to lead with a focus on inclusion in colleague interactions and the development of key talent, inspiring multiple senior leaders to similarly take actions.

Mr. Andersen. The Compensation Committee determined that Mr. Andersen’s individual efforts contributed substantially to the Company’s strong business and financial results in 2023, including the four key financial metrics that we report to shareholders: organic revenue growth, adjusted operating margins, adjusted diluted earnings per share, and free cash flow. Mr. Andersen’s leadership was essential to delivering impressive, double-digit organic revenue growth in two solution lines, including 10% in each of Health Solutions and Reinsurance Solutions, as well as 5% in Commercial Risk Solutions and 4% in Wealth Solutions. Mr. Andersen led ongoing development of the future Aon United strategy through the 3x3 Plan and drove ongoing progress on our Risk Capital and Human Capital strategies and the Aon Client Leadership model within the plan, as well as leading work to sign the definitive agreement to acquire NFP. Mr. Andersen’s leadership was instrumental in supporting colleague engagement and retention in a competitive talent marketplace, and in setting a standard for inclusive leadership with business leaders.

Ms. Stevens. The Compensation Committee determined that Ms. Stevens’ individual efforts contributed substantially to Company’s strong business and financial results, as well as the development of the 3x3 Plan and to the attraction, retention, and motivation of leading talent. These and other actions have allowed us to maintain record-high colleague engagement and retention in a competitive talent market, and providing enhanced support to people leaders and managers, driving exceptional results in these dimensions on our annual colleague support survey. Ms. Stevens’s contributions include strategic workforce planning, managing hiring and attrition in line with business demand, reshaping and redeploying colleagues for maximum impact and alignment with client demand, and building longer-term infrastructure around skills-based hiring and development. She has also helped introduce enhanced learning and development models, particularly for early career colleagues and high-potential leaders.

Mr. Zeidel. The Compensation Committee determined that Mr. Zeidel’s individual efforts in driving legal and compliance operational initiatives, advancing the firm’s commercial initiatives, and promoting enhancements to compliance and risk

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management practices across the firm enabled the Company’s strong business and financial results in 2023. Mr. Zeidel enhanced the firm’s approach to negotiation and standardization of commercial terms and implemented improvements to the management of compliance risk globally, including efforts to enhance compliance and risk management practices involving privacy and other evolving and complex regulatory regimes. Mr. Zeidel also provided extraordinary effort and helped lead work to sign the definitive agreement to acquire NFP and has continued that effort and leadership as we move toward consummating the transaction. He has provided ongoing counsel and leadership with respect to our inclusion and engagement initiatives. Mr. Zeidel has been a passionate advocate for underserved communities and under his leadership, the firm’s law and compliance department has led community service and pro bono initiatives, including in the areas of criminal justice, disability law, and asylum.

Adjustment of 2023 Annual Incentives. As part of the annual review process, Mr. Case proposed to the Compensation Committee that he and the other participants in the Senior Executive Incentive Compensation Plan receive annual incentives below the target amounts for fiscal year 2023. While we achieved strong performance as highlighted above, this recommendation was made to more rigorously reflect and further align our pay-for-performance executive compensation philosophy with the high expectations for overall Company performance. Following their review of individual NEO performance, the Compensation Committee (and the Board, in the case of Mr. Case) determined that each NEO receive 68% of his or her target annual incentive, other than Mr. Zeidel, who received an annual incentive of 96% of his target. For 2023, annual incentive awards to our NEOs were paid out entirely in PSUs, vesting on similar terms as LPP 19 awards, subject to attainment of a share price hurdle, except that Mr. Zeidel received a portion ($250,000) of his earned annual incentive in cash. As we embark on the 3x3 Plan, we remain exceptionally well-positioned to deliver results in 2024 and in the future.

The following table sets forth the actual annual incentive awarded to each of our NEOs under the Senior Executive Incentive Compensation Plan for the year:

NEO	2023 Actual Annual Incentive

Gregory C. Case	$2,550,000

Christa Davies	$1,863,200

Eric Andersen	$1,700,000

Lisa Stevens	$1,020,000

Darren Zeidel	$862,000

Executive and Relocation Benefits

Executive Benefits. In addition to the broad-based employee benefit programs that are available to our employees generally (such as health coverage, 401(k) plan, etc.), each of our NEOs is eligible to participate in a deferred compensation program and a supplemental savings plan. Only Mr. Andersen participates in our defined benefit pension plan and the supplemental pension program (each of which are frozen to new participation) because each other NEO was hired after the Aon pension plan was closed to new hires in 2004. Additional information regarding these qualified and nonqualified plan benefits is set forth under the headings “Pension Benefits in Fiscal Year 2023” and “Nonqualified Deferred Compensation in Fiscal Year 2023” contained in this proxy statement. We also provide an executive health screening program available to all of our NEOs and certain other members of our senior management team.

Relocation Benefits. In 2023, we continued to provide benefits to Mr. Case and Ms. Davies for their continued agreement to perform services primarily at the Company’s global operational headquarters in London. The Aon group global operational headquarters remained in London following the Company’s reorganization as a public company organized under the laws of Ireland in April 2020 while parent company Aon plc is resident in Dublin. Relocation benefits are customary for expatriate assignments for us and other employers in our industry, and the Compensation Committee approved certain benefits for Mr. Case and Ms. Davies after consulting with its independent compensation consultant. Each relocated NEO has signed an international assignment letter with Aon that sets forth the relocation benefits available to him or her. The Compensation Committee periodically reviews the relocation packages of Mr. Case and Ms. Davies. These benefits are provided pursuant to international assignment letters with Mr. Case and Ms. Davies, which are described in more detail under the heading “International Assignment Letters.”

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The compensation received in the form of such benefits is reflected in the Summary Compensation Table for Fiscal Years 2023, 2022, and 2021.

Post-Termination Compensation

We believe that providing severance and change in control severance benefits is important to recruit talented employees and secure the continued employment and dedication of our existing employees. A significant number of the companies with which we compete for talent have similar arrangements in place for their senior executives. While we consider these benefits to be important, the terms of these benefits are not considered as part of the compensation strategy when the Compensation Committee annually determines the compensation for the NEOs. Additional information about post-termination compensation is set forth in the section captioned “Potential Payments and Benefits on Termination or Change in Control” contained in this proxy statement.

Severance Benefits Upon Change in Control. Our NEOs, other than Mr. Case, are eligible for change in control severance benefits under our Senior Executive Combined Severance and Change in Control Plan (referred to throughout this CD&A and the accompanying compensation tables as the “Combined Severance Plan”). The Combined Severance Plan provides that covered executives would receive certain severance benefits upon qualifying terminations of employment in connection with or within two years following a change in control of Aon. Thus, the Combined Severance Plan requires a “double trigger”—a qualifying change in control of Aon and a qualifying termination of the executive’s employment—for severance benefits to become payable. Mr. Case, who is not covered under the Combined Severance Plan, is party to an individual change in control severance agreement with the Company that also provides certain severance benefits upon a qualifying termination in connection with or within two years following a change in control of Aon. Neither the Combined Severance Plan nor Mr. Case’s individual agreement provides for excise tax gross-up protection in the event the executive becomes subject to tax under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) in connection with such change in control of Aon.

Additional information regarding the change in control arrangements for our NEOs is set forth in the section captioned “Potential Payments and Benefits on Termination or Change in Control” contained in this proxy statement.

Severance Benefits Pursuant to Employment Agreements and Combined Severance Plan. We have entered into agreements with certain executive officers that provide for post-employment severance benefits and transitional compensation if the officer’s employment terminates for a qualifying event or circumstance unrelated to a change in control of Aon, such as being terminated without “cause,” as such term is defined in the applicable operative agreement.

In the case of Mr. Andersen, we entered into an employment agreement with him on July 26, 2023, pursuant to which he will continue to serve as President of the Company and Aon Corporation. Additional information about Mr. Andersen’s employment agreement is provided in the section captioned “Summary Compensation Table for Fiscal Years 2023, 2022 and 2021” in this proxy statement under “Mr. Andersen’s Employment Letter and Agreement” and in the section captioned “Potential Payments and Benefits on Termination or Change in Control” under “Employment Agreement with Mr. Andersen.”

To the extent that our NEOs are not party to an individual employment agreement providing for severance benefits, those individuals are eligible to receive severance benefits under the Combined Severance Plan. During 2023, each of our NEOs had an employment agreement or letter providing for severance benefits or was eligible to receive severance benefits under the Combined Severance Plan. Additional information regarding such post-employment severance or transitional compensation for Mr. Case and the other NEOs is set forth in the section captioned “Potential Payments and Benefits on Termination or Change in Control” contained in this proxy statement.

Risk Assessment of Compensation Policies and Practices

We believe that we maintain an appropriate level of prudence associated with our compensation practices and will continue to do so. We engage in a process to evaluate whether our executive and broad-based compensation programs contribute to unnecessary risk-taking. This includes a detailed annual assessment by the Compensation Committee’s independent consultant. We concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. In the first quarter of 2024, Meridian independently assessed our compensation practices for 2023 and concluded that they reflect appropriate balance and incorporate appropriate policies and oversight to mitigate imprudent risk-taking.

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Compensation Committee Report

The Organization and Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and set forth in this proxy statement.

Based on its review and discussions with management, the Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and thereby incorporated into Aon’s Annual Report on Form 10-K for the year ended December 31, 2023.

The Compensation Committee’s report is provided by the Organization and Compensation Committee, which is composed entirely of the following independent directors:
Richard C. Notebaert, Chair Jin-Yong Cai Jeffrey C. Campbell	Cheryl A. Francis Byron O. Spruell Carolyn Y. Woo

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Executive Compensation

The executive compensation disclosure contained in this section reflects compensation information for the years ended December 31, 2023, December 31, 2022, and December 31, 2021, with respect to our NEOs for all years in which each NEO served in that capacity. The following Summary Compensation Table contains compensation information for the following NEOs: (1) Mr. Case, who served as our Chief Executive Officer during 2023, (2) Ms. Davies, who served as our Chief Financial Officer during 2023, and (3) Mr. Andersen, Ms. Stevens, and Mr. Zeidel, who were our three other most highly compensated executive officers serving as of December 31, 2023.

Summary Compensation Table for Fiscal Years 2023, 2022 and 2021

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Gregory C. Case	2023	1,500,000	—	21,487,348	—	—	—	674,485	23,661,834
Chief Executive	2022	1,500,000	—	17,497,455	—	—	—	671,530	19,668,985

Officer	2021	1,500,000	—	15,262,436	—	2,437,500	—	668,448	19,868,384
Christa Davies	2023	1,250,000	—	25,042,451	—	—	—	5,340,367	31,632,818
Executive Vice President	2022	1,250,000	—	7,608,231	—	—	—	3,130,577	11,988,808

and Chief Financial Officer	2021	1,000,000	—	8,313,103	—	1,365,000	—	4,536,093	15,214,195
Eric Andersen	2023	1,250,000	—	23,356,614	—	—	108,811	50,022	24,765,447
President	2022	1,250,000	—	6,056,776	—	—	—	56,912	7,363,688

	2021	1,000,000	—	6,381,328	—	1,218,750	—	43,450	8,643,528
Lisa Stevens	2023	1,000,000	—	5,269,440	—	—	—	36,446	6,305,886
Executive Vice President	2022	1,000,000	—	3,365,712	—	—	—	33,147	4,398,859

and Chief People Officer	2021	900,000	—	2,106,188	—	780,000	—	34,960	3,821,148
Darren Zeidel	2023	900,000	—	2,573,886	—	250,000	—	37,695	3,761,581
Executive Vice President,	2022	900,000	—	1,885,973	—	—	—	37,140	2,823,113
General Counsel and	2021	750,000	—	1,534,728	—	585,000	—	29,100	2,898,828
Company Secretary

(1)

The amounts shown reflect the aggregate grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”)) of restricted share unit awards (paid in satisfaction of all or part of each NEO’s annual incentive award for the previous performance year) and performance share unit awards granted to our NEOs pursuant to our Shareholder-Approved Plan in 2023 and, where applicable, 2022, and 2021. These amounts disregard adjustments for forfeiture assumptions and do not reflect amounts actually paid to, or realized by, the NEOs in the years shown, or any prior years.

LPP Awards. In 2021-2023, each of our NEOs received awards of PSUs under the LPP (and, in the case of Mr. Case, also in satisfaction of a portion of his annual incentive from the previous year) with grant date fair values as set forth in the table below.

Name	Year	Grant Date Fair Value of Performance Share Unit Awards Assuming Probable Outcomes Under LPP ($)	Grant Date Fair Value of Performance Share Unit Awards Assuming Achievement of Maximum Performance Levels Under LPP ($)
Gregory C. Case	2023	19,293,739	38,587,479
	2022	17,497,455	34,994,910
	2021	14,054,964	28,109,929
Christa Davies	2023	7,839,084	15,678,167
	2022	6,873,311	13,746,622
	2021	7,613,019	15,226,039
Eric Andersen	2023	6,369,181	12,738,362
	2022	5,400,548	10,801,096
	2021	5,856,437	11,712,874
Lisa Stevens	2023	3,919,542	7,839,084
	2022	2,945,838	5,891,676
	2021	1,756,260	3,512,521
Darren Zeidel	2023	1,763,823	3,527,647
	2022	1,570,927	3,141,854
	2021	1,219,656	2,439,312

42  2024 Aon Proxy Statement

July 2023 PSUs. On July 26, 2023, the Compensation Committee approved special grants of PSUs to each of Ms. Davies and Mr. Andersen with grant date fair values, assuming probable outcomes, of $14,737,500 each.

For awards granted under the LPP and the July 2023 PSUs, the grant date fair value of PSUs is calculated in accordance with ASC Topic 718 based on the probable outcome of the performance conditions at the time of grant. See Note 12 “Share-Based Compensation Plans” of the Notes to Consolidated Financial Statements in Part II, Item 8 of the Company’s Form 10-K for the year ended December 31, 2023 for information regarding assumptions underlying the valuation of equity awards. Set forth above are the grant date fair values of the PSUs granted under the LPP and the July 2023 PSUs, calculated assuming (i) the probable outcome of the performance conditions for each program, which amount is included in the “Stock Awards” column of this Summary Compensation Table and (ii) for units granted under the LPP, achievement of the maximum levels of performance. No maximum amounts are reflected for the July 2023 PSUs because the threshold performance level has not been achieved. The amounts shown in the tables above reflect the aggregate grant date fair value for these awards computed in accordance with ASC Topic 718, and do not correspond to the actual value that will be recognized by our NEOs.

(2)

The amounts shown in the “Non-Equity Incentive Plan Compensation” column for each of 2023, 2022, and 2021 reflect the cash portion of the annual incentive awards earned by the NEOs for performance in those years. For 2021, 65% was paid in the form of cash and 35% was paid in the form of restricted share units (reported in the “Stock Awards Column”), except that Mr. Case received 35% in the form of PSUs. For 2022, 100% was paid in the form of restricted share units, except that Mr. Case received 65% in the form of restricted share units and 35% in the form of PSUs. For 2023, other than for Mr. Zeidel, 100% was paid in the form of PSUs with terms similar to LPP 19 awards, except that such units are also subject to attainment of a share price hurdle. For Mr. Zeidel, in addition to the PSUs, he received a portion ($250,000) of his annual incentive in cash. All amounts shown in this column were actually paid or granted to the NEOs in the first quarter of the year following the relevant performance year, which, for annual awards settled in share units, causes the amounts to be reflected as stock awards in the Summary Compensation Table two years following the relevant performance year.

(3)	For 2023, the amounts reported as “All Other Compensation” consist of the following components:

Name	Company Contributions ($)(a)	Perquisites ($)(b)	Other ($)(c)	Tax Reimbursements ($)(d)	Total ($)

Gregory C. Case	31,650	28,322	614,513	—	674,485

Christa Davies	31,650	86,260	527,510	4,694,947	5,340,367

Eric Andersen	31,650	18,372	—	—	50,022

Lisa Stevens	28,250	8,196	—	—	36,446

Darren Zeidel	29,950	7,745	—	—	37,695

(a)

The amounts shown in the “Company Contributions” column represent, for each of our NEOs, (i) a contribution by Aon of $21,450 for each of Mr. Case, Ms. Stevens, and Mr. Zeidel, and $21,150 for each of Ms. Davies and Mr. Andersen to the Aon Savings Plan, our qualified defined contribution plan; and (ii) a contribution by Aon of $10,200 for Mr. Case, $10,500 for each of Ms. Davies and Mr. Andersen, $6,800 for Ms. Stevens, and $8,500 for Mr. Zeidel to the Aon Supplemental Savings Plan, a nonqualified defined contribution plan.

(b)

Mr. Case and Ms. Davies have agreed to provide services primarily at Aon’s London, U.K. headquarters. They are each provided relocation packages that are intended to keep them “whole” on a total rewards basis, be transparent and equitable, and reflect competitive practices and benchmarks of industry counterparts. This column also includes amounts Aon paid to third parties for Ms. Davies’ eligible dependents’ schooling or assistance in preparing her tax returns in connection with her international assignment.

In 2023, the Company provided perquisites to Ms. Davies related to the assignment of $54,914 for schooling assistance and $31,346 for tax preparation services.

For a description of cash allowances and cash bonuses paid to our NEOs in connection with the international assignments, see footnote (c) below.

All NEOs except Ms. Davies participated in Aon’s executive health screening program in 2023. The actual cost to Aon of the NEO’s use of this program was $7,687 for Mr. Case, $5,000 for Mr. Andersen, $4,356 for Ms. Stevens, and $6,620 for Mr. Zeidel.

As part of Mr. Case’s employment agreement, Aon provides him with life insurance coverage in the amount no less than $5,000,000 during the term of his agreement. This amount reflects the cost above and beyond the cost of life insurance that is provided to a typical Aon employee. For 2023, the cost was $20,635.

Ms. Stevens received reimbursement for club dues of $3,840. Mr. Andersen received an annual car allowance of $12,000.

We maintain an arrangement with NetJets for use of chartered aircraft and associated ground travel as necessary. Infrequently, a NEO will use a NetJets flight for personal purposes, or the spouse or guests of a NEO may accompany the executive when a NetJets flight is already going to a specific destination for a business purpose. In the case of a personal flight, the cost to the Company of such flight is reimbursed to the Company by the NEO. In the case of a spouse or other guest on a business flight, this has a minimal cost to the Company and, where applicable, the variable costs associated with the additional passenger are included in determining the aggregate incremental cost to the Company. No amounts were included in the Summary Compensation Table this year with respect to such aircraft.

2024 Aon Proxy Statement  43

(c)

In connection with their international assignment to London, U.K., Mr. Case and Ms. Davies are entitled to additional cash compensation in accordance with the terms of their international assignment letters and our relocation programs. The following table sets forth the additional compensation received by them with respect to 2023 service:

Name	Housing Allowance ($)	Cost of Living Allowance ($)	Foreign Service Allowance ($)	Transportation Allowance ($)	Total ($)

Gregory C. Case	382,013	97,500	135,000	—	614,513

Christa Davies	286,510	97,500	120,000	23,500	527,510

(d)

In connection with her international assignment, Ms. Davies is entitled to receive a tax equalization benefit designed to equalize the income tax paid by her so that her total income and social tax costs related to any earnings from the Company while on the international assignment (including earnings related to granting or vesting of equity-based awards) will be no more than an amount she would have paid had all of the earnings been taxable solely pursuant to U.S. income tax laws.

The tax equalization benefit caps the executive’s total income tax exposure to what she would be taxed on earnings from the Company under the U.S. tax laws (as compared to the U.K. tax laws as in existence from time to time). This policy is designed and intended to yield neither an economic benefit nor detriment to Ms. Davies as a result of her international assignment.

For Ms. Davies, any applicable schooling assistance and allowances for foreign service, housing, cost of living, home leave, and transportation are grossed up for applicable U.S. taxes.

The amounts shown in the “All Other Compensation” table represent Aon’s calculation of the excess U.K. taxes paid above the hypothetical tax that Ms. Davies would have paid had she not been relocated to London, U.K. and the amount paid by Aon to neutralize the tax impact on Ms. Davies with respect to eligible relocation compensation.

Employment Agreements and Other Compensation Agreements

Mr. Case’s Employment Agreement

We are party to an employment agreement with Mr. Case pursuant to which he serves as our Chief Executive Officer. The current term of Mr. Case’s agreement continues through April 1, 2028, unless terminated earlier or extended. The agreement also provides that Mr. Case will be nominated for re-election as a member of the Board at each annual general meeting of shareholders during the period of his employment.

Mr. Case’s employment agreement provides for an initial base salary of $1,500,000, subject to adjustment at the discretion of the Board, and a target annual incentive bonus of not less than 200% of base salary, subject to the provisions of our Shareholder-Approved Plan. The Board retains the discretion to determine Mr. Case’s actual bonus payment. In the first quarter of 2022, the Compensation Committee performed its annual compensation review (as described above under “The Executive Compensation Process”) and adjusted Mr. Case’s target annual incentive to 250% of base salary.

In addition, Mr. Case’s agreement provides that he will be provided with life insurance coverage in an amount equal to no less than $5,000,000 during the term of the agreement. Under the agreement, Mr. Case has also agreed to maintain an investment position in Class A Ordinary Shares equal to no less than 20 times his annual base salary.

Ms. Davies’s Employment Agreement

We are party to an employment agreement with Ms. Davies pursuant to which she serves as our Executive Vice President and Chief Financial Officer. The current term of Ms. Davies’s agreement continues through April 1, 2026, unless terminated earlier or extended. The agreement provides for an initial base salary and a target annual incentive bonus of her base salary and foreign service allowance. In the first quarter of 2022, the Compensation Committee performed its annual compensation review (as described above under “The Executive Compensation Process”) and adjusted Ms. Davies’s base salary to $1,250,000 and target annual incentive to 200% of base salary.

On April 1, 2024, Ms. Davies notified the Company of her intention to retire from the position of Chief Financial Officer. Ms. Davies will continue to serve as Chief Financial Officer into the third quarter of 2024 and will thereafter remain at the Company as a senior advisor for a transition period into 2025.

Mr. Andersen’s Employment Agreement and Letter

We are party to an employment agreement with Mr. Andersen, effective July 1, 2023, pursuant to which he serves as President of the Company and Aon Corporation. The current term of Mr. Andersen’s agreement continues until June 30, 2026, unless earlier terminated or extended. The employment agreement supersedes Mr. Andersen’s employment letter

44  2024 Aon Proxy Statement

confirming certain terms and conditions of his at-will employment dated as of May 11, 2018. Mr. Andersen’s agreement provides for an initial base salary of no less than $1,250,000 per year, and a target annual incentive of no less than 200% of his base salary. The agreement also provides for the grant of the July 2023 PSUs.

Ms. Stevens’s Employment Letter

We have provided Ms. Stevens an employment letter pursuant to which she serves as our Executive Vice President and Chief People Officer. The letter provides that Ms. Stevens’s continued employment with us is on an at-will basis, and that she is eligible to participate in our Combined Severance Plan. Ms. Stevens’s letter also provides for an initial base salary, which has subsequently been adjusted to $1,000,000 by our Compensation Committee as permitted under the letter, a target annual bonus of 100% of her base salary, which has subsequently been adjusted to 150% by our Compensation Committee as permitted under the letter, and an initial target long-term incentive award of 150% of her base salary.

Mr. Zeidel’s Employment Letter

We have provided Mr. Zeidel an employment letter pursuant to which he serves as our Executive Vice President, General Counsel, and Company Secretary. The letter provides that Mr. Zeidel’s continued employment with us is on an at-will basis, and that he is eligible to participate in our Combined Severance Plan. Mr. Zeidel’s letter also provides for an initial base salary, which has subsequently been adjusted to $900,000 by our Compensation Committee as permitted under the letter, a target annual bonus of 100% of his base salary, and an initial target long-term incentive award of 150% of his base salary.

International Assignment Letters

In connection with their agreeing to provide services primarily at Aon’s London global operational headquarters, we entered into international assignment letters with each of Mr. Case and Ms. Davies. These letters describe the international assignments and set forth the relocation benefits to the executives, which are described below. The letters are not intended to diminish the rights of the executives under their current employment arrangements; however, the letters provide by their terms that the executives’ acceptance of their international assignments, and repatriation thereafter, will not give rise to any right to terminate for good reason (as such term is defined in the applicable executive’s employment agreement, if applicable).

The letters for Mr. Case and Ms. Davies were amended and extended in July 2014 for an additional two years, in July 2016 for an additional two years, and on each July 1 of 2018 through 2023 for an additional year.

Depending on each executive’s personal circumstances, and as disclosed in the tables above, the relocation packages, as amended, generally provide some or all of the following benefits:

•	a monthly housing allowance of approximately $31,834 for Mr. Case and $23,876 for Ms. Davies;

•	a monthly cost of living differential of $8,125;

•	a monthly foreign service allowance of $11,250 for Mr. Case, and $10,000 for Ms. Davies;

•	a monthly car allowance of approximately $1,958 for Ms. Davies;

•	eligible dependents’ schooling assistance, including tuition and application fees, for Ms. Davies;

•

a tax equalization benefit for Ms. Davies, designed to equalize the income tax paid by her so that her total income tax costs related to any earnings from the Company while on the international assignment (including earnings related to granting or vesting of equity-based awards) will be no more than an amount she would have paid had all of the earnings been taxable solely pursuant to the U.S. income tax laws;

•	a tax gross-up for Ms. Davies on schooling assistance and on allowances related to housing, cost of living, home leave, and transportation; and

•	enhanced tax preparation and planning and expatriate services for the tax years covered by the international assignment or for which international earnings are taxed by the U.K. or Ireland.

All of the relocation benefits are subject to recoupment if the executive officer resigns employment with the Company within two years of commencing the international assignment, or 12 months after the end of the assignment, and becomes employed by a direct competitor of the Company.

2024 Aon Proxy Statement  45

Grants of Plan-Based Awards in Fiscal Year 2023

The following table provides information on non-equity incentive plan compensation, restricted share unit awards, and performance share unit awards granted in 2023 to each of the NEOs.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Gregory C. Case	2/17/2023	3,750,000	7,500,000	—	—	—	7,070	—	—	2,193,609
	3/24/2023	—	—	31,831	63,661	127,322	—	—	—	19,293,739

Christa Davies	2/16/2023	2,740,000	5,480,000	—	—	—	7,948	—	—	2,465,867

	3/23/2023	—	—	13,202	26,404	52,808	—	—	—	7,839,084
	7/26/2023	—	—	25,000	50,000	100,000	—	—	—	14,737,500

Eric Andersen	2/16/2023	2,500,000	5,000,000	—	—	—	7,252	—	—	2,249,933
	3/23/2023	—	—	10,727	21,453	42,906	—	—	—	6,369,181
	7/26/2023	—	—	25,000	50,000	100,000	—	—	—	14,737,500

Lisa Stevens	2/16/2023	1,500,000	3,000,000	—	—	—	4,351	—	—	1,349,898
	3/23/2023	—	—	6,601	13,202	26,404	—	—	—	3,919,542

Darren Zeidel	2/16/2023	900,000	1,800,000	—	—	—	2,611	—	—	810,063
	3/23/2023	—	—	2,971	5,941	11,882	—	—	—	1,763,823

(1)

The amounts shown relate to potential annual incentive plan awards for 2023 service for each NEO under our Shareholder-Approved Plan. The amounts shown as “Target” represent the target payment level of 250% for Mr. Case, 200% for Ms. Davies and Mr. Andersen, 150% for Ms. Stevens, and 100% for Mr. Zeidel, of their respective base salaries (after giving effect to annual increases), and the amounts shown in “Maximum” reflect the maximum payment level of two times the target incentive amount, as provided by the terms of our Shareholder-Approved Plan. For Ms. Davies, the annual foreign service allowance is included with base salary in determining her bonus target.

Our Shareholder-Approved Plan does not contain a threshold payment level for any of the NEOs. If pre-established performance measures are not met, no payments are made.

(2)

The amounts shown in columns titled “Threshold,” “Target,” and “Maximum” represent the threshold, target, and maximum number of (a) PSUs granted to our NEOs pursuant to Aon’s LPP 18 (and, for Mr. Case, in respect of 35% of his 2022 annual incentive award) that will be earned and settled in Class A Ordinary Shares if certain performance criteria are achieved during the 2023 to 2025 performance period, and (ii) for Ms. Davies and Mr. Andersen, PSUs granted to them on July 26, 2023 (the July 2023 PSUs). As the potential payments for these units are dependent on achieving certain performance criteria, actual payouts could differ by a significant amount. For more information regarding the terms of the PSUs granted pursuant to LPP 18, see the section titled “Leadership Performance Program under Our Shareholder-Approved Plan” in the CD&A. For more information regarding the terms of the July 2023 PSUs, see the section titled “July 2023 Long-Term Performance-Based Awards” in the CD&A.

(3)

The amounts shown in this column represent the number of restricted share units granted to each NEO in 2023 in satisfaction of 100% of the annual incentive award earned by such NEO for 2022 performance, other than Mr. Case, who received 65% in the form of restricted share units. Within the framework of our Shareholder-Approved Plan, the target amount of each NEO’s annual incentive award for 2022 performance (calculated as a percentage of base salary and, with respect to Ms. Davies, her annual foreign service allowance) was 200% for each of Ms. Davies and Mr. Andersen, 150% for Ms. Stevens, and 100% for Mr. Zeidel; the bonus range was capped at 400% for each of Ms. Davies and Mr. Andersen, 300% for Ms. Stevens, and 200% for Mr. Zeidel. The determination of the actual incentive amount payable was determined based, among other things, on Aon’s overall performance and an individual performance assessment. These restricted share units will vest in installments of 33 1/3% on the first through third anniversaries of the date of grant. Effective with grants in 2023 onward, dividend equivalents will accumulate and pay when the restricted share unit vests. Voting rights do not attach to any unvested restricted share units.

(4)

The amounts shown in this column are the grant date fair values of the restricted share units and PSUs. The grant date fair value reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 and, with respect to the performance share unit awards granted under the LPP and the July 2023 PSUs, is based on the probable outcome of the performance-based conditions at the time of grant. These amounts do not correspond to the actual value (if any) that may be recognized by the NEOs. For additional information about the applicable assumptions for determining the grant date fair value of restricted share unit awards, see footnote (1) to the Summary Compensation Table.

46  2024 Aon Proxy Statement

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth information regarding outstanding restricted share units and PSUs held by each of our NEOs on December 31, 2023. See “Potential Payments and Benefits on Termination or Change in Control” for information regarding the impact of certain employment termination scenarios on outstanding equity awards.

	Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

Gregory C. Case	2/12/2021	(1)	1,765	513,650	—	—
	3/26/2021	(2)	126,144	36,710,427	—	—
	3/25/2022	(3)	—	—	8,128	2,365,411
	3/25/2022	(3)	—	—	102,186	29,738,170
	2/17/2023	(1)	7,070	2,057,511	—	—
	3/24/2023	(3)	—	—	127,322	37,053,248

Christa Davies	2/11/2021	(1)	1,018	296,258	—	—
	3/25/2021	(2)	47,104	13,708,206	—	—
	8/6/2021	(2)	19,118	5,563,720	—	—
	2/17/2022	(1)	1,744	507,539	—	—
	3/24/2022	(3)	—	—	44,112	12,837,474
	2/16/2023	(1)	7,948	2,313,027	—	—
	3/23/2023	(3)	—	—	52,808	15,368,184
	7/26/2023	(4)	—	—	25,000	7,275,500

Eric Andersen	2/11/2021	(1)	763	222,048	—	—
	3/25/2021	(2)	35,550	10,345,761	—	—
	8/6/2021	(2)	15,296	4,451,442	—	—
	2/17/2022	(1)	1,557	453,118	—	—
	3/24/2022	(3)	—	—	34,660	10,086,753
	2/16/2023	(1)	7,252	2,110,477	—	—
	3/23/2023	(3)	—	—	42,906	12,486,504
	7/26/2023	(4)	—	—	25,000	7,275,500

Lisa Stevens	2/22/2019	(1)	639	185,962	—	—
	2/11/2021	(1)	509	148,129	—	—
	3/25/2021	(2)	15,998	4,655,738	—	—
	2/17/2022	(1)	996	289,856	—	—
	3/24/2022	(3)	—	—	18,906	5,502,024
	2/16/2023	(1)	4,351	1,266,228	—	—
	3/23/2023	(3)	—	—	26,404	7,684,092

Darren Zeidel	5/21/2019	(1)	44	12,805	—	—
	2/11/2021	(1)	458	133,287	—	—
	3/25/2021	(2)	11,110	3,233,232	—	—
	2/17/2022	(1)	748	217,683	—	—
	3/24/2022	(3)	—	—	10,082	2,934,064
	2/16/2023	(1)	2,611	759,853	—	—
	3/23/2023	(3)	—	—	11,882	3,457,900

(1)	The vesting schedule for the restricted share units, other than PSUs, held by each NEO is as follows:

Vesting Date	Gregory C. Case	Christa Davies	Eric Andersen	Lisa Stevens	Darren Zeidel
2/11/2024		1,018	763	509	458
2/12/2024	1,765
2/16/2024		2,649	2,417	1,450	870
2/17/2024	2,356	872	778	498	374
2/22/2024				639
5/21/2024					44
2/16/2025		2,649	2,417	1,450	870
2/17/2025	2,357	872	779	498	374
2/16/2026		2,650	2,418	1,451	871
2/17/2026	2,357

Total	8,835	10,710	9,572	6,495	3,861

2024 Aon Proxy Statement  47

(2)

The PSUs, to the extent earned, convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. For PSUs with a March 25, 2021, March 26, 2021, or August 6, 2021 grant date, the three-year performance period ended on December 31, 2023. These PSUs were subsequently settled in Class A Ordinary Shares on February 16, 2024.

(3)

The PSUs, to the extent earned, convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. A pre-established cumulative adjusted diluted earnings per share target as certified by the Compensation Committee in the first quarter of the year after the performance period must be met. For PSUs with a March 24, 2022 or March 25, 2022 grant date, the three-year performance period ends on December 31, 2024. For PSUs with a March 23, 2023 or March 24, 2023 grant date, the three-year performance period ends on December 31, 2025. If the minimum or threshold performance is not attained, the PSUs will be forfeited. In this table, the maximum number of PSUs is shown for outstanding awards for all LPP cycles as awards granted under these cycles are currently tracking at or above target payout levels. If Aon does not attain the maximum cumulative target over the three-year period, the number of Class A Ordinary Shares received by the NEOs upon settlement will be reduced.

(4)

The July 2023 PSUs, to the extent earned, convert into Class A Ordinary Shares on a one-to-one basis, with 0% to 200% of the target number of July 2023 PSUs (50,000) eligible to vest on the Vesting Date, as follows: (a) no July 2023 PSUs will vest if the average closing price of a Class A Ordinary Share for the 90 consecutive trading days ending on the Vesting Date is below the Performance Hurdle; and (b) subject to achieving the Performance Hurdle, the percentage of July 2023 PSUs to vest will be based upon the Average Share Price, as follows—(i) 50% if the Average Share Price is $475 (threshold), (ii) 100% if the Average Share Price is $500 (target), and (iii) 200% if the Average Share Price is at least $550 (max), with straight line vesting if the Average Share Price is between the threshold, target, and max levels. In this table, the threshold number of July 2023 PSUs is shown, as the share price Performance Hurdle has not been achieved due to the fact that these awards are intended to vest based on share price increases over a five-year period.

(5)	The market value is calculated using $291.02, the closing price of a Class A Ordinary Share on NYSE on December 29, 2023 (the last trading day of 2023).

Stock Vested in Fiscal Year 2023

The following table sets forth (1) the number of Class A Ordinary Shares acquired during 2023 by our NEOs upon the vesting of restricted share unit awards and the settlement of performance share unit awards, and (2) the value realized upon such vesting or settlement.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Gregory C. Case	200,049	62,076,563

Christa Davies	86,379	26,805,945

Eric Andersen	55,857	17,334,867

Lisa Stevens	16,503	5,124,486

Darren Zeidel	14,867	4,617,807

(1)

Represents (a) the vesting of restricted share units granted under our Shareholder-Approved Plan and (b) the settlement of performance share unit awards granted under the LPP in March 2020 for the three-year performance period ending on December 31, 2022, which were converted into Class A Ordinary Shares on February 16, 2023. Of the amounts shown, the following aggregate number of Class A Ordinary Shares were withheld to pay taxes due in connection with the vesting: Mr. Case, 88,578 shares; Ms. Davies, 33,990 shares; Mr. Andersen, 27,998 shares; Ms. Stevens, 7,720 shares; and Mr. Zeidel, 6,588 shares.

(2)

Calculated by multiplying (a) the fair market value of Class A Ordinary Shares on the vesting date, which was determined using the closing price on NYSE of a Class A Ordinary Share on the vesting date or, if such day is a holiday, on the immediately preceding working day, by (b) the number of Class A Ordinary Shares acquired upon vesting.

Pension Benefits in Fiscal Year 2023

The table below provides information regarding the benefits expected to be paid from the Company’s defined benefit pension plans, as well as a supplemental contractual arrangement, for Mr. Andersen, the only NEO who participates in these plans.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Eric Andersen	Aon Pension Plan	12	371,723	—

	Excess Benefit Plan	12	540,553	—

	Supplemental Contractual Pension	5	520,874	—

(1)

Reflects the actuarial present value of benefits accumulated under the respective plans from service and compensation through December 31, 2023, in accordance with the assumptions disclosed in Note 11 to the audited financial statements included in the Company’s Form 10-K for the year ended December 31, 2023.

48  2024 Aon Proxy Statement

Mr. Andersen commenced participation in the Aon Pension Plan on May 16, 1997. Under the Aon Pension Plan, a participant is generally entitled to an annual pension benefit commencing at the normal retirement age of 65, calculated based on the participant’s years of service, compensation, and Social Security benefits. Participants are fully vested after completing five years of service. Eligible compensation under the plan is subject to applicable IRS limits; accordingly, the maximum eligible compensation under the plan was $245,000 up to April 1, 2009, the date that the Aon Pension Plan was frozen. The pension formula for service after January 1, 1998, through December 31, 2006, is 1.15% of the participant’s final average earnings multiplied by years of service on or after January 1, 1998, plus 0.45% of the participant’s final average earnings in excess of covered compensation multiplied by years of service on or after January 1, 1998 (not in excess of 35 years). “Final average earnings” is the average of the participant’s base salary and certain eligible bonus payments for the five consecutive calendar years within the last 10 calendar years of employment for which the average was the highest. “Covered compensation” is the average of the Social Security Taxable Wage Base for the 35-year period prior to the participant’s normal retirement age. Effective January 1, 2007, the prior plan benefit was frozen and a career average formula of 1.15% of each year’s earnings plus 0.45% of earnings in excess of covered compensation is effective for service after December 31, 2006. The default form of benefit payment for married participants is a 50% joint and survivor pension; other actuarially equivalent payment options are also available. The Aon Pension Plan was frozen as to benefit accrual effective April 1, 2009, and was previously closed to newly hired employees effective January 1, 2004. Effective January 1, 2020, a portion of the liabilities of the Aon Pension Plan was spun-off to a mirror plan, the Aon Retirement Pension Plan, and Mr. Andersen’s pension plan participation continues under the Aon Retirement Pension Plan as of that date.

The Excess Benefit Plan was established in 1989 as an unfunded deferred compensation plan for a select group of management or highly compensated employees and was intended to replace benefits lost under the Aon Pension Plan due to application of certain IRS compensation limits. To be eligible for a benefit under this plan, participants must have attained age 50 and at least 10 years of benefit accrual service. Mr. Andersen satisfied those requirements as of February 3, 2015. The benefit under this plan is determined based on amount of the monthly benefit payable under the Aon Pension Plan had such plan not applied the maximum annual benefit limitation imposed by Section 415 of the Code. Effective for the 2002 plan year and thereafter, the Excess Benefit Plan was amended to provide that earnings in excess of $500,000 would not be taken into account for purposes of calculating the plan benefit. Effective January 1, 2006, the Excess Benefit Plan was further amended to incorporate an alternative benefit formula that provides a benefit of 1% of final average compensation multiplied by total years of service, subject to a maximum annual pension benefit of $500,000. Upon retirement, a participant will receive the greater of the pension from the basic formula (1.15%/0.45%) or the 1% formula. With respect to plan benefits that were earned and vested after December 31, 2004, the form of benefit is an actuarially equivalent term certain annuity for five years, payable monthly. With respect to plan benefits earned and vested on or before December 31, 2004, the form of benefit is the same that would apply under the Aon Pension Plan (subject to certain exceptions). The Excess Benefit Plan was frozen as to benefit accrual effective April 1, 2009.

Mr. Andersen and the Company entered into a Supplemental Pension Agreement effective January 19, 2010, in connection with the Company’s decision to freeze further benefit accruals under the Aon Pension Plan and the Excess Benefit Plan in 2009. Under this supplemental agreement, Mr. Andersen is entitled to a supplemental pension benefit upon termination of employment equal to the aggregate pension benefit earned under the Aon Pension Plan and the Excess Benefit Plan for the 2008 plan year, multiplied by five (effectively giving Mr. Andersen an additional five years of pension service). Mr. Andersen became fully vested in this benefit upon his continuous employment with the Company through the later of December 31, 2014, or attainment of age 50 and completion of 10 years of benefit accrual service. This benefit is payable in the form of a 100% joint and survivor annuity commencing following termination of employment or, if later, attaining age 55.

Nonqualified Deferred Compensation in Fiscal Year 2023

The table below shows any executive contributions, contributions by Aon, earnings, withdrawals, and account balances for the NEOs with respect to our Supplemental Savings Plan. None of our NEOs participate in the Aon Deferred Compensation Plan.

See the section titled “Executive and Relocation Benefits” in the CD&A and the narratives set forth below the following table for additional information on these plans.

2024 Aon Proxy Statement  49

Nonqualified Deferred Compensation in Fiscal Year 2023

Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)	Aon Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)

Gregory C. Case	Supplemental Savings Plan	—	10,200	6,010	—	229,971

Christa Davies	Supplemental Savings Plan	—	10,500	6,504	—	243,496

Eric Andersen	Supplemental Savings Plan	—	10,500	2,916	—	912,238

Lisa Stevens	Supplemental Savings Plan	—	6,800	534	—	26,309

Darren Zeidel	Supplemental Savings Plan	—	8,500	2,753	—	109,159

(1)	These amounts are included in “All Other Compensation” for 2023 in the Summary Compensation Table.

(2)

The following table provides the amount reported in the “Aggregate Balance at Last Fiscal Year End” column for each NEO that has been previously reported as compensation in the Summary Compensation Tables for 2023, 2022, and 2021.

Name	Name of Plan	Amount Included in 2023 Compensation in Summary Compensation Table ($)	Amount Included in 2022 Compensation in Summary Compensation Table ($)	Amount Included in 2021 Compensation in Summary Compensation Table ($)

Gregory C. Case	Supplemental Savings Plan	10,200	11,700	12,600

Christa Davies	Supplemental Savings Plan	10,500	12,125	10,900

Eric Andersen	Supplemental Savings Plan	10,500	12,125	13,000

Lisa Stevens	Supplemental Savings Plan	6,800	5,850	6,300

Darren Zeidel	Supplemental Savings Plan	8,500	9,750	8,400

Aon Supplemental Savings Plan

The Aon Supplemental Savings Plan was created to provide matching and other company allocations similar to what participants in the Aon Savings Plan (our qualified 401(k) plan) would have received had the Code limits not restricted contributions under the Aon Savings Plan. Participants eligible for Aon Savings Plan company contributions who are active at the end of the plan year and who attain the IRS 401(k) contribution limit and compensation limit (or participate in the Aon Deferred Compensation Plan) receive supplemental allocations to the Supplemental Savings Plan based on their years of service and their match eligible compensation in excess of the IRS limit or Deferred Compensation Plan deferrals (to a combined plan limit of $500,000). Distributions from the Supplemental Savings Plan must begin at the earlier of retirement or age 65.

Each NEO participated in the Supplemental Savings Plan in 2023. If an executive officer contributes on a match-eligible basis to the Aon Savings Plan an amount equal to the annual contribution limit imposed by the Code ($22,500 in 2023), the Supplemental Savings Plan provides for a company allocation as a percentage of eligible compensation deferred under the Aon Deferred Compensation Plan and of eligible compensation in excess of the IRS limit ($330,000 in 2023). The combined total annual eligible compensation for the Aon Savings and Aon Supplemental Savings Plans is capped at $500,000. The percentage allocation varies by length of service. In the first four years of employment the Company allocation percentage is 3% and that percentage increases incrementally to 6% after 15 years of service.

Potential Payments and Benefits on Termination or Change in Control

During 2023, each NEO was party to either an employment agreement with Aon that addresses the payments and benefits that he or she will receive under various termination of employment scenarios or an employment letter that provides for participation in the Combined Severance Plan. Non-competition and non-solicitation covenants apply to each NEO for a period of two years following the termination of employment of such executive without regard to the reason for such termination.

Each NEO other than Mr. Case is entitled to participate in our the Combined Severance Plan, which provides certain severance benefits upon a qualifying termination of employment in connection with or during the two years following a change in control of Aon. Mr. Case is party to an individual change of control severance agreement with the Company providing certain severance benefits in connection with a qualifying termination of employment in connection with a change in control of Aon.

50  2024 Aon Proxy Statement

The tables below outline the potential payments to the NEOs upon the occurrence of various termination of employment events, including a termination in connection with a change in control of Aon. The following assumptions apply with respect to the tables below and any termination of employment of a NEO:

•

Each NEO was terminated on December 31, 2023, and the price per Class A Ordinary Share is $291.02 per share, the closing market price per share on December 29, 2023 (the last trading day of 2023). Accordingly, the tables set forth amounts as of December 31, 2023, and include estimates of amounts that would be paid to the NEO upon the occurrence of a termination of employment event.

•

Each NEO is entitled to receive amounts earned during the term of his or her employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time, and other employee benefits to which the NEO was entitled on the date of termination and are not shown in the tables below. Under each NEO’s employment agreement, other than Mr. Case’s, or by virtue of the NEO’s eligibility for the Combined Severance Plan, the NEO is entitled to 365 days’ notice in the event that the Company terminates his or her employment without cause, during which period the NEO would continue to receive base salary and remain eligible for the Company’s standard benefit plans.

•

The specific definitions of (i) “good reason” applicable to “Involuntary—Good Reason” and (ii) “cause” applicable to “Involuntary—For Cause,” and (iii) “without cause” or “not for cause” applicable to “Involuntary—Without Cause” for each of the NEOs can be found, to the extent applicable, in their respective employment agreements or the Combined Severance Plan. In addition, the specific definitions of “qualifying termination” applicable to “Qualifying After Change in Control” can be found in the Combined Severance Plan or, with respect to Mr. Case, in his change in control severance agreement.

2024 Aon Proxy Statement  51

•

The definition of “retirement” applicable to “Retirement” means a voluntary termination of employment upon or after the individual’s attainment of age 55. The LPP provided in 2023 for pro rata vesting in the event of retirement on the same terms that apply to a termination “without cause” or for “good reason.”

Name	Termination Reason	Total Cash Payment ($)(1)	Accelerated Share Vesting ($)(2)	Welfare, Retirement and Other Benefits ($)	Severance Cutback ($)(3)	Total ($)

Gregory C. Case	Retirement	—	56,158,323	—	—	56,158,323
	Involuntary-Good Reason	14,250,000	56,158,323	96,000	—	70,504,323
	Death	3,750,000	73,860,003	5,000,000	—	82,610,003
	Disability	3,750,000	73,860,003	—	—	77,610,003
	Involuntary-Without Cause	14,250,000	56,158,323	96,000	—	70,504,323
	Qualifying After Change in Control	17,310,000	73,860,003	238,950	—	91,408,952

Christa Davies	Involuntary-Good Reason	3,990,000	29,229,273	—	—	33,219,273
	Death	3,055,068	36,491,580	—	—	39,546,648
	Disability	4,555,068	36,491,580	—	—	41,046,648
	Involuntary-Without Cause	6,730,000	29,229,273	—	—	35,959,273
	Qualifying After Change in Control	4,753,333	36,491,580	90,066		41,334,979

Eric Andersen	Retirement	—	23,026,181	—	—	23,026,181
	Involuntary-Good Reason	9,369,863	23,026,181	65,567	—	32,461,612
	Death	2,500,000	28,869,475	—	—	31,369,475
	Disability	2,500,000	28,869,475	—	—	31,369,475
	Involuntary-Without Cause	9,369,863	28,869,475	65,567	—	38,304,905
	Qualifying After Change in Control	4,450,000	28,869,475	115,754	(1,958,844)	31,476,385

Lisa Stevens	Involuntary-Good Reason	1,000,000	9,633,538	—	—	10,633,538
	Death	—	13,138,971	—	—	13,138,971
	Disability	—	13,138,971	—	—	13,138,971
	Involuntary-Without Cause	1,000,000	9,633,538	—	—	10,633,538
	Qualifying After Change in Control	3,256,667	13,138,971	107,326	—	16,502,963

Darren Zeidel	Involuntary-Good Reason	900,000	5,906,251	—	—	6,806,251
	Death	—	7,552,842	—	—	7,552,842
	Disability	—	7,552,842	—	—	7,552,842
	Involuntary-Without Cause	900,000	5,906,251	—	—	6,806,251
	Qualifying After Change in Control	2,775,000	7,552,842	101,154	—	10,428,996

52  2024 Aon Proxy Statement

(1)	The Total Cash Payment is calculated in accordance with the terms of the agreements and plans described below. The components of the Total Cash Payment are set forth in the following table:

Name	Termination Reason (a)	Base Salary ($)	Base Salary Multiple	Bonus ($)	Bonus Multiple	Average Annual Cash Bonus ($)	Total Severance ($)	Pro Rata Bonus ($)	Total Cash Payment ($)

Gregory C. Case	Death	—	—	3,750,000	1x	—	3,750,000	—	3,750,000
	Disability	—	—	3,750,000	1x	—	3,750,000	—	3,750,000
	IV-GR	1,500,000	2x	3,750,000	2x	—	10,500,000	3,750,000	14,250,000
	I-WC	1,500,000	2x	3,750,000	2x	—	10,500,000	3,750,000	14,250,000
	C-in-C	1,500,000	3x	3,750,000	3x	1,560,000	17,310,000	—	17,310,000

Christa Davies	Death	315,068	—	2,740,000	1x	—	3,055,068	—	3,055,068
	Disability	1,815,068	—	2,740,000	1x	—	4,555,068	—	4,555,068
	IV-GR	1,250,000	1x	2,740,000	1x	—	3,990,000	—	3,990,000
	I-WC	1,250,000	1x	2,740,000	2x	—	6,730,000	—	6,730,000
	C-in-C	1,250,000	2x	682,500	2x	888,333	4,753,333	—	4,753,333

Eric Andersen	Death	—	—	—		2,500,000	2,500,000	—	2,500,000
	Disability	—	—	—		2,500,000	2,500,000	—	2,500,000
	IV-GR	3,123,288	—	6,246,575		—	9,369,863	—	9,369,863
	I-WC	3,123,288	—	6,246,575		—	9,369,863	—	9,369,863
	C-in-C	1,250,000	2x	609,375	2x	731,250	4,450,000	—	4,450,000

Lisa Stevens	Death	—	—	—		—	—	—	—
	Disability	—	—	—		—	—	—	—
	IV-GR	1,000,000	1x	—		—	1,000,000	—	1,000,000
	I-WC	1,000,000	1x	—		—	1,000,000	—	1,000,000
	C-in-C	1,000,000	2x	390,000	2x	476,667	3,256,667	—	3,256,667

Darren Zeidel	Death	—	—	—		—	—	—	—
	Disability	—	—	—		—	—	—	—
	IV-GR	900,000	1x	—		—	900,000	—	900,000
	I-WC	900,000	1x	—		—	900,000	—	900,000
	C-in-C	900,000	2x	292,500	2x	390,000	2,775,000	—	2,775,000

(a)

The termination reasons are abbreviated as follows: IV-GR = Involuntary termination for good reason; I-WC = involuntary termination without cause; C-in-C = qualifying termination after change in control.

(2)

Amounts reflected under Accelerated Share Vesting for LPP units are calculated based on actual performance results for LPP 16 and assume payout at target for LPP 17 and LPP 18. No amounts are reflected for the July 2023 PSUs because the threshold performance level has not been achieved as of December 31, 2023.

(3)

The Company is not obligated to make any gross-up payments to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code for any of our NEOs. Instead, the applicable plans and agreements provide for a reduction in amounts payable so that no excise tax would be imposed. Pursuant to the terms of the Combined Severance Plan, an executive’s payments and benefits are capped at the greater of: (i) the “safe harbor” amount under Section 280G of the Code, such that the payments and benefits are not deemed to be “excess parachute payments” or (ii) the amount of payments and benefits that would otherwise be provided under the agreement so long as the payments and benefits outweigh the tax consequences to them of receipt thereof. Mr. Andersen would be subject to a cutback in severance payments in accordance with such provision.

Change in Control Severance Arrangements

The Company maintains the Combined Severance Plan, under which our NEOs (other than Mr. Case) are eligible to receive certain severance benefits upon a qualifying termination of employment in connection with or within two years following a change in control of the Company. Mr. Case is party to an individual change in control severance agreement with the Company, which also provides these benefits. The protections contained in the Combined Severance Plan and Mr. Case’s individual agreement are intended to secure the continued service and to ensure the dedication and objectivity of our most senior executives in the event of an actual or potential change in control of the Company.

2024 Aon Proxy Statement  53

The Combined Severance Plan and Mr. Case’s individual agreement provide that each NEO would receive the following severance benefits upon a qualifying termination of employment in connection with or within two years following a change in control of the Company:

•	a lump sum cash amount equal to the NEO’s prorated bonus for the year of termination, based upon the executive’s average annual incentive for the preceding three years;

•

for NEOs other than Mr. Case, a lump sum cash amount equal to two times the sum of: (i) the executive’s annual base salary in effect immediately prior to the date of termination; and (ii) the executive’s average annual incentive bonus over the previous two years;

•

with regard to Mr. Case, a lump sum cash amount equal to three times the sum of (i) his highest annual base salary in effect during the twelve-month period prior to the date of termination; and (ii) his target annual incentive bonus for the fiscal year in which the date of termination occurs;

•	with regard to Mr. Case, a lump sum cash amount equal to the amount forfeited under any qualified defined contribution plan as a result of his termination;

•

immediate vesting of all accrued benefits under the Company’s nonqualified benefit plans, which shall be calculated assuming an additional two years of age and service credits and, in the case of the Supplemental Savings Plan, two additional years of contributions (with regard to Mr. Case, assuming three additional years of age and service credit and, in the case of the Supplemental Savings Plan, three additional years of contributions); and

•

continued medical, dental, and life insurance benefits under the Company’s employee benefit plans, at the same cost as applicable to the NEO if he or she were an active employee, until the earlier of the executive’s eligibility to receive similar benefits under another employer’s plan or two years following separation (or, with regard to Mr. Case, three years following separation).

In addition, pursuant to the terms of Mr. Case’s severance agreement, the Company is required to pay Mr. Case a lump sum cash amount equal to the actuarial equivalent of Mr. Case’s accrued benefits under the Company’s nonqualified benefit plans within 30 days of his termination of employment with the Company.

Qualifying terminations consist of termination by the Company other than for cause or by the executive for “CIC good reason” (as defined below), in each case in connection with or within two years following a change in control of the Company. For purposes of the Combined Severance Plan and Mr. Case’s individual agreement, “CIC good reason” means: (i) a substantial adverse change in authority, powers, functions, duties, or responsibilities; (ii) a material reduction in salary or bonus opportunity; (iii) a failure to maintain material employee benefit or compensation plans; or (iv) a reassignment of the executive to an office location more than 50 miles from the executive’s current location. For purposes of the Combined Severance Plan, “cause” means: (i) a deliberate act of dishonesty, fraud, theft, embezzlement, or misappropriation relating to the executive’s employment, or a breach of the duty of loyalty; (ii) an act of discrimination or harassment that may result in material liability or exposure to the Company; (iii) a material violation of Company policies and procedures; (iv) material non-compliance with any applicable restrictive covenants; or (v) any criminal act resulting in a criminal felony charge or conviction. For purposes of Mr. Case’s individual agreement, “cause” means: (i) a demonstrably willful and material breach of the executive’s duties and responsibilities, committed in bad faith or without reasonable belief that the breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice thereof; (ii) gross misconduct, theft, fraud, breach of trust, or any act of dishonesty which results in material harm to the Company; or (iii) commission of a felony involving moral turpitude.

A “change in control” for purposes of the Combined Severance Plan and Mr. Case’s individual agreement generally would have occurred upon any of the following: (i) an acquisition by any individual, entity or group of 30% or more of either the then outstanding Class A Ordinary Shares or the combined voting power of the outstanding securities entitled to vote in the election of directors (but excluding, generally, any acquisition from or by the Company or a Company employee benefit plan, or any acquisition that meets the requirements of clauses (a), (b), and (c) of subsection (iii) of this definition); (ii) a change in the majority of the current Board; (iii) the consummation of reorganization, merger, consolidation or other similar business combination involving the Company or its subsidiaries, or the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (unless each of the following is applicable: (a) all or substantially all of the Company’s existing shareholders will beneficially own, directly or indirectly, as a consequence of the transaction, more than 60% of the outstanding shares of common stock and the combined voting power, respectively, of the ultimate parent company resulting from such transaction, in the same proportions relative to each shareholder as their ownership immediately prior to such

54  2024 Aon Proxy Statement

transaction; (b) no person or group owns, directly or indirectly, 30% or more of the outstanding Class A Ordinary Shares or combined voting power of the surviving company; and (c) individuals who were members of the Board prior to such transaction will constitute the majority of the members of the board of directors of the resulting entity); or (iv) a complete liquidation or dissolution of the Company.

As a condition to the receipt of change in control severance payments and benefits, the executive would be required to enter into an agreement with the Company providing that the executive would not compete with the Company or solicit employees or customers of the Company for a two-year period and would not use or disclose any confidential information of the Company. In addition, the executive would be required to execute a full release of claims in connection with the payment of severance benefits.

Pursuant to the terms of the Combined Severance Plan and Mr. Case’s individual agreement, the Company is not obligated to provide a gross up payment in connection with any excise taxes imposed by Section 4999 of the Code. In addition, Mr. Case’s individual agreement provides that Mr. Case’s cash and non-equity award payments shall be capped at the “safe harbor” amount under Section 280G of the Code, such that the cash and non-equity award payments are not deemed to be “excess parachute payments” within the meaning of Section 280G of the Code. The Combined Severance Plan provides that the executive’s payments and benefits shall be capped at the greater of: (i) the “safe harbor” amount under Section 280G of the Code, such that the payments and benefits are not deemed to be “excess parachute payments” or (ii) the amount of payments and benefits that would otherwise be provided under the agreement so long as the payments and benefits outweigh the tax consequences to them of receipt thereof.

Employment Agreements and Letters

As noted in “Employment Agreements and Other Compensation Arrangements” above, each NEO has entered into an employment agreement or employment letter with the Company that was in effect during 2023. The terms of these various employment agreements that provide benefits upon a termination of employment under various scenarios are set forth below.

Employment Agreement with Mr. Case

Mr. Case’s employment agreement provides that, in the event of Mr. Case’s death or termination of employment due to disability during the term of the agreement, he (or, if applicable, his heirs, executors or the administrators of his estate) will receive: (i) any accrued base salary through and including his termination date; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his termination date; (iv) other employee benefits to which he was entitled at the time of termination in accordance with the terms of the plans and programs of the Company; and (v) accelerated vesting of the restricted share unit awards, continued vesting of the share option awards, and payment or vesting of any other long-term incentive awards, in each case granted to him pursuant to his prior employment agreement.

Mr. Case’s employment agreement also provides that if the Company terminates Mr. Case’s employment for cause (as defined in the agreement), or if Mr. Case voluntarily terminates his employment without good reason (as defined in the agreement) as determined by a majority of the members of the Board (excluding Mr. Case), Mr. Case will be entitled to receive: (i) his accrued base salary through and including his date of termination; and (ii) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of the Company. In the event of a termination for cause, Mr. Case must immediately resign from the Board.

If the Company terminates his employment for any reason other than cause (as defined in the agreement), or if Mr. Case voluntarily terminates his employment with good reason (as defined in the agreement), Mr. Case will be entitled to receive: (i) any accrued base salary through and including his date of termination; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his date of termination, subject to the satisfaction of the specified performance goals established for the applicable bonus year; (iv) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of the Company, provided that the Company shall continue to provide medical, dental and vision benefits to Mr. Case, his spouse and dependent children for a period of 24 months following the date of termination, followed with immediate eligibility for coverage under the Company’s retiree medical program until Mr. Case, his spouse and dependent children become covered by the plan of another employer providing comparable

2024 Aon Proxy Statement  55

benefits; (v) accelerated vesting of the restricted share unit awards, continued vesting of the share option awards and payment or vesting of any other long-term incentive awards, in each case granted to him pursuant to his prior employment agreement; (vi) a lump sum cash payment equal to two times Mr. Case’s target annual incentive bonus for the bonus year in which his employment terminates; and (vii) subject to continuing compliance with the non-competition, non-solicitation, and confidentiality covenants set forth in the agreement, an amount equal to two times Mr. Case’s base salary, payable in installment payments when the Company provides salary payments to its executives generally, through the two year non-competition period. The definition of “cause” under Mr. Case’s employment agreement is substantially similar to the definition of “cause” in the Combined Severance Plan, as described above under “Change in Control Severance Arrangements.”

If Mr. Case voluntarily terminates his employment with good reason, he will be entitled to receive the payments and benefits set forth in items (i) through (vii) of the immediately preceding paragraph. Under his employment agreement, “good reason” is defined as (i) the assignment to Mr. Case of any duties materially inconsistent with his position, authority, duties, or responsibilities contemplated by his employment agreement; (ii) the Company’s failure to comply with the provisions of his employment agreement regarding compensation; or (iii) any other material breach by the Company of his employment agreement.

Non-competition and non-solicitation covenants apply to Mr. Case for a period of two years following the termination of his employment without regard to the reason for such termination.

Employment Agreement with Ms. Davies

Ms. Davies’s employment agreement, as amended, provides that, in the event of the death of Ms. Davies during the term of the agreement, her heirs or executors or the administrators of her estate will receive: (i) any accrued base salary through and including her date of death plus any unpaid annual or long-term bonus earned for the completed year prior to her death; and (ii) a lump sum cash payment equal to her base salary at the date of death through April 1, 2026, reduced by the amount of any benefits paid under any life insurance policy maintained by the Company for her benefit. In the event of the Company’s termination of the employment of Ms. Davies by reason of disability, she will receive: (i) any accrued base salary through and including her date of termination plus any unpaid annual or long-term bonus earned for the completed year prior to her termination; and (ii) continuation of her base salary at the rate in effect at the date of termination through April 1, 2026, reduced by the amount of any benefits paid under any disability insurance policy maintained by the Company for her benefit.

If the Company terminates Ms. Davies’s employment for cause (as defined in her agreement), Ms. Davies will receive: (i) any accrued base salary through her date of termination; and (ii) other employee benefits to which she was entitled at the time of termination in accordance with the terms of the plans and programs of the Company. If the Company terminates Ms. Davies’s employment for any reason, other than for cause, death or disability, the Company must give Ms. Davies 365 days’ prior written notice of termination, and she will be entitled to the following: (i) for the period of time beginning with the Company’s delivery of notice of termination to Ms. Davies and extending through the date of termination: (a) the Company will continue to pay her salary at the rate in effect on the date of delivery of notice of termination; (b) Ms. Davies will remain eligible for annual bonuses determined in accordance with the terms of the senior management incentive plan; (c) Ms. Davies will continue to be entitled to all employee benefits; and (d) Ms. Davies will continue to vest in and be eligible to earn long-term incentive awards; (ii) on the termination date, Ms. Davies shall receive a lump sum cash payment equal to any accrued but unpaid base salary; any unpaid annual or long-term bonus earned for the completed year prior to such date; and an amount equal to her target full year annual incentive award based on her base salary and target annual award percentage (or value, as applicable) as determined under the senior management incentive plan in effect for the bonus year in which the notice of termination is given; and (iii) for two years, provided that Ms. Davies complies with the non-competition, non-solicitation, and confidentiality provisions of the employment agreement, the continuation of base salary at the rate in effect on the date notice of termination is given. The definition of “cause” under Ms. Davies’s employment agreement is substantially similar to the definition of “cause” in the Combined Severance Plan, as described above under “Change in Control Severance Arrangements.”

If Ms. Davies voluntarily terminates her employment without good reason (as defined in the agreement), Ms. Davies must give the Company ninety (90) days’ prior written notice and will receive: (i) any accrued base salary through her date of termination; and (ii) other employee benefits to which she was entitled at the time of termination in accordance with the terms of the plans and programs of the Company. If Ms. Davies voluntarily terminates her employment for good reason (as defined in the agreement), Ms. Davies must give the Company thirty (30) days’ prior written notice and Ms. Davies will receive the benefits outlined in the

56  2024 Aon Proxy Statement

second sentence of the immediately preceding paragraph, with the date of the delivery by Ms. Davies to the Company of notice of termination deemed to be the date of the notice of termination, and the date specified in such notice as Ms. Davies’s last day of employment with the Company as the termination date. Under her employment agreement, “good reason” is defined as (i) the assignment to Ms. Davies of any duties materially inconsistent with her position, authority, duties or responsibilities contemplated by her employment agreement; (ii) the Company’s failure to comply with the provisions of her employment agreement regarding compensation; or (iii) any other material breach by the Company of her employment agreement.

In addition, if Ms. Davies is terminated without cause, or if she voluntarily terminates her employment for good reason, the share awards and share options granted to Ms. Davies pursuant to the employment agreement will immediately vest as of the date of termination.

Non-competition and non-solicitation covenants apply to Ms. Davies for a period of two years following the termination of her employment without regard to the reason for such termination.

In connection with her retirement as described above, Ms. Davies is expected to enter into an agreement with respect to her service as a senior advisor and to receive compensation under such agreement.

Employment Agreement with Mr. Andersen

On July 26, 2023, Aon Corporation, a wholly owned subsidiary of the Company, entered into an employment agreement with Mr. Andersen, effective July 1, 2023, pursuant to which he will continue to serve as President of the Company and Aon Corporation. Mr. Andersen’s employment agreement supersedes his at-will employment letter dated as of May 11, 2018, which contained substantially similar termination provisions as described in the next section below.

In the event of Mr. Andersen’s death or termination of employment due to his incapacity or disability during the term of the employment agreement, he or his heirs, executors or the administrators of his estate (as applicable) will receive: (1) any accrued base salary through the date of his employment termination; (2) any unpaid annual bonus earned for the completed year (or other performance period) prior to termination; (3) any prorated annual incentive bonus (based on the target annual incentive for the bonus year in which his employment terminates) through the date of his employment termination; (4) other employee benefits to which he is entitled in accordance with the terms of such benefit plans and programs; and (5) payment or vesting of any long-term incentive awards that have been granted to him prior to the date of his employment termination, to the extent that such payment or vesting is provided for in the terms of the award agreements.

If the Company terminates Mr. Andersen’s employment for “cause” (as defined in the employment agreement), he will be entitled to receive: (1) any accrued base salary through and including the date of his employment termination, and (2) other vested employee benefits to which he is entitled upon his termination of employment, in accordance with the terms of such benefit plans and programs. The definition of “cause” under Mr. Andersen’s employment agreement is substantially similar to the definition of “cause” in the Combined Severance Plan, as described above under “Change in Control Severance Arrangements.”

The Company may notify Mr. Andersen that his employment will be terminated upon the expiration of the employment period (as defined in the employment agreement) with a minimum of 365 days’ advance notice (“Notice”) of such termination. If the employment period expires prior to the end of the Notice period, Mr. Andersen will be converted to an at-will employee upon the expiration of the employment period and the termination will be treated as a qualifying termination under the Combined Severance Plan.

Mr. Andersen’s employment agreement also provides that, if the Company removes him from the role of President and/or reduces his substantive duties (“Company Removal”), or if Mr. Andersen notifies the Company in writing that he no longer wishes to perform the duties and responsibilities of President (“Executive Notification”), Mr. Andersen will remain employed through the employment period (with approval of the Chief Executive Officer in the case of Executive Notification) and will be entitled to receive: (1) his base salary and annual incentive target bonus through the duration of the employment period; (2) pro rata vesting of any outstanding LPP awards through the duration of the employment period or through the date of Executive Notification (as applicable); (3) continued vesting of any outstanding ISP awards; and (4) other employee benefits to which he is entitled at the date of Company Removal or Executive Notification (as applicable). In the event of Company Removal, Mr. Andersen would also be entitled to receive pro rata vesting of the July 2023 PSUs through the duration of the employment period. The removal of Mr. Andersen from his role as President, Executive Notification, and/or any reduction in his duties by the Company is deemed not to be a qualifying termination under the Combined Severance Plan.

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Non-competition and non-solicitation covenants apply to Mr. Andersen for a period of two years following the termination of his employment without regard to the reason for such termination.

Employment Letters with Ms. Stevens and Mr. Zeidel

Ms. Stevens and Mr. Zeidel are parties to employment letters dated September 2019 and July 2019, respectively. The employment letters with Ms. Stevens and Mr. Zeidel contain substantially similar termination provisions and each provide that the executive is eligible to participate in the Combined Severance Plan. Under the Combined Severance Plan, if the executive experiences a “non-qualifying termination” (meaning a termination by the Company for cause, a termination by the executive without good reason, or a termination due to death or total disability), the executive will receive all base salary, benefits, and other compensation entitlements that are accrued and vested but unpaid through the date of termination. In the event of a “qualifying termination” (meaning a termination by the Company without cause or a termination by the executive for good reason), the executive is entitled to receive a cash payment equal to his or her then-current base salary, as well as all base salary, benefits, and other compensation entitlements that are accrued and vested but unpaid through the date of termination. The Company is required to provide the executive at least 365 days’ prior notice of termination without cause, and the executive is required to provide the Company at least 30 days’ prior notice of voluntary termination for any reason. Under the Combined Severance Plan, “good reason” means (i) a substantial adverse change in authority, powers, functions, duties or responsibilities, or (ii) a material reduction in salary or bonus opportunity. The definition of “cause” under the Combined Severance Plan is described above under “Change in Control Severance Arrangements.”

Leadership Performance Program

The LPP is a sub-plan of our Shareholder-Approved Plan that is intended to unite senior leaders of the Company around the common objectives of growing value, driving and motivating performance, and aligning senior executives with the overall success of the Company. For purposes of the tables above, PSUs granted pursuant to the LPP performance cycles are treated as follows upon the occurrence of various termination events:

•

If the executive’s employment is terminated voluntarily without good reason or involuntarily for cause, participation in the LPP is cancelled retroactively back to the beginning of the performance period and PSUs will be forfeited in their entirety.

•

Under “Death” and “Disability”: (i) if death or disability occurs in the first or second calendar years of the performance cycle, the PSUs will become immediately vested at the target award level and convert to Class A Ordinary Shares as soon as administratively feasible following such death or disability; and (ii) if death or disability occurs in the third calendar year of the performance cycle, the PSUs will become vested at the greater of: (a) the target award level; or (b) the number of units earned based on the actual achievement of cumulative earnings for the entire performance cycle.

•

Under “Retirement,” “Involuntary—Good Reason,” and “Involuntary—Without Cause,” a prorated amount of the outstanding PSUs convert to Class A Ordinary Shares at the end of the performance period based on the ratio of cumulative growth achieved during the NEO’s employment during the performance period over the total achieved over the performance period. For purposes of the calculation set forth in the preceding sentence only, the growth achieved during the NEO’s employment will be measured as of the last full calendar quarter preceding the termination date. The prorated amount will be based on the percentage of full participating quarters completed during the NEO’s employment during the performance period as a proportion of the total performance period.

•

Under “Qualifying After Change in Control,” the outstanding PSUs convert to Class A Ordinary Shares as follows: (i) if the NEO’s employment is terminated without cause following a change in control but prior to the end of the performance period, the conversion occurs at the greater of: (a) 100% of the target level; or (b) the number of shares that would have resulted from the growth rate achieved during the NEO’s period of service during the performance period, measured as of the last full calendar quarter preceding the termination date; and (ii) in the event of a termination for cause, voluntary termination, death or disability, or if the NEO’s employment continues through the end of the performance period, the treatment of PSUs described elsewhere in this section shall apply as if a change in control did not occur. In addition, amounts calculated using the methodology as described in this paragraph represent, for all grants, the payout of a prorated amount of the outstanding PSUs at current performance levels. For grants of PSUs under the LPP, in the event of a change in control, without a qualifying termination, where the successor entity does not assume and continue the respective LPP, the outstanding PSUs will immediately convert to Class A Ordinary Shares at the greater of: (i) 100% of the target level; or (ii) the number of shares that would have resulted from the growth rate achieved during the performance period measured as of the last full calendar quarter preceding the consummation of the change in control.

58  2024 Aon Proxy Statement

July 2023 PSUs

For the July 2023 PSUs granted to Ms. Davies and Mr. Andersen (which are discussed in further detail in the section above captioned “Compensation Discussion & Analysis” contained in this proxy statement under “July 2023 Long-Term Performance Based Awards”), such awards will be forfeited in the event of the recipient’s retirement or voluntary resignation, including for good reason, prior to the Vesting Date (March 31, 2028). Upon a termination of the recipient by the Company without cause or due to the recipient’s death or disability on or prior to March 31, 2026, the recipient will be eligible to earn a prorated portion of the target level of the July 2023 PSUs (based on completed days of service during the Performance Period), subject to achievement of the Performance Hurdle at the end of the performance period on March 31, 2028. If such a termination occurs after March 31, 2026, the recipient will be eligible to earn a prorated portion of the July 2023 PSUs (based on completed days of service during the Performance Period), based on the Average Share Price as of the termination date, and subject to achievement of the Performance Hurdle at the end of the performance period on March 31, 2028. Upon a change in control prior to the Vesting Date, the performance conditions of the July 2023 PSUs will be tested at the time of such change in control utilizing the price used in the transaction. To the extent the performance conditions are achieved as of the date of such change in control, the July 2023 PSUs will remain subject to their time-vesting requirements, except that if (i) the July 2023 PSUs are not assumed by the buyer in the change in control, or (ii) the July 2023 PSUs are assumed, but the recipient is terminated involuntarily without cause or resigns with good reason during the two-year period following the change in control, then the July 2023 PSUs will immediately vest.

2023 Director Compensation

Director Compensation Table

The table below summarizes compensation for the Company’s Board members who are not employees of the Company for the fiscal year ended December 31, 2023. All such directors are referred to in this proxy statement as “non-management directors.”

Mr. Case receives no additional compensation for his services as a member of the Board. The compensation received by Mr. Case as an employee of the Company is shown in the Summary Compensation Table for Fiscal Years 2023, 2022, and 2021 set forth in this proxy statement.

The Compensation Committee periodically reviews the compensation of the Company’s non-management directors, including the compensation of the Company’s non-executive Chair.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Jin-Yong Cai	145,000	210,223	155,409	510,632

Jeffrey C. Campbell	175,000	210,223	42,094	427,317

Fulvio Conti	170,000	210,223	154,800	535,023

Cheryl A. Francis	170,000	210,233	10,000	390,223

Adriana Karaboutis	145,000	210,223	70,552	425,776

Lester B. Knight	170,000	435,013	111,355	716,368

J. Michael Losh	66,342	—	29,691	96,033

Richard C. Notebaert	170,000	210,223	10,000	390,223

Gloria Santona	170,000	210,223	41,301	421,524

Sarah Smith	103,685	243,490	63,500	410,676

Byron O. Spruell	145,000	210,223	37,334	392,558

Carolyn Y. Woo	145,000	210,223	10,000	365,223

(1)

The amounts shown in “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of Class A Ordinary Shares granted in 2023. See Note 12 “Share-Based Compensation Plans” of the Notes to Consolidated Financial Statements in Part II, Item 8 of the Company’s Form 10-K for the year ended December 31, 2023 for information regarding assumptions underlying the valuation of equity awards. Additional information regarding the share awards granted to each non-management director in 2023 is contained under the heading “Elements of Director Compensation.”

2024 Aon Proxy Statement  59

(2)	During 2023, the amounts reported as “All Other Compensation” consist of the following components:

Name	Matching Contribution ($)(a)	Estimated Tax Equalization ($)(b)	Other ($)(c)	Total ($)

Jin-Yong Cai	10,000	145,409	—	155,409

Jeffrey C. Campbell	—	42,094	—	42,094

Fulvio Conti	10,000	144,800	—	154,800

Cheryl A. Francis	10,000	—	—	10,000

Adriana Karaboutis	10,000	60,552	—	70,552

Lester B. Knight	10,000	101,355	—	111,355

J. Michael Losh	10,000	9,691	10,000	29,691

Richard C. Notebaert	10,000	—	—	10,000

Gloria Santona	—	41,301	—	41,301

Sarah Smith	10,000	53,500	—	63,500

Byron O. Spruell	—	37,334	—	37,334

Carolyn Y. Woo	10,000	—	—	10,000

(a)

The amounts shown in the “Matching Contribution” column consist of a matching contribution of up to $10,000 on behalf of the non-management director to various qualified organizations pursuant to the Aon Foundation Directors Matching Gift Program.

(b)

The amounts shown in the “Estimated Tax Equalization” column reflect payments made by Aon in 2023 towards estimated Ireland income taxes imposed on compensation received in 2023 on behalf of the non-management director under our tax equalization policy. In the case of Mr. Cai and Mr. Conti, we estimated Irish tax withholding on 100% of compensation paid. In the case of the other non-management directors, we estimated Irish tax withholding on 75% of compensation paid, as taxes may be apportioned between Ireland and a non-management director’s home country. In the case of Mr. Knight, the amount includes the estimated tax equalization payments made by Aon in 2023 ($75,949) and a net payment made by Aon in 2023 to settle prior year tax equalization amounts ($25,406). With respect to Ms. Francis, Mr. Notebaert, and Dr. Woo, the amount of estimated tax equalization payments made by Aon in 2023 on their behalf was less than the net payment received by Aon in 2023 to settle their prior year tax equalization amounts (so no amounts are reflected). Final tax equalization amounts for 2023 will not be known until the non-management director files his or her tax returns in 2024. See “Other Policies and Practices—Tax Equalization” below.

(c)	The amount shown in the “Other” column represents the value of a charitable donation made by Aon in honor of Mr. Losh in connection with his retirement from the Board.

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Elements of Director Compensation

Meridian independently reviewed the director compensation program on behalf of the Compensation Committee, using the same peer group as used for executive compensation comparisons. Taking into consideration Aon’s global complexity, Meridian’s independent recommendations were approved by the independent directors as set forth in the table below.

Element	Description	2023 Value	2024 Changes
Cash Compensation	Cash compensation payable quarterly in arrears to each non-management director.	$145,000	Increase of $5,000 in additional retainer for the Chair of each Board committee
		Additional cash retainer of $25,000 for the Chair of each Board committee (other than Audit Committee)*
		Additional cash retainer of $30,000 for Chair of Audit Committee

Equity Compensation

Annual grant of fully vested shares to each non-management director. The number of Class A Ordinary Shares granted is determined by dividing the grant date value by the closing price of a Class A Ordinary Share on the date of grant.

		$210,000 for each non-management director	Increase of $15,000 in annual equity compensation for each non-management director
		Additional $225,000 for the non-executive Chair

*

With respect to sub-committee Chair retainer fees, the Company has adopted the policy that any director who chairs one of the standing committees will not be entitled to receive an additional cash retainer if he or she is also the chair of any sub-committee to that standing parent committee.

The Company applies individual limits on annual non-management director compensation. The maximum value of total cash and equity compensation that may be paid annually is $600,000 for non-management directors other than the non-executive Chair, and $900,000 for the non-executive Chair. The maximum tax equalization payment that may be paid annually is $150,000 for non-management directors other than the non-executive Chair, and $250,000 for the non-executive Chair. The maximum value of other benefits (excluding charitable contributions under the Aon Corporation Outside Director Corporate Bequest Plan) that may be provided annually is $25,000 for all non-management directors, including the non-executive Chair.

2024 Aon Proxy Statement  61

Other Policies and Practices

Tax Equalization

For compensation paid in 2023 or earlier, non-management directors are eligible to receive a tax equalization payment if the Ireland income taxes owed on their director compensation exceed the income taxes owed on such compensation in their country of residence. Without these tax equalization payments, a director may be subject to double taxation since they are already paying taxes on their director income in their country of residence. To the extent non-management director compensation is withheld to satisfy Ireland withholding requirements, we provide these tax equalization payments during the year in which the corresponding services are rendered so that the directors are tax-equalized on a current basis, with payment to us in the following year, if required, in order for them to be in the same position as if they were only taxed in their country of residence. Effective in 2024, Aon updated its tax equalization policy for non-management directors to make tax equalization payments in the event a non-management director is subject to double taxation in jurisdictions outside of Ireland where tax treaties (or lack thereof) do not provide full or partial tax credits with respect to director compensation. In such cases, the Company will withhold hypothetical and actual taxes from director compensation and transmit any required taxes to the governing authority. At tax year-end, after tax equalization calculations have been finalized, the director and the Company will settle any amounts due in order for them to be in the same position as if they were only taxed in their country of residence. We believe tax equalization is appropriate to help ensure our ability to continue to attract qualified persons who may not reside in Ireland.

Matching Charitable Contributions	During 2023, Aon Foundation matched up to $10,000 of charitable contributions made to a qualified organization by any non-management director under the Aon Foundation Directors Matching Gift Program.
Bequest Plan

Non-management directors elected or appointed to serve on the Board before January 1, 2006, and who have completed at least one year of service as a member of the Board, remain eligible to participate in the Aon Corporation Outside Director Corporate Bequest Plan (the “Bequest Plan”), established in 1994. Non-management directors elected or appointed to serve on the Board on or after January 1, 2006 are not eligible to participate in the Bequest Plan.

The Bequest Plan was established to acknowledge the service of non-management directors, to recognize the mutual interest of Aon and our non-management directors in supporting worthy charitable institutions, and to assist us in attracting and retaining non-management directors of the highest caliber. Individual non-management directors derive no financial benefit from the Bequest Plan, as any and all insurance proceeds and tax-deductible charitable donations accrue solely to Aon.

The Bequest Plan allows each eligible non-management director to recommend total charitable contributions of up to $1,000,000 to eligible tax-exempt organizations chosen by the eligible non-management director and approved by Aon Foundation. Each eligible non-management director may designate up to five tax-qualified organizations to receive a portion of the $1,000,000 bequest amount, subject to a $100,000 minimum amount per organization. Each eligible non-management director is paired with another eligible non-management director under the Bequest Plan. The distribution of each eligible non-management director’s charitable bequest amount will begin at the later of: (i) the death of such eligible non-management director; or (ii) the death of the other eligible non-management director with whom such eligible non-management director is paired. Distributions under the Bequest Plan, once they begin, will be made to the designated tax qualified organization(s) in 10 equal annual installments.

Expense Reimbursement

Aon pays or reimburses non-management directors for reasonable travel, lodging, and related expenses in connection with their attendance at Board, Committee, or business meetings, and for other reasonable expenses related to Board service such as continuing education.

62  2024 Aon Proxy Statement

Report of the Audit Committee

The Audit Committee oversees Aon’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the reporting process. Ernst & Young US, Aon’s independent registered public accounting firm for 2023, is responsible for expressing opinions on the conformity of Aon’s audited financial statements with generally accepted accounting principles and the effectiveness of Aon’s internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and Ernst & Young US the audited financial statements for the year ended December 31, 2023, as well as management’s assessment of the effectiveness of Aon’s internal control over financial reporting and Ernst & Young US’s evaluation of Aon’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young US the matters that are required to be discussed by Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee has discussed with Ernst & Young US the independence of that firm from Aon and its management, and has received written disclosures and the letter from Ernst & Young US required by the Public Company Accounting Oversight Board regarding Ernst & Young US’s communication with the Audit Committee concerning independence. The Audit Committee has also considered whether Ernst & Young US’s provision of non-audit services to Aon is compatible with maintaining Ernst & Young US’s independence. The Audit Committee has concluded that Ernst & Young US is independent from Aon and its management.

Ernst & Young Ireland, Aon’s statutory auditor under Irish law for 2023, is responsible for expressing opinions on the conformity of Aon’s statutory audited financial statements under Irish law with the requirements of the Irish Companies Act. The Audit Committee has discussed with Ernst & Young Ireland the matters that are required to be discussed under the requirements of the Irish Companies Act. The Audit Committee has discussed with Ernst & Young Ireland the independence of that firm from Aon and its management and the Audit Committee has concluded that Ernst & Young Ireland is independent.

The Audit Committee discussed with Aon’s internal auditors, Ernst & Young US and Ernst & Young Ireland, the overall scope and plans for their audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Aon’s internal controls, and the overall quality of Aon’s financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC. The Audit Committee has approved, and the Board has requested that shareholders ratify, the selection of Ernst & Young US as Aon’s independent registered public accounting firm for the year ending December 31, 2024 and Ernst & Young Ireland as Aon’s statutory auditor under Irish law (as is required under the Irish Companies Act) until the conclusion of the next annual general meeting of the Company.

Jeffrey C. Campbell, Chair Jose Antonio Álvarez Fulvio Conti Adriana Karaboutis	Gloria Santona Byron O. Spruell Carolyn Y. Woo

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Auditor Fees

Type of Fees	2023 ($ in millions)	2022 ($ in millions)
Audit	17.3	15.4
Audit-Related	1.5	1.4
Tax	.5	.3
All Other Fees	—	—
Total Fees	19.3	17.1

Audit Fees. Audit fees included services associated with the annual audit, including fees related to Section 404 of the Sarbanes Oxley Act of 2002, as amended, the reviews of Aon’s documents filed with the SEC and substantially all statutory audits required domestically and internationally.

Audit-Related Fees. Audit-related fees include services such as employee benefit plan audits, other attestation services, due diligence in connection with acquisitions and accounting consultations not included in audit fees.

Tax Fees. Tax fees consist of fees for tax services, including tax compliance, tax advice and tax planning.

All Other Fees. The fees in this category pertain to permissible services not related to financial reporting.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Each pre-approval provides details regarding the particular service or category of service to be provided. The Audit Committee requires that the independent registered public accounting firm and management report on the actual fees charged by the independent registered public accounting firm for each category of service at Audit Committee meetings held during the year.

The Audit Committee may pre-approve engagements either on a case-by-case basis or on a category basis. The Audit Committee grants pre-approvals for certain categories of services at the start of each year which are applicable for the year. In considering these pre-approvals, the Audit Committee reviews a description of the scope of services falling within each category and approves budgetary limits for each category. The Audit Committee acknowledges that circumstances may arise throughout the year that require the engagement of the independent registered public accounting firm to provide additional services not contemplated in the Audit Committee’s initial pre-approval process. In those circumstances, the Audit Committee requires that specific pre-approval be obtained for any audit or permitted non-audit service that is not included in an approved category, or for which total fees are expected to exceed the relevant budgetary limits. The Audit Committee also requires specific pre-approval be obtained for any services in the other services category.

The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. Such pre-approvals are reported to the Audit Committee at the next scheduled Audit Committee meeting.

64  2024 Aon Proxy Statement

Proposal 3–Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm

The Board of Directors and the Audit Committee unanimously recommend that shareholders vote “FOR” the ratification of the appointment of Ernst & Young US as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

What am I voting on?

The Audit Committee has appointed Ernst & Young US as Aon’s independent registered public accounting firm for the year ending December 31, 2024, subject to ratification by our shareholders. Ernst & Young US was first retained as the independent registered public accounting firm of the predecessor entities to Aon in February 1986. Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of the independent registered public accounting firm for the year 2024. If this proposal does not receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting, the Audit Committee will reconsider the appointment, but may decide to maintain its appointment of Ernst & Young US. Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 be, and it hereby is, ratified and approved.

We anticipate that a representative of Ernst & Young US will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and be available to respond to appropriate questions from our shareholders.

2024 Aon Proxy Statement  65

Proposals 4 and 5

Proposals 4 and 5 are customary proposals required for public limited companies incorporated in Ireland to present to shareholders at each annual general meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions.

Proposal 4–Resolution to Re-appoint Ernst & Young Ireland as the Company’s Statutory Auditor Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the reappointment of Ernst & Young Ireland as the Company’s statutory auditor under Irish law, to hold office from the conclusion of the Annual Meeting until the conclusion of the next annual general meeting.

What am I voting on?

Under the Irish Companies Act, our statutory auditor under Irish law must be appointed at each annual general meeting of the Company to hold office from the conclusion of that meeting until the conclusion of the next annual general meeting. Ernst & Young Ireland has served as our statutory auditor since our re-registration as a public limited company on March 18, 2020. If this proposal does not receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting, the Board may appoint a statutory auditor to fill the vacancy.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the re-appointment of Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law, to hold office from the conclusion of the 2024 Annual General Meeting of the Company until the conclusion of the next annual general meeting of the Company be, and it hereby is, approved.

Proposal 5–Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the authorization of the Board or the Audit Committee of the Board to determine the remuneration of the Company’s statutory auditor under Irish law.

What am I voting on?

Under the Irish Companies Act, the remuneration of our statutory auditor under Irish law must be fixed in a general meeting of the Company or in such manner as may be determined in a general meeting. We are asking our shareholders to authorize our Board or the Audit Committee of the Board to determine Ernst & Young Ireland’s remuneration as our statutory auditor under Irish law for the duration of Ernst & Young Ireland’s term of office.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the Board or the Audit Committee of the Board be, and they hereby are, authorized to determine Ernst & Young Chartered Accountant’s remuneration as statutory auditor under Irish law for the duration of Ernst & Young Chartered Accountants’ term of office.

66  2024 Aon Proxy Statement

Proposals 6 and 7

Proposals 6 and 7 are customary proposals required for public limited companies incorporated in Ireland to present to shareholders at each annual general meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions.

Proposal 6–Resolution to Renew the Board’s Authority to Issue Shares Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the renewal of the Board’s authority to issue shares under Irish law.

What am I voting on?

Under Irish law, the directors of an Irish public limited company must have authority from the company’s shareholders to issue shares and to grant rights to acquire shares (e.g., pursuant to options, warrants and other convertible securities), including shares that are part of the company’s authorized but unissued share capital. This requirement does not apply to the issue of shares and the grant of rights to acquire shares to employees or former employees under an employees’ share scheme.

The Board’s current authority is included in the Articles. Under this authority, the Board is authorized to issue shares and to grant rights to acquire shares up to the full amount of Aon’s authorized but unissued share capital. This authority will expire on March 31, 2025.

We are presenting this proposal to renew the Board’s authority to issue authorized but unissued shares and to grant rights to acquire such shares on the terms set forth below. This proposal is in line with customary practice and governance standards applicable to public companies incorporated in Ireland and listed on U.S. markets. The proposed authority is more limited than the Board’s current authority. If this proposal is not passed, Aon will have a limited ability to issue new shares after March 31, 2025.

We are seeking authority from our shareholders at the Annual Meeting for the Board to issue, and/or grant rights to acquire, up to a maximum number of Class A Ordinary Shares, which is equivalent to approximately 20% of our issued share capital as of April 12, 2024 (the latest practicable date before this proxy statement), for a period expiring on the date which is 18 months from the date of the Annual Meeting, unless otherwise varied, revoked or renewed. The Board expects to propose renewals of this authority on a regular basis at our annual general meetings in subsequent years.

Granting the Board authority to issue shares is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This renewal of authority, which is more limited than the Board’s current authority, is fundamental to our business and enables us to issue shares (and/or rights to acquire shares), including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issue of shares. Instead, approval of this proposal will only grant the Board the authority to issue, and grant rights to acquire, shares that are already included in our authorized share capital under our Articles.

In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and the SEC, including those rules that limit our ability to issue shares in specified circumstances without obtaining shareholder approval (such as the requirement to obtain shareholder approval for certain issuances of 20% or more of our Class A Ordinary Shares). The authorization being sought in this proposal is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE. Accordingly, approval of this resolution would merely place us on equal footing with other NYSE-listed companies.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

2024 Aon Proxy Statement  67

RESOLVED THAT, the directors of the Company be and they are hereby generally and unconditionally authorized to exercise all powers of the Company to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014, as amended) up to an aggregate nominal value of US $397,013.43 (which represents 39,701,343 shares of US $0.01 each (nominal value)) (being equivalent to approximately 20% of the aggregate nominal value and number of the issued class A ordinary shares of $0.01 each (nominal value) in the capital of the Company as of April 12, 2024) and the authority conferred by this resolution shall expire on the date that is 18 months from the passing of this resolution, unless previously renewed, varied or revoked by the Company, provided that the Company may, before such expiry, make an offer or agreement which would, or might, require relevant securities to be allotted and issued after such expiry and, in that case, the directors of the Company may allot and issue relevant securities in pursuance of any such offer or agreement as if the authority conferred by this resolution had not expired.

Proposal 7–Resolution to Authorize the Board to Opt-Out of Statutory Pre-Emption Rights Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the renewal of the Board’s authority to opt-out of statutory pre-emption rights under Irish law.

What am I voting on?

Under Irish law, unless its directors are otherwise authorized and empowered to opt-out, when an Irish public limited company proposes to issue, or grant rights to acquire, shares for cash, the company is required to first offer those shares or rights on the same or more favorable terms to existing shareholders of the company on a pro rata basis (commonly referred to as statutory pre-emption rights).

Statutory pre-emption rights do not apply to the issue of shares or the grant of rights to acquire shares (i) for cash to employees or former employees under an employees’ share scheme or (ii) for non-cash consideration, such as on a share-for -share transaction.

The Board’s current authority and power to opt-out of statutory pre-emption rights is included in the Articles. Under this authority, the Board is empowered to issue shares and to grant rights to acquire shares up to the full amount of Aon’s authorized but unissued share capital without regard to statutory pre-emption rights. This authority will expire on March 31, 2025.

We are presenting this proposal to renew the Board’s authority to opt-out of statutory pre-emption rights on the terms set forth below. This proposal is in line with customary practice and governance standards applicable to public companies incorporated in Ireland and listed on U.S. markets. The proposed authority is more limited than the Board’s current authority.

We are seeking authority from our shareholders at the Annual Meeting to empower the Board to opt-out of statutory pre-emption rights in respect of (i) the issue of Class A Ordinary Shares for cash in connection with any rights’ issue and (ii) the issue, and/or grant of rights to acquire, Class A Ordinary Shares for cash without regard to statutory pre-emption rights, up to a maximum number which is equivalent to approximately 20% of our issued Class A Ordinary Shares as of April 12, 2024 (the latest practicable date before this proxy statement). The proposed authority is for a period expiring on the date which is 18 months from the date of our Annual Meeting, unless otherwise varied, renewed or revoked. The Board expects to propose renewals of this authority on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought under Proposal 6 in this proxy statement, this renewal of authority is fundamental to our business and enables us to issue shares and rights to acquire shares on a non-pre-emptive basis, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an

68  2024 Aon Proxy Statement

increase in our authorized share capital or to approve a specific issue of shares. Instead, approval of this proposal will only grant the Board the authority to issue and grant rights to acquire, shares that are already included in our authorized share capital under our Articles.

Without this authorization, in each case where we issue shares or grant rights to acquire shares for cash after March 31, 2025, we would first have to offer those shares or rights on the same or more favorable terms to all of our existing shareholders, which could cause delays in the completion of acquisitions and the raising of capital for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE. Accordingly, approval of this resolution will merely place us on equal footing with other NYSE-listed companies, who are required to obtain shareholder approval for certain issuances of 20% or more of their common stock.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as a special resolution of the Company, requiring the affirmative vote of at least 75% of the votes cast, in person or by proxy, at the Annual Meeting. In addition, this proposal is conditional upon the approval of Proposal 6, as required by Irish law.

RESOLVED THAT, subject to and conditional on the passing of the resolution in respect of Proposal 6 set out in the Company’s proxy statement dated April 29, 2024, the directors of the Company be and are hereby empowered pursuant to section 1023 of the Act, to allot and issue equity securities (within the meaning of section 1023 of the Companies Act 2014, as amended (the “Act”)) for cash pursuant to the authority conferred by the said Proposal 6 as if section 1022(1) of the Act did not apply to any such allotment and issue, provided that this power shall be limited to:

(a)

the allotment and issue of equity securities in connection with a rights’ issue in favor of the holders of class A ordinary shares of $0.01 each (nominal value) in the capital of the Company (“Class A Ordinary Shares”) (including rights to subscribe for, or convert other securities into, Class A Ordinary Shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be practicable) to the respective numbers of Class A Ordinary Shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with any treasury shares, fractional entitlements that would otherwise arise, record dates or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b)

the allotment and issue (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of US $397,013.43 (which represents 39,701,343 shares of US $0.01 each (nominal value)) (being equivalent to approximately 20% of the aggregate nominal value and number of the issued Class A Ordinary Shares as of April 12, 2024), and, in each case, the authority conferred by this resolution shall expire on the date that is 18 months from the passing of this resolution, unless previously renewed, varied or revoked, provided that the Company may, before such expiry, make an offer or agreement, which would, or might, require any such securities to be allotted and issued after such expiry, and in that case, the directors may allot and issue equity securities in pursuance of any such offer or agreement as if the authority conferred by this resolution had not expired.

2024 Aon Proxy Statement  69

Other Information

Equity Compensation Plan Information

The following table summarizes the number of Class A Ordinary Shares that may be issued under our equity compensation plans as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,424,182	(1)(2)	299.17	(3)	6,787,487	(4)
Equity compensation plans not approved by security holders(5)	273,069		—	(6)	—	(7)

Total	5,697,251		299.17		6,787,487

(1)	This amount includes the following:

–	2,665,329 shares that may be issued in connection with share awards under the Shareholder-Approved Plan;

–	543,995 shares that may be issued in connection with outstanding options under the Shareholder-Approved Plan.

–	8,351 shares that may be used in connection with share awards under the 2001 Aon Stock Incentive Plan;

–	13,966 shares that may be issued in connection with deferred share awards under the 2001 Aon Stock Incentive Plan;

–	81,973 shares that may be issued in connection with the US employee share purchase plan;

–	132,586 shares that may be issued in connection with the UK ShareSave share plan;

–	23,073 shares that may be issued to satisfy obligations under the Aon Deferred Compensation Plan in connection with the 2001 Aon Stock Incentive Plan; and

–

1,954,909 shares that may be issued in connection with the settlement of PSUs under the Shareholder-Approved Plan. For awards where the performance period has been completed, the actual number of shares to be issued is shown. For awards tracking significantly below threshold, the threshold number of shares which may be issued is shown. For all other performance share awards, the maximum number of shares which may be issued is shown.

(2)

On November 1, 2002, the Aon Deferred Compensation Plan was amended to discontinue the distribution of shares with respect to deferrals after November 1, 2002, from that plan. As of December 31, 2023, based on a share price of $291.02, the maximum number of shares that could be issued under the Aon Deferred Compensation Plan was 23,073.

(3)	Indicates weighted average exercise price of 543,995 outstanding options under the Shareholder-Approved Plan.

(4)

The total number of Class A Ordinary Shares authorized for issuance in connection with awards under the Shareholder-Approved Plan is 42,800,000. As of December 31, 2023, 4,587,147 shares remained available for future issuance under this plan. The amount shown in column (c) also includes 2,200,340 shares available for future issuance under the Aon plc Global Share Purchase Plan, including 81,973 shares subject to purchase as of December 31, 2023. Permissible awards under the Shareholder-Approved Plan include share options, share appreciation rights, restricted shares, restricted share units and other share-based awards, including awards where the vesting, granting or settlement of which is contingent upon the achievement of specified performance goals, called “performance awards.”

(5)	Below are the material features of our equity compensation plans that have not been approved by shareholders:

Aon Supplemental Savings Plan

The Supplemental Savings Plan (SSP) was adopted by the board of directors of Aon Corporation in 1998. It is a nonqualified supplemental retirement plan that provides benefits to participants in the Aon Savings Plan whose employer matching contributions are limited because of IRS-imposed restrictions. The plan originally allowed contributions to be credited to a Class A Ordinary Shares account. All amounts credited to a Class A Ordinary Shares account were then credited with dividends and other investment returns as under the Aon Savings Plan fund and are settled in Class A Ordinary Shares. Prior to April 1, 2017, before the beginning of each plan year, an election could be made by any participant to transfer some or all of a participant’s existing money market account under the SSP to Class A Ordinary Shares account. Beginning April 1, 2017, no new contributions are permitted to be invested in a Class A Ordinary Shares account and no amounts may be transferred out of such account to another investment option.

70  2024 Aon Proxy Statement

Under the SSP, eligible employees receive a supplemental allocation based on years of service (between 3 and 6 percent of eligible compensation) and are credited with an additional matching allocation they would have received under the Aon Savings Plan match provision had compensation up to $500,000 been considered. Participants must also contribute the limit prescribed by the IRS ($22,500 for 2023) and be active on the last day of the year to receive the allocation. As of December 31, 2023, the number of shares that could be issued under the plan was 189,735.

Aon Supplemental Employee Stock Ownership Plan

The Aon Supplemental Employee Stock Ownership Plan was a plan established in 1989 as a nonqualified supplemental retirement plan that provided benefits to participants in the Aon Employee Stock Ownership Plan whose employer contributions were limited because of IRS-imposed restrictions. As of 1998, no additional amounts have been credited to participant accounts. Account balances are maintained for participants, and credited with dividends, until distribution is required under the plan. Distributions are made solely in Class A Ordinary Shares. No specific authorization of Class A Ordinary Shares for the plan has been made. As of December 31, 2023, the number of shares that could be issued under the plan was 83,334.

(6)	The weighted-average exercise price of such shares is uncertain and is not included in this column.

(7)

None of these equity compensation plans contain a limit on the number of shares that may be issued under such plans; however, these plans are subject to the limitations set forth in the descriptions of these plans contained in Note 5 above.

2024 Aon Proxy Statement  71

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the relationship between the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer, Mr. Case. For 2023, our last completed fiscal year, the median annual total compensation of our employees (excluding Mr. Case) was $88,009, and the annual total compensation of Mr. Case was $23,689,198 (this amount is approximately $27,000 higher than the total compensation amount reflected in the Summary Compensation Table appearing in this proxy statement because it also includes the value of certain personal benefits and compensation under our non-discriminatory benefit plans, because we included these same types of benefits when calculating the median employee’s compensation). Based on this information and applicable SEC rules, our estimate of the ratio of Mr. Case’s annual total compensation to the median of the annual total compensation for all employees in 2023 was 269 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

To identify the median of the annual total compensation of all our employees, we first determined that our total global employee population (including full-time, part-time, and temporary employees) as of December 1, 2023, was 52,582. As permitted by SEC rules, which allow exclusion of a de minimis number of non-US employees in certain jurisdictions, we then excluded the following number of employees in the following jurisdictions, resulting in a total employee number (after applying the exclusions) of 52,271.

Excluded Jurisdiction	Number of Employees
Barbados	9
Estonia	9
Greece	85
Kazakhstan	17
Malta	32
Oman	39
Papua New Guinea	49
Puerto Rico	71
TOTAL	311
Percentage of Total Population Excluded	0.59%

To identify the median employee from this population, we determined that our compensation measure for this purpose would include: (1) an estimate of base salary, determined using the employee’s rate of pay and their work schedule (part-time or full-time), and (for permanent employees who worked part of the year) adjusted for annualization as permitted under SEC rules; and (2) actual performance-based incentives paid under our annual incentive plan during 2023. We chose to use base salary and annual incentives as our compensation measure because these two components represent the most consistently used elements of remuneration across our global workforce (unlike, for example, long-term incentive equity awards, which are only granted to roughly 10% of our employee population). Further, these two components are the most consistently recorded items in our global compensation system. A small percentage of our global employee population is employed on a seasonal or temporary basis; due to difficulties in collecting consistent data regarding periods of actual employment, we estimated the base salary and annual incentive for this group to be zero.

After identifying our median employee by applying the above-described compensation measure consistently to all employees included in the calculation, we identified and calculated the elements of that employee’s total compensation for 2023 and included the value of any personal benefits and compensation under our non-discriminatory benefit plans, as provided in applicable SEC rules. For the median employee, a substantial percentage (approximately 24%) of the total compensation amount was provided in the form of Company contributions to retirement funds and the cost of health and welfare coverage, which are in addition to the cash component of compensation.

72  2024 Aon Proxy Statement

Pay vs. Performance

As described in the CD&A, Aon has a strong pay for performance philosophy that shapes how we deliver compensation to all colleagues, including the senior
executives of the firm. This is evidenced by (1) the weighting of fixed vs. variable compensation awarded annually, (2) the proportion of variable compensation delivered in the form of company equity instruments, and (3) the proportion of equity awards that are leveraged on performance conditions above and beyond share price.
2023 Compensation Details
Variable compensation awarded to the Chief Executive Officer (“CEO”) and other NEOs (on average) represented 93% of the total compensation awarded for 2023. To maximize shareholder alignment, over 99% of their variable compensation was delivered in the form of equity, including the annual incentive for the year. Finally, 84% and 81%, respectively, of the equity compensation for the CEO and other NEOs (on average) is comprised of PSUs under our LPP and the July 2023 PSUs that can result in a 0x – 2x payout based on performance against Adjusted EPS goals, and share price performance, respectively, which we believe closely aligns with shareholder value creation.

PVP Disclosure
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure
regarding executive compensation covering calculations and narrative of Compensation Actually Paid (“CAP”) under new SEC Pay Versus Performance (“PVP”) disclosure requirements for our principal executive officer (“PEO”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO 1 ($)	CAP to PEO 1,2 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average CAP Paid to Non-PEO NEOs 1,2 ($)	Value of Initial Fixed $100 Investment based on: 3		Net Income ($ Millions)	Adjusted Earnings per Share Growth 4
					TSR ($)	Peer Group TSR ($)
2023	23,661,834	26,595,162	16,616,433	14,770,260	144	133	2,564	6%
2022	19,668,985	18,544,322	6,643,617	6,472,711	148	119	2,589	12%
2021	19,868,384	101,103,407	7,644,425	25,641,567	147	133	1,308	22%
2020	20,294,496	39,560,227	6,898,103	11,455,444	102	98	2,018	7%

1.
The PEO for each year reflected in the table is Gregory C. Case, the Company’s CEO. The non-PEO
NEOs are Christa Davies, Eric Andersen (for years 2020, 2021, 2022 and 2023 only), Lisa Stevens, Darren Zeidel (for years 2021, 2022 and 2023 only), John Bruno (for 2020 only) and Anthony Goland (for 2020 only).

2.
The amounts shown for CAP have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. CAP amounts reflect the Summary Compensation Table Total with exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table. CAP values for 2020, 2021 and 2022 have been updated from last year’s disclosure to reflect revised guidance from the SEC related to treatment of equity upon retirement eligibility.

2024 Aon Proxy Statement  73

PEO

Year	Summary Compensation Table Total for PEO	Exclusion of Stock Awards for PEO	Inclusion of Equity Values for PEO	CAP to PEO
2023	$23,661,834	($21,487,348)	$24,420,677	$26,595,162
2022	$19,668,985	($17,497,455)	$16,372,792	$18,544,322
2021	$19,868,384	($15,262,436)	$96,497,459	$101,103,407
2020	$20,294,496	($15,880,566)	$35,146,297	$39,560,227
Average
Non-PEO
NEOs

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Change in Pension Value for Non-PEO NEOs	Average Exclusion of Stock Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average CAP for Non-PEO NEOs
2023	$16,616,433	($27,203)	($14,060,598)	$12,241,628	$14,770,260
2022	$6,643,617	$0	($4,729,173)	$4,558,267	$6,472,711
2021	$7,644,425	$0	($4,583,837)	$22,580,979	$25,641,567
2020	$6,898,103	($76,821)	($4,387,596)	$9,021,758	$11,455,444

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

PEO

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested for PEO	During Year for PEO Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO	Total - Inclusion of Equity Values for PEO
2023	$20,584,136	$4,938,480	($1,119,228)	$17,289	$24,420,677
2022	$16,554,822	($54,463)	($135,298)	$7,731	$16,372,792
2021	$39,505,306	$38,771,675	$18,213,691	$6,787	$96,497,459
2020	$20,945,730	$12,685,477	$1,504,280	$10,809	$35,146,297

Average
Non-PEO
NEOs

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested for Non-PEO NEOs	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs	Total - Average Inclusion of Equity Values for Non-PEO NEOs
2023	$11,342,481	$1,190,742	($306,856)	$15,261	$12,241,628
2022	$4,610,526	($15,910)	($44,340)	$7,991	$4,558,267
2021	$11,452,689	$8,260,538	$2,864,745	$3,007	$22,580,979
2020	$5,769,308	$2,893,500	$353,392	$5,558	$9,021,758
3.
The Peer Group Total Shareholder Return (“TSR”) set forth in this table utilizes the S&P 500 Financials Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in the Company’s Form
10-K
for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the S&P 500 Financials Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

4.
We determined Adjusted EPS to be the most important financial performance measure used to link Company performance to CAP to our PEO and
Non-PEO
NEOs in 2022 and 2023. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Description of Relationship Between PEO and
Non-PEO
NEO CAP and Company Performance
The following describes the relationship between CAP to our PEO, the average of CAP to our
Non-PEO
NEOs, and the Company’s Adjusted EPS Growth, Net Income and TSR performance over the three most recently completed fiscal years, in accordance with the SEC rules. However, we note that this description is not an explanation of the relationship between Company performance and our executive compensation decisions and pay outcomes, which are described in our CD&A.
Given the structure of the compensation described in our CD&A, CAP to the PEO and
Non-PEO
NEOs is primarily a function of the combined effects of:

•	Achievement of our Adjusted EPS goals over overlapping three-year performance cycles, which is reasonably represented by the growth in Adjusted EPS; and

•	Share price appreciation, which is reasonably represented in TSR performance

74  2024 Aon Proxy Statement

The charts below demonstrate the relationship between CAP and these performance measures.

Of note during the period covered by this disclosure is the exceptional TSR performance and growth in our share price during 2021 coincident with very strong growth in Adjusted EPS. This resulted in attainment of the maximum performance levels and corresponding earning of 200% of the target number of shares under the LPP PSUs for more than one performance cycle, which is the primary source of equity compensation provided to our PEO and non-PEO
NEOs, as described in our CD&A.
Our net income grew 27% over the 2019-2023 period reflective of strong growth and performance on our key financial metrics, including a decline of 1% for 2023. In 2023, we had adjusted operating income growth of 10%, driven by strong revenue growth, offset by expenses that were not representative of normal business operations and other non-operating
expenses which resulted in a net income decline of 1% year over year. Net income performance does not have a strong relationship with the reported CAP to our PEO and
Non-PEO
NEOs given the lower relative weighting of this measurement of performance as compared to the others previously discussed.
Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking CAP to our PEO and
Non-PEO
NEOs for 2023 to Company performance. The measures in this table are not ranked.

Adjusted Earnings Per Share Growth
Adjusted Operating Income Growth

2024 Aon Proxy Statement  75

Shareholder Proposals for 2025 Annual General Meeting

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2025 annual general meeting must submit their proposals to the Company Secretary at the Company’s registered office at Aon Metropolitan Building, James Joyce Street, Dublin 1, Ireland, or via electronic mail to the following address: corporate.governance@aon.com, on or before December 30, 2024. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.

In accordance with our Articles, and without prejudice to the rights of a shareholder of record under applicable law, in order to nominate a candidate for election as a director or properly bring other business before the 2025 annual general meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to the Company Secretary at the Company’s registered office at Metropolitan Building, James Joyce Street, Dublin 1, Ireland, not less than 90 nor more than 120 days prior to the first anniversary of the date of the Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Articles (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than February 21, 2025 and no later than March 23, 2025. Notice of director nominations must set forth the information called for in, and otherwise comply with, our Articles and comply with the additional requirements set forth in SEC Rule 14a-19(b), including by giving timely notice that complies with such requirements and which must be received no later than April 22, 2025.

Other Matters

The Board is not aware of any business to be acted upon at the Annual Meeting other than that described in this proxy statement. If any other business comes before the Annual Meeting, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment with respect to such matters.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by Aon with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, the information contained in the section of this proxy statement titled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. The information contained in the Compensation Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, other than Aon’s Annual Report on Form 10-K, except to the extent specifically provided otherwise in such filings.

In addition, the reports mentioned herein, and any other information from our website, are not part of, or incorporated by reference into this proxy statement. Some of the statements and reports contain cautionary statements regarding forward-looking information that should be carefully considered. Our statements and reports about our objectives may include statistics or metrics that are estimates, make assumptions based on developing standards that may change, and provide aspirational goals that are not intended to be promises or guarantees. The statements and reports may also change at any time and we do not undertake a duty to update them, which speak only as of the date on which they are made, except as required by law.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement and any documents incorporated by reference into this proxy statement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated results from operations and developments and other matters that are not historical facts. The forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events. Readers should not put undue reliance on these forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “probably,” “potential,” “looking forward,” “continue,” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will,” and “would” are used to identify these forward-looking statements. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made. Certain factors that could prevent us from achieving its stated goals include the risk factors listed in our Form 10-K for our fiscal year ended December 31, 2023 and our other reports filed with the SEC, to which shareholders and other interested parties are directed and referred.

76  2024 Aon Proxy Statement

Questions and Answers About the Meeting and Voting

Why did I receive these proxy materials?

Your vote is being solicited by the Board of Directors of the Company. We have made these proxy materials available to you on the Internet or have delivered printed versions of these materials to you by mail to comply with our obligations under the Irish Companies Act in connection with the solicitation of proxies for use at the Annual Meeting, and at any adjournment or postponement thereof.

The Notice of Internet Availability and proxy materials were first mailed on or about April 29, 2024 to shareholders who held shares as of April 12, 2024, (the Record Date).

Will any other matters be decided at the Annual Meeting?

At the date of this proxy statement, we do not know of any other matters to be raised at the Annual Meeting other than those described in this proxy statement. If any other matters are, in accordance with applicable law and the Company’s Articles, properly presented for consideration at the Annual Meeting, such matters will, subject to the Articles and applicable law, be considered at the Annual Meeting and the individuals named in the proxy card will vote on such matters in their discretion.

Who is entitled to vote at the Annual Meeting?

Holders of our Class A Ordinary Shares, nominal value $0.01 per share as of the Record Date are entitled to vote at the Annual Meeting. As of that date, there were 198,506,718 Class A Ordinary Shares outstanding and entitled to vote. Unless disenfranchised under applicable law and/or the Articles, each Class A Ordinary Share is entitled to one vote on each matter properly brought before the Annual Meeting. Therefore, the total voting rights in the Company as of April 12, 2024 are 198,506,718 Class A Ordinary Shares.

What is the difference between holding Class A Ordinary Shares as a shareholder of record and as a beneficial owner?

If you are registered on the register of members of the Company in respect of Class A Ordinary Shares, you are considered, with respect to those Class A Ordinary Shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company.

If your Class A Ordinary Shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials or the Notice of Internet Availability are being made available or forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your Class A Ordinary Shares by following the instructions on the voting instruction form.

How do I vote?

If you are a shareholder of record, you may appoint a proxy to vote on your behalf using any of the following methods:

•	by telephone at 1-800-652-VOTE (8683) within the U.S., US territories and Canada;

•	online by visiting www.envisionreports.com/AON or scanning the QR code and following the instructions on your proxy card or the Notice of Internet Availability;

•

if you received proxy materials by mail or if you request a paper proxy card by telephone or through the Internet, you may elect to vote by mail by completing and signing the proxy card and returning in the envelope provided to Proxy Services c/o Computershare Investor Services, PO Box 43078, Providence, RI 02940-3078 inside and outside of the United States (which will be forwarded to the Company’s registered office in Ireland electronically) or otherwise depositing it at the Company’s registered office in Ireland.

To be valid, a proxy must be received by no later than 5:00 PM (Irish Standard Time) on June 20, 2024 (or in the case of an adjournment or postponement thereof, such later time as may be announced by the Company not being greater than 48 hours before the adjourned or postponed meeting (the “proxy deadline”)).

You may also vote in person at the Annual Meeting if you attend in person. We intend to hold the Annual Meeting in person. Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at meetnow.global/MLDMKCM, as further described on page 79 of this proxy statement. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting.

Telephone and Internet proxy appointment facilities for shareholders of record will be available 24 hours a day. If you properly give instructions as to your proxy appointment by telephone, through the Internet or by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your Class A Ordinary Shares will be voted in accordance with your instructions. If you are a shareholder of record and you execute and return a proxy card but do not give instructions, your proxy will be voted in accordance with the recommendations of the Board.

2024 Aon Proxy Statement  77

Any corporate or institutional shareholder of record may, by resolution of its articles or other governing body, authorize another person to act as its representative at the Annual Meeting, and such authorized person will (on production of a certified copy of such resolution at the Annual Meeting) be entitled to exercise the same powers on behalf of such shareholder as such shareholder could exercise if it was an individual shareholder of the Company.

If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or through the Internet to your broker, bank, or other nominee, or request and return a paper proxy card to your broker, bank, or other nominee.

In the case of joint holders, the vote of the senior holder who submits a vote will be accepted to the exclusion of the vote of the other joint holders, with seniority determined by the order in which the names of the holders appear in the register of members.

We will distribute written ballots to anyone who wants to vote in person at the Annual Meeting. If you are a beneficial owner, you should obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting (see the section titled “Who can attend the Annual Meeting?” below).

What should I do if I receive more than one Notice of Internet Availability of proxy materials or proxy card?

If you own some Class A Ordinary Shares directly in your name as a registered holder and other Class A Ordinary Shares as a beneficial owner through a broker, bank or other nominee, or if you own Class A Ordinary Shares through more than one broker, bank or other nominee, you may receive multiple Notices of Internet Availability or voting instructions. It is necessary for you to fill in, sign and return all of the proxy cards included in the proxy materials that you receive or for you to follow the instructions for any alternative voting procedure on each of the Notices of Internet Availability that you receive in order to vote all of the shares you own.

How is a quorum determined?

The presence of the holders of shares in the Company who together represent at least the majority of the voting rights of all of the shareholders entitled to vote, in person or by proxy, at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting.

What is a broker non-vote?

If you own your Class A Ordinary Shares through a broker, bank or other nominee and do not provide the organization that holds your Class A Ordinary Shares with specific voting instructions, pursuant to the rules of the NYSE, the bank, broker or other nominee is generally permitted to vote your Class A Ordinary Shares at its discretion on certain routine matters. With respect to certain non-routine matters, the broker, bank or other nominee is not permitted to vote your Class A Ordinary Shares for you. If the broker, bank or other nominee that holds your Class A Ordinary Shares does not receive voting instructions from you on how to vote your Class A Ordinary Shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your Class A Ordinary Shares. A broker non-vote occurs when a broker, bank or other nominee holding Class A Ordinary Shares on your behalf does not vote on a particular proposal because it has not received voting instructions from you and does not have discretionary voting power with respect to that proposal.

What proposals are considered “routine” or “non-routine”?

Proposals 3, 4, 5, 6 and 7 (to ratify the appointment of Ernst & Young US as Aon’s independent registered public accounting firm for 2024, to appoint Ernst & Young Ireland as Aon’s statutory auditor under Irish law, to authorize the Board to determine Ernst & Young Ireland’s remuneration, to authorize the Board to issue Class A Ordinary Shares under Irish law, and to authorize the Board to opt-out of statutory pre-emption rights under Irish law) are each considered a routine matter under the rules of the NYSE. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposals 3, 4, 5, 6 and 7. Proposals 1 and 2 are matters considered non-routine under the rules of the NYSE. A broker, bank, or other nominee may not vote on these non-routine matters without specific voting instructions from the beneficial owner. As a result, there may be broker non-votes with respect to Proposals 1 and 2.

Can I change my vote and/or revoke my proxy?

If you are a shareholder of record, you can revoke your proxy and change your vote by:

•	entering a later-dated proxy by telephone or through the Internet by the proxy deadline;

•	delivering a valid, later-dated proxy card by the proxy deadline;

78  2024 Aon Proxy Statement

•	sending written notice to the Company Secretary at the registered office by the proxy deadline; or

•	voting at the Annual Meeting if you attend in person.

If you are a beneficial owner of Class A Ordinary Shares, you may submit new proxy appointment instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All Class A Ordinary Shares that have been properly voted and not revoked will be counted in the votes held on the resolution proposed at the Annual Meeting. Attending the Annual Meeting without taking further action will not automatically revoke your prior telephone or Internet vote or your proxy.

Who can attend the Annual Meeting?

Shareholders as of the close of business in New York on April 12, 2024, which is the record date for voting, may attend the Annual Meeting in person or virtually. We intend to hold the Annual Meeting in person. Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at meetnow.global/MLDMKCM, as further described below. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. If you are a shareholder of record and you would like to attend the Annual Meeting in person, you will need to present the proxy card that you received, together with a form of personal photo identification, in order to be admitted into the meeting. If you are the beneficial owner of shares held in “street name”, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker, or other nominee as of the record date, along with a form of personal photo identification. Alternatively, you may contact the broker, bank or other nominee in whose name your Class A Ordinary Shares are registered and obtain a legal proxy to bring to the Annual Meeting in order to vote thereat.

How do I attend the Annual Meeting virtually via the Internet?

You will be able to attend the Annual Meeting online to hear the proceedings and submit your questions prior to and during the meeting by visiting: meetnow.global/MLDMKCM at the meeting date and time described herein and entering the 15-digit control number on the proxy card, email or notice of availability of proxy materials you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below. The meeting will begin promptly at 8:30 a.m. local Dublin time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined below. If you are attending the meeting as a “guest,” you will not be able to ask questions prior to and during the meeting. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. Accordingly, we strongly advise you to vote in advance by one of the methods described on pages 77 and 78 of the Proxy Statement.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it you may call 1-888-724-2416.

How do I register to attend the Annual Meeting virtually via the Internet?

If you are a registered shareholder, you do not need to register to attend the Annual Meeting virtually via the Internet. Please follow the instructions on the notice, email, or proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually via the Internet. To register to attend the Annual Meeting online, you must submit proof of your proxy power (legal proxy) reflecting your Aon holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time, June 18, 2024. To request registration, please forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com. You will receive a confirmation of your registration by email from Computershare after your registration has been received.

Registered holders who cannot locate their notice, email or proxy card and beneficial owners without a legal proxy can attend the meeting as a “guest” but will not be able to ask questions.

Who will pay the costs of this proxy solicitation?

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made on our behalf by certain directors, officers, or employees of Aon and our subsidiaries

2024 Aon Proxy Statement  79

telephonically, electronically or by other means of communication. In addition, we have hired Georgeson LLC to assist in the solicitation and distribution of proxies for a fee (estimated at $25,000, plus expenses). Directors, officers and employees of Aon and our subsidiaries will receive no additional compensation for such solicitation.

We will also reimburse banks, brokers and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners.

I am a beneficial owner and share an address with another shareholder, and we received only one paper copy of the Proxy Statement. How can I obtain an additional copy of the Proxy Statement?

We have adopted a procedure approved by the SEC called “householding” under which multiple beneficial shareholders who share the same address will receive only one copy of the Annual Report or Proxy Statement, as applicable, unless we receive contrary instructions from one or more of the shareholders. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so by notifying us by telephone at (312) 381-1000, by email at investor.relations@aon.com, or by mail at Aon plc, Metropolitan Building, James Joyce Street, Dublin 1, Ireland, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us by telephone or in writing at the same telephone number, email address or address. If you are currently receiving multiple copies of the proxy materials and wish to receive only one copy at the same address, then please notify us by telephone or in writing at the same telephone number, email address, or address. Shareholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.

Who will count the vote?

A representative of our transfer agent, Computershare Trust Company, N.A., will count the vote and serve as inspector of election.

Where can I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and disclosed in a Current Report on Form 8-K within four business days after the Annual Meeting. The results of the polls taken on the resolutions at the Annual Meeting and any other information required by the Irish Companies Act will be made available on the Company’s website (www.aon.com) as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter.

What is the Vote Required to Approve Each Proposal?

Proposal	Vote Required for Approval	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes	Effect of Abstentions
1 Election of Directors	Majority of votes cast	No	No effect	No effect
2 Advisory resolution to Approve Named Executive Officer Compensation	Majority of votes cast	No	No effect	No effect
3 Ratify the Selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2024	Majority of votes cast	Yes	n/a	No effect
4 Re-Appoint Ernst & Young Chartered Accountants as the Company’s Statutory Auditor Under Irish Law	Majority of votes cast	Yes	n/a	No effect
5 Authorize the Board of Directors or the Audit Committee to Determine the Remuneration of Ernst & Young Chartered Accountants as the Company’s Statutory Auditor under Irish Law	Majority of votes cast	Yes	n/a	No effect
6 Authorize the Board to issue Class A Ordinary Shares under Irish Law	Majority of votes cast	Yes	n/a	No effect
7 Authorize the Board to opt-out of statutory pre-emption rights under Irish Law	75% of votes cast	Yes	n/a	No effect

80  2024 Aon Proxy Statement

Appendix A

Reconciliation of Non-GAAP Measures

Aon plc

Reconciliation of Non-GAAP Measures—Organic Revenue Growth and Free Cash Flow (Unaudited)

Organic Revenue Growth (Unaudited)

	Years Ended
(millions)	December 31, 2023	December 31, 2022	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$7,043	$6,715	5%	—%	2%	(2)%	5%
Reinsurance Solutions	2,481	2,190	13	(1)	4	—	10
Health Solutions	2,433	2,224	9	—	—	(1)	10
Wealth Solutions	1,431	1,367	5	—	—	1	4
Elimination	(12)	(17)	N/A	N/A	N/A	N/A	N/A
Total revenue	$13,376	$12,479	7%	—%	2%	(2)%	7%

(1)	Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)	Fiduciary investment income for the years ended December 31, 2023, 2022, and 2021 was $274 million, $76 million, and $8 million, respectively.
(3)

Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures (including held for sale disposal groups, which had a 1% favorable impact on total organic revenue growth for the year-ended December 31, 2023), transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flow (Unaudited)

	Years Ended December 31
(millions)	2023	2022	% Change
Cash provided by operating activities	$3,435	$3,219	7%
Capital expenditures	(252)	(196)	29%
Free cash flows(1)	$3,183	$3,023	5%

(1)

Free cash flows is defined as cash flow provided by operations minus capital expenditures and as a non-GAAP measure of our core operating performance and cash generating capabilities of our business operations. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

2024 Aon Proxy Statement  A-1

Aon plc

Reconciliation of Non-GAAP Measures—Operating Income and Diluted Earnings Per Share (Unaudited)(1)

	Years Ended December 31
(millions except percentages)	2023	2022	% Change
Revenue	$13,376	$12,479	7%

Operating income	$3,785	$3,669	3%
Amortization and impairment of intangible assets	89	113	(21)%
Accelerating Aon United Program expenses (2)	135	—	100%
Legal settlements (3)	197	58	240%
Transaction costs (4)	17	—	100%
Operating income—as adjusted	$4,223	$3,840	10%
Operating margin—as reported	28.3%	29.4%
Operating margin—as adjusted	31.6%	30.8%

	Years Ended December 31
(millions except percentages)	2023	2022	% Change
Operating income—as adjusted	$4,223	$3,840	10%
Interest income	31	18	72%
Interest expense	(484)	(406)	19%
Total Other income (expense)—as adjusted (5)	(136)	45	(402)%
Income before income taxes—as adjusted	3,634	3,497	4%
Income tax expense (6)	671	585	15%
Net income—as adjusted	2,963	2,912	2%
Less: Net income attributable to noncontrolling interests	64	57	12%
Net income attributable to Aon shareholders—as adjusted	2,899	2,855	2%
Diluted net income per share attributable to Aon shareholders—as adjusted	$14.14	$13.39	6%
Net income attributable to Aon shareholders—as reported	$2,564	$2,589	(1)%
Basic net income per share attributable to Aon shareholders	$12.60	$12.23	3%
Diluted net income per share attributable to Aon shareholders—as reported	$12.51	$12.14	3%
Weighted average ordinary shares outstanding—basic	203.5	211.7	(4)%
Weighted average ordinary shares outstanding—diluted	205.0	213.2	(4)%
Effective tax rates (6)
U.S. GAAP	17.1%	16.2%
Non-GAAP	18.5%	16.7%

(1)	Certain noteworthy items impacting operating income in 2023 and 2022 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)

Total charges related to the Accelerating Aon United Program are expected to include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation costs.

(3)

In the fourth quarter of 2023, Aon recognized actual and anticipated legal settlement expenses in connection with transactions for which capital was arranged by a third party, Vesttoo Ltd. primarily in the form of letters of credit from third party banks that are alleged to have been fraudulent. Certain actual or anticipated legal settlements expenses totaling $197 million have been recognized in the current period, where certain potentially meaningful amounts may be recoverable in future periods. Additionally, a $58 million charge was recognized in the second quarter of 2022 with certain other legal settlements reached in matters unrelated to Vesttoo.

(4)

In the fourth quarter of 2023, we entered into a definitive agreement to acquire NFP. As part of the definitive agreement, certain transaction costs were incurred including advisory, legal, accounting, and other professional or consulting fees required to complete the acquisition.

A-2  2024 Aon Proxy Statement

(5)

To further our pension de-risking strategy, we settled certain pension obligations in the Netherlands through the purchase of annuities, where certain pension assets were liquidated to purchase the annuities. A non-cash settlement charge totaling $27 million was recognized in the second quarter of 2023, which is excluded from the 2023 Total Other income (expense)—as adjusted. We also purchased an annuity for portions of our U.S. pension plans that will settle certain obligations. A non-cash settlement charge totaling $170 million was recognized in the fourth quarter of 2022, which is excluded from the 2022 Total Other income (expense)—as adjusted.

(6)

Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with the anticipated sale of certain assets and liabilities classified as held for sale, certain pension and legal settlements, AAU Program expenses, and certain transaction costs and other charges related to the definitive agreement to acquire NFP, which are adjusted at the related jurisdictional rate.

2024 Aon Proxy Statement  A-3

About Aon

Aon plc (NYSE: AON) exists to shape decisions for the better—to protect and enrich the lives of people around the world. Our colleagues provide our clients in over 120 countries and sovereignties with advice and solutions that give them the clarity and confidence to make better decisions to protect and grow their business.

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Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 5:00 P.M., Irish Standard Time on June 20, 2024.
Online Go to www.envisionreports.com/AON or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AON
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual General Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Management Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2-7.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Lester B. Knight	☐	☐	☐	02 - Gregory C. Case	☐	☐	☐	03 - Jose Antonio Álvarez	☐	☐	☐

04 - Jin-Yong Cai	☐	☐	☐	05 - Jeffrey C. Campbell	☐	☐	☐	06 - Fulvio Conti	☐	☐	☐

07 - Cheryl A. Francis	☐	☐	☐	08 - Adriana Karaboutis	☐	☐	☐	09 - Richard C. Notebaert	☐	☐	☐

10 - Gloria Santona	☐	☐	☐	11 - Sarah E. Smith	☐	☐	☐	12 - Byron O. Spruell	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐	3. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

4. Re-appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish Law.	☐	☐	☐	5. Authorize the Board or the Audit Committee of the Board to determine the remuneration of Ernst & Young Ireland, in its capacity as the Company’s statutory auditor under Irish law.	☐	☐	☐

6. Authorize the Board to Issue Shares under Irish Law.	☐	☐	☐	7. Authorize the Board to Opt-Out of Statutory Pre-Emption Rights Under Irish Law.	☐	☐	☐

Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

∎	1 U P X

03ZTBC

2024 Annual Meeting Admission Ticket

2024 Annual General Meeting of Aon plc Shareholders

June 21, 2024, 8:30 a.m. Irish Standard Time

70 Sir John Rogerson’s Quay

Dublin 2 Ireland

To attend the meeting in person, upon arrival, please present this admission ticket and photo identification at the registration desk.

The 2024 Annual Meeting of Shareholders of Aon plc will also be held virtually via live webcast at meetnow.global/MLDMKCM.

To access the virtual meeting, you must have the 15-digit control number that is printed in the circle in the shaded bar located on the reverse side of this form. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AON

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

AON plc

Notice of 2024 Annual General Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – June 21, 2024

The Chair, Chief Executive Officer, Company Secretary, and any Assistant Company Secretary, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Aon plc to be held on June 21, 2024 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Proposals 2-7.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

If you hold your shares in the Aon plc Canadian ESPP or Aon plc Direct Stock Purchase and Dividend Reinvestment Plan your vote must be received by 11:59 P.M., Eastern Time on June 18, 2024.

In the case of registered joint holders (i) only one need sign, and (ii) the vote of the senior holder who tenders a vote, whether in person or by proxy or (in the case of a corporation) by authorized representative, will alone be counted. For this purpose seniority will be determined by the order in which the names appear in the register of shareholders of Aon plc in respect of the joint holding.

(Items to be voted appear on reverse side)

C	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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